AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             CUC INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8699                           06-0918165
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Classification Number)            Identification Number)
                                         707 SUMMER STREET
                                    STAMFORD, CONNECTICUT 06901
                                           (208) 324-9261

  (Address, including ZIP code, and telephone number, including area code, of agent for service)

                 COSMO CORIGLIANO                                  AMY N. LIPTON, ESQ.
           EXECUTIVE VICE PRESIDENT AND                         SENIOR VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER                                 GENERAL COUNSEL
              CUC INTERNATIONAL INC.                              CUC INTERNATIONAL INC.
                707 SUMMER STREET                                   707 SUMMER STREET
           STAMFORD, CONNECTICUT 06901                         STAMFORD, CONNECTICUT 06901
                  (203) 324-9261                                      (203) 324-9261

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

             HOWARD CHATZINOFF, ESQ.                              PETER F. ZIEGLER, ESQ.
            WEIL, GOTSHAL & MANGES LLP                          BRADFORD P. WEIRICK, ESQ.
                 767 FIFTH AVENUE                                GIBSON, DUNN & CRUTCHER
             NEW YORK, NEW YORK 10153                             333 SOUTH GRAND AVENUE
                  (212) 310-8000                            LOS ANGELES, CALIFORNIA 90071-3197
                                                                      (213) 229-7000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Stealth Acquisition I Corp., a California corporation and wholly owned subsidiary of CUC International Inc., a Delaware corporation (the "CUC International"), with and into Davidson & Associates, Inc., a California corporation ("Davidson"), as described in the Agreement and Plan of Merger dated as of February 19, 1996 (the "Merger Agreement") attached as Annex A to the Proxy Statement/Prospectus forming part of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                              -------------------
                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED
                                        AMOUNT         PROPOSED MAXIMUM        MAXIMUM
     TITLE OF EACH CLASS OF             TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED(1)          PER UNIT       OFFERING PRICE(2)  REGISTRATION FEE(3)
Common Stock, $0.01 par value....      30,039,606            $36.75        $1,103,955,520.50      $380,674.32

(1) The amount of common stock, $.01 par value, of CUC International (the "CUC Common Stock") to be registered hereunder has been determined on the basis of the exchange rate for such shares in the Merger (i.e., .85 of one share of CUC Common Stock for each outstanding share of common stock, $.00025 par value, of Davidson ("Davidson Common Stock")).

(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of CUC Common Stock to be received by the holders of Davidson Common Stock in the Merger ($36.75 per share, i.e., the average of the high and low sale prices per share of the CUC Common Stock as reported in The New York Stock Exchange, Inc. ("NYSE") Composite Transactions on June 19, 1996).

(3) The registration fee for the CUC Common Stock registered hereby, $380,674.32, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 1/29th of 1% of the product of: (x) $36.75, the average of the high and low sale prices per share of CUC Common Stock as reported in the NYSE Composite Transactions on June 19, 1996, and (y) 30,039,606. A fee of $167,367.92 was paid on April 18, 1996 pursuant to Rules 0-11 and 14a-6(i)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon the filing by Davidson with the Commission of its preliminary proxy materials relating thereto pursuant to Rules 14a-110, 14a-6(a) and 14a-6(c)(2)(ii) under the Exchange Act. Pursuant to Rules 0-11(a)(2) and 14a-6(i)(4) under the Exchange Act, the registration fee payable herewith has been reduced by the amount of the fee previously paid upon the filing of such preliminary proxy materials. Accordingly, an additional fee of $213,306.40 has been paid with the initial filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    [LOGO]

                          DAVIDSON & ASSOCIATES, INC.
                                 June 21, 1996

To Our Shareholders:

    You are hereby cordially invited to attend a special meeting of the holders of common stock, $.00025 par value ("Company Common Stock"), of Davidson & Associates, Inc., a California corporation (the "Company"), to be held at the Summerfield Suites, 19901 Prairie Avenue, Torrance, California 90503, on Wednesday, July 24, 1996, convening at 10:00 a.m., local time (the "Meeting").

    At the Meeting, holders of record of Company Common Stock at the close of business on June 7, 1996 will be requested to consider and vote upon (i) a proposal to adopt an Agreement and Plan of Merger dated as of February 19, 1996 (the "Merger Agreement"), among the Company, CUC International Inc., a Delaware corporation ("CUC International"), and Stealth Acquisition I Corp., a California corporation and wholly owned subsidiary of CUC International ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger") and the Company (as the surviving corporation in the Merger) will become a wholly owned subsidiary of CUC International, and holders of Company Common Stock immediately prior to the effective time of the Merger will, by virtue of the Merger and without any action on their part, become holders of the common stock, $.01 par value, of CUC International ("CUC International Common Stock"), in accordance with the exchange ratio (i.e., .85 of one share of CUC International Common Stock for each outstanding share of Company Common Stock (the "Exchange Ratio")) and other terms and conditions specified in the Merger Agreement, and (ii) such other business as properly may be presented at the Meeting or any adjournments or postponements thereof. Pursuant to a certain shareholders agreement dated as of February 19, 1996, the holders of approximately 72% of the outstanding Company Common Stock (which include your Chairman and Chief Executive Officer, and President, respectively) have agreed with CUC International, subject to certain conditions, to vote at the Meeting all shares held of record or beneficially owned by them for adoption of the Merger Agreement and against certain other transactions which could impede or delay consummation of the Merger. Accordingly, assuming that such shareholders will vote at the Meeting for adoption of the Merger Agreement, such adoption will be assured irrespective of the votes cast by any other holders of Company Common Stock.

    Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors has received the written opinion dated February 19, 1996 of Smith Barney Inc., the Company's financial advisor, to the effect that, as of such date and based upon and subject to certain matters specified in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Company Common Stock. The full text of such opinion, which is attached as Annex C to the accompanying Proxy Statement/Prospectus, should be read carefully in its entirety.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE MERGER AGREEMENT AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), AND RECOMMENDS THAT HOLDERS OF COMPANY COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    You should read carefully and in their entirety the accompanying Notice of Meeting and the Proxy Statement/Prospectus for details concerning the Merger and additional related information.

    It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, I encourage you to sign, date and return the enclosed proxy card at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of Company Common Stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,


                                      /s/ Robert M. Davidson

                                          Robert M. Davidson
                                          Chairman of the Board
                                            and Chief Executive Officer

                                   [LOGO]

                          DAVIDSON & ASSOCIATES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

    A special meeting of the holders of common stock, $.00025 par value ("Company Common Stock"), of Davidson & Associates, Inc., a California corporation ("Davidson" or the "Company"), will be held at the Summerfield Suites, 19901 Prairie Avenue, Torrance, California 90503, on Wednesday, July 24, 1996, convening at 10:00 a.m., local time (the "Meeting"), for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of February 19, 1996 (the "Merger Agreement"), among the Company, CUC International Inc., a Delaware corporation ("CUC International"), and Stealth Acquisition I Corp., a California corporation and wholly owned subsidiary of CUC International ("Merger Sub"). Pursuant to the Merger Agreement, among other things, Merger Sub will be merged with and into the Company (the "Merger") and the Company, as the surviving corporation in the Merger, will become a wholly owned subsidiary of CUC International. At the effective time of the Merger (the "Effective Time"), each share of Company Common Stock which was outstanding immediately prior thereto (other than shares held by CUC International, Merger Sub or any other subsidiary of CUC International or any subsidiary of the Company, or shares to which dissenters' rights are granted and properly exercised under applicable California law) will be converted into .85 of one share of common stock, $.01 par value, of CUC International ("CUC International Common Stock"), in accordance with the terms and subject to the conditions of the Merger Agreement. The Company has the right (but is not required) to terminate the Merger Agreement and abandon the Merger if, among other things, the Average Stock Price (as defined in the accompanying Proxy Statement/Prospectus) is less than $29.00 (which represents a value to the Company's shareholders of $24.65 per share of Company Common Stock based on the Merger exchange ratio of .85 of one share of CUC International Common Stock for each share of Company Common Stock). THE MERGER (AND THE RELATED TRANSACTIONS CONTEMPLATED THEREBY) ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED THERETO AS ANNEX A AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY.

        2. To transact such other business as properly may be presented at the Meeting or any adjournments or postponements thereof.

    As more fully described in the accompanying Proxy Statement/Prospectus, based upon the equity capitalization of the Company and CUC International as of the Record Date, holders of Company Common Stock immediately prior to the Effective Time will own, in the aggregate, approximately 12% to 14% of the CUC International Common Stock outstanding immediately after the Effective Time.

    The affirmative vote of the holders of a majority of the outstanding Company Common Stock is necessary to adopt the Merger Agreement. Pursuant to a certain shareholders agreement dated as of February 19, 1996, the holders of approximately 72% of the outstanding Company Common Stock (which include your Chairman and Chief Executive Officer, and President, respectively) have agreed with CUC International, subject to certain conditions, to vote at the Meeting all shares held of record or beneficially owned by them for adoption of the Merger Agreement and against certain other transactions which could impede or delay consummation of the Merger. Accordingly, assuming that such shareholders will vote at the Meeting for adoption of the Merger Agreement, such adoption will be assured irrespective of the votes cast by any other holders of Company Common Stock. The shareholders agreement terminates by its terms upon the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, and may be terminated at the election of the holders of Company Common Stock party to the shareholders agreement if the Average Stock Price is less than $29.00.

    The Board of Directors of the Company has fixed the close of business on June 7, 1996 as the record date for the purpose of determining the holders of Company Common Stock who are entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof (the "Record Date"). No other business may be transacted at the Meeting absent the provision of proper notice in accordance with the Company's Bylaws.

    A list of the holders of Company Common Stock entitled to vote at the Meeting will be made available for examination by any holder of Company Common Stock, for any purpose germane to the Meeting, during ordinary business hours, at the offices of the Company at 19840 Pioneer Avenue, Torrance, California 90503, commencing on June 14, 1996, and at the Meeting.

    Holders of Company Common Stock may be entitled to dissenters' rights if their shares qualify as "dissenting shares" under applicable California law. If properly exercised, these rights would require the Company to purchase such "dissenting shares" for cash, at the fair market value thereof. However, CUC International has the right (but is not required) to terminate the Merger Agreement and abandon the Merger if the aggregate number of dissenting shares in respect of the Merger exceeds 5% of the total outstanding shares of Company Common Stock as of the Effective Time. The full text of the pertinent statutory provisions relating to the proper exercise of such dissenters' rights is attached to the accompanying Proxy Statement/Prospectus as Annex D and should be read carefully and in its entirety.

    PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ANY HOLDER OF COMPANY COMMON STOCK WHO SO DESIRES MAY REVOKE HIS OR ITS PROXY AT ANY TIME PRIOR TO THE TIME IT IS EXERCISED BY (I) PROVIDING WRITTEN NOTICE TO SUCH EFFECT TO THE SECRETARY OF THE COMPANY, (II) DULY EXECUTING A PROXY BEARING A DATE SUBSEQUENT TO THAT OF A PREVIOUSLY FURNISHED PROXY, OR (III) ATTENDING THE MEETING AND VOTING IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN ITSELF CONSTITUTE A REVOCATION OF A PREVIOUSLY FURNISHED PROXY, AND SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON NEED NOT REVOKE THEIR PROXY (IF PREVIOUSLY FURNISHED) AND VOTE THEREAT IN PERSON.

    The Board of Directors of the Company unanimously has determined that the Merger is fair to and in the best interests of the Company and its shareholders, has approved the Merger Agreement (and the transactions contemplated thereby), and recommends that holders of Company Common Stock vote FOR adoption of the Merger Agreement.

                                          By Order of the Board of Directors,

                                      /s/ Paula V. Duffy

                                          Paula V. Duffy
                                          Secretary

Torrance, California
June 21, 1996

                          [FACING SIDE OF PROXY CARD]

                          DAVIDSON & ASSOCIATES, INC.
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 24, 1996
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          DAVIDSON & ASSOCIATES, INC.

   The undersigned hereby appoints Robert M. Davidson and Janice G. Davidson, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock, $.00025 par value, of Davidson & Associates, Inc. (the "Company"), held of record by the undersigned on June 7, 1996, at the Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at the Summerfield Suites, 19901 Prairie Avenue, Torrance California 90503 on Wednesday, July 24, 1996, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

   1. APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 19, 1996, AMONG THE COMPANY, CUC INTERNATIONAL INC. AND STEALTH ACQUISITION I CORP.
                   / / FOR      / / AGAINST      / / ABSTAIN

   2. To transact such other business as properly may be presented at the Special Meeting or any adjournments or postponements of the Special Meeting.
       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.

                          [REVERSE SIDE OF PROXY CARD]

   THIS PROXY WILL BE VOTED AS DIRECTED ON THE FRONT SIDE OF THIS PROXY CARD. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DAVIDSON &
                                ASSOCIATES, INC.

                                          .....................................
                                                    (Print Shareholder(s) Name)

                                          .....................................
                                                    (Signature(s) of Shareholder
                                                      or Authorized Signatory)

                                             Dated ........................... ,
                                                    1996

                                                    Please sign exactly as your
                                                    name(s) appears on your
                                                    stock certificate. If shares
                                                    of stock stand of record in
                                                    the names of two or more
                                                    persons or in the name of
                                                    husband and wife, whether as
                                                    joint tenants or otherwise,
                                                    both or all of such persons
                                                    should sign the proxy. If
                                                    shares of stock are held of
                                                    record by a corporation, the
                                                    proxy should be executed by
                                                    the president or vice
                                                    president and the secretary
                                                    or assistant secretary.
                                                    Executors, administrators or
                                                    other fiduciaries who
                                                    execute the above proxy for
                                                    a deceased shareholder
                                                    should give their full
                                                    title. Please date this
                                                    proxy.

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED
  TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
    ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

                           PROXY STATEMENT/PROSPECTUS


[LOGO]                                                   [LOGO]

DAVIDSON & ASSOCIATES, INC.                              CUC INTERNATIONAL, INC.
19840 PIONEER AVENUE                                           707 SUMMER STREET
TORRANCE, CALIFORNIA 90503                           STAMFORD, CONNECTICUT 06901
(310) 793-0600                                                    (203) 324-9261

                          PROXY STATEMENT RELATING TO
         SPECIAL MEETING OF SHAREHOLDERS OF DAVIDSON & ASSOCIATES, INC.
                     TO BE HELD ON WEDNESDAY, JULY 24, 1996

                PROSPECTUS RELATING TO 30,039,606 SHARES OF CUC
                   INTERNATIONAL COMMON STOCK, $.01 PAR VALUE

THIS PROXY STATEMENT/PROSPECTUS IS BEING FURNISHED TO HOLDERS OF SHARES OF COMMON STOCK, $.00025 PAR VALUE ("COMPANY COMMON STOCK"), OF DAVIDSON & ASSOCIATES, INC., A CALIFORNIA CORPORATION ("DAVIDSON" OR THE "COMPANY"), IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY'S BOARD OF DIRECTORS FOR USE AT A SPECIAL MEETING OF THE HOLDERS OF COMPANY COMMON STOCK TO BE HELD AT THE SUMMERFIELD SUITES, 19901 PRAIRIE AVENUE, TORRANCE, CALIFORNIA 90503, ON WEDNESDAY JULY 24, 1996, CONVENING AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF (THE "MEETING"). AT THE MEETING, HOLDERS OF RECORD AS OF JUNE 7, 1996 OF COMPANY COMMON STOCK WILL BE REQUESTED TO CONSIDER AND VOTE UPON THE ADOPTION OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 19, 1996 (THE "MERGER AGREEMENT"), AMONG CUC INTERNATIONAL INC., A DELAWARE CORPORATION ("CUC INTERNATIONAL"), STEALTH ACQUISITION I CORP., A CALIFORNIA CORPORATION AND WHOLLY OWNED SUBSIDIARY OF CUC INTERNATIONAL ("MERGER SUB"), AND THE COMPANY. PURSUANT TO THE MERGER AGREEMENT, (I) MERGER SUB WILL BE MERGED WITH AND INTO THE COMPANY, WHICH WILL BE THE SURVIVING CORPORATION IN THE MERGER AND BECOME A WHOLLY OWNED SUBSIDIARY OF CUC INTERNATIONAL (THE COMPANY BEING SOMETIMES HEREINAFTER REFERRED TO IN SUCH CONTEXT AS THE "SURVIVING CORPORATION"), AND (II) EACH SHARE OF COMPANY COMMON STOCK OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER (THE "EFFECTIVE TIME") (OTHER THAN SHARES HELD BY CUC INTERNATIONAL, MERGER SUB OR ANY OTHER SUBSIDIARY OF CUC INTERNATIONAL OR ANY SUBSIDIARY OF THE COMPANY, OR SHARES TO WHICH DISSENTERS' RIGHTS ARE GRANTED AND PROPERLY EXERCISED UNDER APPLICABLE CALIFORNIA LAW) WILL BE CONVERTED INTO .85 OF ONE SHARE OF COMMON STOCK, $.01 PAR VALUE, OF CUC INTERNATIONAL ("CUC INTERNATIONAL COMMON STOCK"), ALL AS MORE FULLY DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND AS SET FORTH IN THE MERGER AGREEMENT ATTACHED HERETO AS ANNEX A AND INCORPORATED BY REFERENCE HEREIN (WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY). NO FRACTIONAL SHARES OF CUC INTERNATIONAL COMMON STOCK WILL BE ISSUED IN THE MERGER TO HOLDERS OF COMPANY COMMON STOCK. SEE "THE MERGER AGREEMENT--CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES."

    As more fully described in "The Merger-Certain Consequences of the Merger," based upon the equity capitalization of the Company and CUC International as of June 7, 1996, holders of Company Common Stock immediately prior to the Effective Time will own, in the aggregate, approximately 12% to 14% of the CUC International Common Stock outstanding immediately after the Effective Time. See "Information Concerning CUC International - other CUC International Business Combinations."

    SEE "SUMMARY--RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF COMPANY COMMON STOCK IN DETERMINING HOW TO VOTE IN RESPECT OF THE MERGER AGREEMENT.

    The Company has the right (but is not required) to terminate the Merger Agreement and abandon the proposed Merger if the "Average Stock Price" (as defined in "Summary--Certain Definitions") of CUC International Common Stock is less than $29.00 (which represents a value to the Company's shareholders of $24.65 per share of Company Common Stock based on the "Exchange Ratio" (as defined in "Summary-- Certain Definitions")).

    Because the market price of shares of CUC International Common Stock is inherently subject to fluctuation, the value of the shares of CUC International Common Stock that holders of shares of Company Common Stock will receive in the Merger may increase or decrease prior to the Effective Time. The Merger Agreement does not contain any minimum or maximum price protection provisions and the Exchange Ratio is not subject to adjustment. The Merger Agreement is subject to termination by CUC International or the Company if, without fault of the terminating party, the Merger is not consummated by September 30, 1996, and is subject to termination prior to such date upon the occurrence of certain events. See "The Merger Agreement--Termination." Upon termination of the Merger Agreement under certain circumstances related to a "Third Party Acquisition" (as defined in "Summary--Certain Definitions"), the Company may be required to pay CUC International up to an aggregate of $25.0 million in liquidated damages, together with reimbursement for certain out-of-pocket fees and expenses incurred by CUC International (including certain professional advisory fees) not to exceed $2.5 million. See "Summary--Risk Factors--Fixed Exchange Ratio" and "The Merger Agreement--Termination; Fees and Expenses."

    CUC International Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "CU" and Company Common Stock is traded on the NASDAQ Stock Market under the symbol "DAVD." The closing sale prices of CUC International Common Stock and Company Common Stock were $37.50 and $18.50, respectively, on February 16, 1996 (the last trading day preceding the public announcement of the Merger), and were $36.875 and $31.50, respectively, on June 19, 1996 (the latest practicable date preceding the mailing of this Proxy Statement/Prospectus for which such prices were available). See "The Merger Agreement--Termination."

                                                          (cover page continues)

(cover page continued)

    Pursuant to a certain shareholders agreement dated as of February 19, 1996, and entered into in connection with the Merger Agreement (the "Shareholders Agreement"), the holders of approximately 72% of the outstanding Company Common Stock (which consist of Robert M. Davidson, the Company's Chairman and Chief Executive Officer, Janice G. Davidson, the Company's President, and certain trusts for which such persons serve as fiduciaries) have agreed with CUC International, subject to certain conditions, to vote at the Meeting all shares held of record or beneficially owned by them for adoption of the Merger Agreement and against certain other transactions which could impede or delay consummation of the Merger. Accordingly, assuming that such shareholders will vote at the Meeting for adoption of the Merger Agreement, such adoption will be assured irrespective of the votes cast by any other holders of Company Common Stock. The Shareholders Agreement terminates by its terms upon the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, and in any case may be terminated at the election of such shareholders if the Average Stock Price is less than $29.00. See "Shareholders Agreement." The Shareholders Agreement is attached to this Proxy Statement/Prospectus as Annex B and incorporated herein by reference and should be read carefully and in its entirety.

    Effective on February 19, 1996, simultaneously with the execution of the Merger Agreement, CUC International and Larry Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CUC International ("LAC"), entered into an agreement and plan of merger (the "Sierra Merger Agreement") with Sierra On-Line, Inc., a Delaware corporation ("Sierra"), providing for the merger of LAC with and into Sierra, with Sierra being the surviving corporation and a wholly owned subsidiary of CUC International following such merger (the "Sierra Merger"). In addition, effective on April 19, 1996, CUC International and IG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CUC International ("IGA"), entered into an Agreement and Plan of Merger (the "Ideon Merger Agreement") with Ideon Group, Inc., a Delaware corporation ("Ideon"), providing for the merger of IGA with and into Ideon, with Ideon as the surviving corporation in such merger (the "Ideon Merger"). THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER ARE INDEPENDENT TRANSACTIONS AND CONSUMMATION OF NONE OF SUCH TRANSACTIONS IS CONDITIONED UPON CONSUMMATION OF ANY OF THE OTHER TRANSACTIONS. IN ADDITION, PURSUANT TO APPLICABLE LAW AND THE COMPANY'S AND CUC INTERNATIONAL'S RESPECTIVE ARTICLES AND CERTIFICATE OF INCORPORATION AND BY-LAWS CURRENTLY IN EFFECT, NEITHER HOLDERS OF CUC INTERNATIONAL COMMON STOCK NOR HOLDERS OF COMPANY COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE SIERRA MERGER OR THE IDEON MERGER. SIMILARLY, NEITHER HOLDERS OF SIERRA COMMON STOCK NOR HOLDERS OF IDEON COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE MERGER. For additional information regarding the terms and conditions of the Sierra Merger and the Ideon Merger, see "Information Concerning CUC International-- Other CUC International Business Combinations" and "Unaudited Pro Forma Condensed Combined Financial Statements."

    This document, in addition to constituting the Company's Proxy Statement relating to the Meeting, also includes and constitutes the Prospectus of CUC International filed as part of its Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the CUC International Common Stock issuable in the Merger to holders of outstanding shares of Company Common Stock. All information concerning CUC International contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference with respect to CUC International) in this Proxy Statement/Prospectus has been furnished or prepared by CUC International, and all information concerning the Company contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference with respect to the Company) in this Proxy Statement/Prospectus has been furnished or prepared by the Company.

    This Proxy Statement/Prospectus and the related form of proxy are first being mailed to holders of record of Company Common Stock on or about June 24, 1996.

THE SHARES OF CUC INTERNATIONAL COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT
    BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
      OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROXY
             STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is June 21, 1996.

                                                             (end of cover page)

                             AVAILABLE INFORMATION

    Each of CUC International, the Company, Sierra and Ideon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by CUC International, the Company, Sierra and Ideon with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, periodic reports, proxy statements and other information filed by CUC International and Ideon may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and periodic reports, proxy statements and other information filed by the Company and Sierra may be inspected at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    If the Merger is consummated, CUC International will continue to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act and, upon application to the Commission, the Company no longer will be subject to the informational and certain other requirements of the Exchange Act. See "The Merger--Federal Securities Law Consequences."

    CUC International has filed with the Commission the Registration Statement under the Securities Act with respect to the CUC International Common Stock issuable in the Merger to holders of Company Common Stock. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by applicable rules and regulations of the Commission. The Registration Statement and all amendments thereto, including the exhibits filed as a part thereof, are available for inspection and copying as set forth above.

    THIS PROXY STATEMENT/PROSPECTUS, WHICH IS INCLUDED IN AND FORMS AN INTEGRAL PART OF THE REGISTRATION STATEMENT, INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO CUC INTERNATIONAL, 707 SUMMER STREET, STAMFORD, CONNECTICUT 06901, ATTENTION:
SECRETARY, TELEPHONE: (203) 324-9261 AND, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, 19840 PIONEER AVENUE, TORRANCE, CA 90503, ATTENTION: SECRETARY,
TELEPHONE: (310) 793-0600. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JULY 10, 1996.

    EXCEPT FOR THE DESCRIPTIONS OF THE SIERRA MERGER AND THE IDEON MERGER, ALL DISCLOSURES CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS REGARDING SIERRA AND IDEON ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS REFERRED TO BELOW AND HAVE BEEN INCLUDED OR INCORPORATED BY REFERENCE HEREIN WITH SIERRA'S AND IDEON'S RESPECTIVE CONSENTS. THE COMPANY AND CUC INTERNATIONAL HAVE NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS, NOR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN. NEITHER THE COMPANY NOR CUC INTERNATIONAL MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION

                                      (i)

REGARDING SIERRA OR IDEON ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF SUCH PUBLICLY AVAILABLE DOCUMENTS) THAT WOULD AFFECT SIERRA OR IDEON HAVE BEEN PUBLICLY DISCLOSED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by CUC International (File No. 1-10308), the Company (File No. 0-21280), Sierra (File No. 0-17154) and Ideon (File No. 1-11465), respectively, with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: (i) CUC International's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, filed with the Commission on April 26, 1996 (the "CUC 10-K"); (ii) CUC International's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1996, filed with the Commission on June 14, 1996 (the "CUC 10-Q"); (iii) CUC International's Current Reports on Form 8-K, filed with the Commission on April 19, 1996, March 12, 1996, February 22, 1996 and February 21, 1996, respectively;
(iv) the description of CUC International Common Stock contained in CUC International's registration statements on Form 8-A, filed with the Commission on July 27, 1984 and August 15, 1989; (v) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 29, 1996 (the "Company 10-K"); (vi) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, filed with the Commission on May 15, 1996, as amended by the Company's Form 10-Q/A for the first quarter ended March 31, 1996, filed with the Commission on June 13, 1996 (the "Company 10-Q"); (vii) the Company's Current Reports on Form 8-K, filed with the Commission on March 11, 1996 and February 21, 1996, respectively; (viii) the description of Company Common Stock contained in the Company's registration statement on Form 8-A, filed with the Commission on February 19, 1993, as amended on March 31, 1993; (ix) Sierra's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, filed with the Commission on June 29, 1995;
(x) Sierra's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, filed with the Commission on August 17, 1995; (xi) Sierra's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, filed with the Commission on November 15, 1995; (xii) Sierra's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995, filed with the Commission on February 13, 1996, as amended by Amendment No. 1 to Sierra's Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 1995, filed with the Commission on May 15, 1996 (the "Sierra 10-Q"); (xiii) Sierra's Current Reports on Form 8-K, filed with the Commission on March 1, 1996 and December 6, 1995, respectively; (xiv) the description of Sierra Common Stock contained in Sierra's registration statement on Form 8-A, filed with the Commission on September 15, 1988; (xv) Ideon's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 20, 1996, as amended by Amendment No. 1 to Ideon's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, filed with the Commission on April 29, 1996, and as further amended by Amendment No. 2 to Ideon's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, filed with the Commission on June 20, 1996 (the "Ideon 10-K"); and (xvi) Ideon's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, filed with the Commission on May 15, 1996, as amended by Amendment No. 1 to Ideon's Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 1996, filed with the Commission on June 20, 1996 (the "Ideon 10-Q").

    All documents filed with the Commission by CUC International, the Company, Sierra and Ideon, respectively, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

                                      (ii)

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) contained in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

    NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CUC INTERNATIONAL OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CUC INTERNATIONAL OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                     (iii)

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    ii
SUMMARY...............................................................................     1
SUMMARY--RISK FACTORS
  Fixed Exchange Ratio................................................................    14
  Integration of Certain Operations...................................................    15
  Reliance Upon Company and Sierra Management.........................................    15
  Effect of Antitakeover Provisions of Delaware Law and CUC International's Charter
Documents.............................................................................    16
SUMMARY SELECTED FINANCIAL DATA.......................................................    19
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.........................    24
COMPARATIVE MARKET PRICE INFORMATION..................................................    26
INFORMATION CONCERNING CUC INTERNATIONAL..............................................    29
  Description of CUC International's Business.........................................    29
  Other CUC International Business Combinations.......................................    30
INFORMATION CONCERNING THE COMPANY....................................................    36
  Description of the Company's Business...............................................    36
  Recent Developments.................................................................    38
THE MEETING...........................................................................    38
  General.............................................................................    38
  Matters to Be Considered at the Meeting.............................................    39
  Record Date; Quorum; Voting at the Meeting..........................................    39
  Proxies.............................................................................    40
THE MERGER............................................................................    41
  Background of the Merger............................................................    41
  Reasons for the Merger..............................................................    47
  Recommendation of the Company's Board of Directors..................................    49
  Opinion of the Company's Financial Advisor..........................................    49
  Certain Forward Looking Information.................................................    55
  Management of the Company After the Merger..........................................    57
  Conduct of the Business of the Company if the Merger Is Not Consummated.............    58
  Interests of Certain Persons in the Merger..........................................    58
  Accounting Treatment................................................................    62
  Certain Federal Income Tax Consequences.............................................    62
  Regulatory Approvals................................................................    64
  Federal Securities Law Consequences.................................................    64
  Stock Exchange Listing..............................................................    65
  Rights of Dissenting Shareholders...................................................    65
  No CUC International Appraisal Rights...............................................    67
THE MERGER AGREEMENT..................................................................    68
  The Merger..........................................................................    68
  Effective Time......................................................................    68
  Conversion of Shares; Exchange of Stock Certificates; No Fractional Shares..........    68
  Treatment of Stock Options..........................................................    69
  Representations and Warranties......................................................    70
  Certain Covenants...................................................................    70
  Conditions..........................................................................    75

                                      (iv)

                                                                                         PAGE
                                                                                         ----
  Termination.........................................................................    76
  Fees and Expenses...................................................................    77
  Assignment and Assumption...........................................................    79
  Modification or Amendment...........................................................    79
  Waiver..............................................................................    79
SHAREHOLDERS AGREEMENT................................................................    80
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................    81
PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS............................................................................    89
COMPARISON OF SHAREHOLDERS' RIGHTS....................................................    90
  Authorized Capital Stock............................................................    90
  Size of the Board of Directors......................................................    90
  Classified Board of Directors.......................................................    91
  Cumulative Voting...................................................................    91
  Removal of Directors................................................................    91
  Indemnification of Directors and Officers...........................................    92
  Amendments to the Charter...........................................................    92
  Amendment of By-Laws................................................................    93
  Quorum..............................................................................    93
  Loans to Officers and Employees.....................................................    93
  Power to Call Special Shareholders' Meeting; Action by Consent......................    94
  Inspection of Shareholders' List....................................................    94
  Dividends and Repurchases of Shares.................................................    94
  Approval of Certain Corporate Transactions..........................................    95
  Business Combination Following a Change of Control..................................    95
  Appraisal Rights....................................................................    95
  Dissolution.........................................................................    96
SHAREHOLDER PROPOSALS.................................................................    96
OWNERSHIP OF COMPANY COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........    97
PRINCIPAL HOLDERS OF CUC INTERNATIONAL COMMON STOCK...................................    98
LEGAL MATTERS.........................................................................    99
EXPERTS...............................................................................    99
OTHER MATTERS.........................................................................   100

                                    ANNEXES

Annex A   Agreement and Plan of Merger dated as of February 19, 1996, among CUC
          International Inc., Stealth Acquisition I Corp. and the Company............   A-1

Annex B   Shareholders Agreement dated as of February 19, 1996, among CUC
          International Inc. and each of the holders of Company Common Stock party
          thereto....................................................................   B-1

Annex C   Opinion of Smith Barney Inc................................................   C-1

Annex D   Sections 1300 through 1312 of the California General Corporation Law.......   D-1

                                      (v)

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY. UNLESS OTHERWISE DEFINED HEREIN, ALL CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE ALSO "--CERTAIN DEFINITIONS."

    UNLESS OTHERWISE INDICATED, ALL BENEFICIAL OWNERSHIP INFORMATION AND SHARE AMOUNTS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS (A) HAVE BEEN ADJUSTED FOR AND GIVE EFFECT TO THE 3:2 SPLITS OF CUC INTERNATIONAL COMMON STOCK EFFECTED ON EACH OF JUNE 12, 1992, APRIL 30, 1993 AND JUNE 30, 1995; (B) HAVE BEEN ADJUSTED FOR AND GIVE EFFECT TO THE 2:1 SPLITS OF THE COMPANY COMMON STOCK, EFFECTED IN DECEMBER 1992 AND ON AUGUST 23, 1995; AND (C) HAVE BEEN ADJUSTED FOR AND GIVE EFFECT TO THE 2:1 SPLIT OF THE SIERRA COMMON STOCK EFFECTED ON MARCH 3, 1995;
(D) ASSUME THAT (I) OUTSTANDING OPTIONS TO PURCHASE SHARES OF COMPANY COMMON STOCK WILL NOT BE EXERCISED PRIOR TO THE EFFECTIVE TIME, (II) OUTSTANDING OPTIONS TO PURCHASE SHARES OF CUC INTERNATIONAL COMMON STOCK WILL NOT BE EXERCISED PRIOR TO THE EFFECTIVE TIME, (III) OUTSTANDING OPTIONS TO PURCHASE SHARES OF IDEON COMMON STOCK (OTHER THAN OPTIONS HELD BY IDEON'S DIRECTORS WHICH, PURSUANT TO THE IDEON MERGER AGREEMENT, WILL BE CONVERTED AT THE IDEON EFFECTIVE TIME INTO THE RIGHT TO RECEIVE SHARES OF CUC INTERNATIONAL COMMON STOCK) WILL NOT BE EXERCISED PRIOR TO THE IDEON EFFECTIVE TIME, (IV) 0.4943 SHARES OF CUC INTERNATIONAL COMMON STOCK WILL BE ISSUED IN THE IDEON MERGER FOR EACH SHARE OF IDEON COMMON STOCK OUTSTANDING IMMEDIATELY PRIOR TO THE IDEON EFFECTIVE TIME (I.E., THE MID-POINT OF THE RANGE OF THE NUMBER OF SHARES OF CUC INTERNATIONAL COMMON STOCK TO BE ISSUED IN THE IDEON MERGER TO HOLDERS OF IDEON COMMON STOCK PURSUANT TO THE "COLLAR" PROVIDED IN THE IDEON MERGER AGREEMENT) AND FURTHER ASSUMES THAT THE VALUE OF THE SHARES OF CUC INTERNATIONAL COMMON STOCK ISSUED IN THE IDEON MERGER IN RESPECT OF EACH SHARE OF IDEON COMMON STOCK WILL BE $13.50; (V) THE SIERRA MERGER WILL BE CONSUMMATED SUBSTANTIALLY SIMULTANEOUSLY WITH THE CONSUMMATION OF THE MERGER, (VI) OUTSTANDING OPTIONS TO PURCHASE SHARES OF SIERRA COMMON STOCK WILL NOT BE EXERCISED PRIOR TO THE SIERRA EFFECTIVE TIME, (VII) NO DISSENTER'S RIGHTS WILL BE EXERCISED IN RESPECT OF THE MERGER, AND (VIII) THE SIERRA CONVERTIBLE NOTES WILL NOT BE CONVERTED INTO SHARES OF SIERRA COMMON STOCK PRIOR TO THE SIERRA EFFECTIVE TIME.

    THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER ARE INDEPENDENT TRANSACTIONS AND CONSUMMATION OF NONE OF SUCH TRANSACTIONS IS CONDITIONED UPON CONSUMMATION OF ANY OF THE OTHER TRANSACTIONS. IN ADDITION, PURSUANT TO APPLICABLE LAW AND THE COMPANY'S AND CUC INTERNATIONAL'S RESPECTIVE ARTICLES AND CERTIFICATE OF INCORPORATION AND BY-LAWS CURRENTLY IN EFFECT, NEITHER HOLDERS OF COMPANY COMMON STOCK NOR HOLDERS OF CUC INTERNATIONAL COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE SIERRA MERGER OR THE IDEON MERGER. SIMILARLY, NEITHER HOLDERS OF SIERRA COMMON STOCK NOR HOLDERS OF IDEON COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE MERGER.

                                       THE COMPANIES

CUC INTERNATIONAL INC........  CUC International is a membership-based consumer services company, providing consumers with access to a variety of
                                 services. CUC International currently has approximately
                                 48.0 million consumers using its various services. CUC
                                 International currently operates in one business segment,
                                 providing these services as individual, wholesale or
                                 discount coupon program memberships. These memberships
                                 include such components as shopping, travel, auto, dining, home improvement, vacation exchange, credit card and
                                 checking account enhancement packages, financial products

                                 and discount programs. CUC International also administers
                                 insurance package programs which are generally combined
                                 with discount shopping and travel for credit union
                                 members, distributes welcoming packages which provide new
                                 homeowners with discounts for local merchants and provides travelers with value-added tax refunds. CUC International
                                 believes it is the leading provider of membership-based
                                 consumer services of these types in the United States. CUC
                                 International's activities are conducted principally
                                 through its Comp-U-Card division and its wholly owned
                                 subsidiaries, FISI*Madison Financial Corporation, Benefit
                                 Consultants, Inc., Interval International Inc. and
                                 Entertainment Publications, Inc. For a more detailed
                                 description of the business and properties of CUC
                                 International, see the descriptions thereof set forth in
                                 the CUC 10-K, which is incorporated herein by reference.
                                 CUC International's executive offices are located at 707
                                 Summer Street, Stamford, Connecticut 06901, and its
                                 telephone number at such offices is (203) 324-9261.

DAVIDSON &
  ASSOCIATES, INC............  The Company develops, publishes, manufactures and distributes high-quality educational and entertainment
                                 software products for home and school use. The Company's
                                 products are designed to be easy and fun to use and
                                 incorporate characters, themes, sound, graphics, music and speech in ways that the Company believes are engaging to
                                 the user. The Company's educational products, offered at
                                 multiple price points, are targeted primarily to pre-
                                 kindergarten through 12th grade age groups and address a
                                 variety of learning needs, including math and problem
                                 solving, reading and language art, writing and creativity, productivity, science and ecology, and social studies and
                                 history. The Company also develops entertainment software
                                 through its Blizzard Entertainment division and recently
                                 acquired Condor division (which has been renamed Blizzard
                                 North) which is targeted to users in the age category of
                                 young adult and older. In addition to its internally
                                 produced software products, the Company enters into
                                 arrangements with affiliated label software developers to
                                 publish and distribute home and/or school versions of
                                 their products. The Company has developed and currently
                                 publishes 102 titles and in addition distributes 51
                                 affiliated label titles. For a more detailed description
                                 of the business and properties of the Company, see the
                                 descriptions thereof set forth in the Company 10-K, which
                                 is incorporated herein by reference. The Company's
                                 executive offices are located at 19840 Pioneer Avenue,
                                 Torrance, California 90503, and its telephone number is
                                 (310) 793-0600.

                              SPECIAL MEETING OF SHAREHOLDERS

TIME, DATE AND PLACE.........  The Meeting will be held at 10:00 a.m., local time, on
                                 Wednesday, July 24, 1996, at the Summerfield Suites, 19901
                                 Prairie Avenue, Torrance, California 90503.

PURPOSE OF THE MEETING.......  The purpose of the Meeting is to consider and vote upon (i)
                                 a proposal to adopt the Merger Agreement and (ii) such other business as properly may be presented at the Meeting or
                                 any adjournments or postponements thereof.

RECORD DATE, SHARES ENTITLED
TO VOTE; QUORUM..............  Only holders of record of shares of Company Common Stock at the close of business on June 7, 1996 (the "Record Date")
                                 are entitled to notice of and to vote at the Meeting. As
                                 of the Record Date, there were 35,340,713 shares of
                                 Company Common Stock outstanding, each of which is
                                 entitled to one vote in respect of the proposal to adopt
                                 the Merger Agreement and the other matters, if any,
                                 properly submitted for the vote of such holders. As of the
                                 Record Date, the directors and executive officers of the
                                 Company held in the aggregate approximately 73% of the
                                 outstanding Company Common Stock.

VOTE REQUIRED; SHAREHOLDERS
  AGREEMENT..................  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting, and the affirmative vote of the
                                 holders of a majority of the outstanding shares of Company
                                 Common Stock is necessary to approve the Merger.
                                 Accordingly, abstentions, failures to vote and broker
                                 non-votes will have the practical effect of voting against adoption of the Merger Agreement. Shares of Company Common
                                 Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions
                                 contained therein. Shares of Company Common Stock
                                 represented by properly executed proxies for which no
                                 instruction is provided will be voted for adoption of the
                                 Merger Agreement. If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the
                                 Meeting, all proxies will be voted in the same manner as
                                 such proxies would have been voted at the initial
                                 convening of the Meeting (except for any proxies that
                                 theretofore effectively have been revoked or withdrawn),
                                 notwithstanding that they may have been effectively voted
                                 on the same or any other matter at a previous meeting.

                               Pursuant to the Shareholders Agreement, the holders of
                                 approximately 72% of the outstanding Company Common Stock
                                 (which consist of Robert M. Davidson, the Company's
                                 Chairman and Chief Executive Officer, and Janice G.
                                 Davidson, the Company's President, respectively, and
                                 certain trusts for which such persons serve as
                                 fiduciaries) have agreed, subject to certain conditions,
                                 to vote all shares held of record or beneficially owned by them for adoption of the Merger Agreement and against
                                 certain other transactions which could impede or delay
                                 consummation of the Merger. Accordingly, assuming that
                                 such shareholders will vote at the Meeting for adoption of the Merger Agreement, such adoption will be assured
                                 irrespective of the votes cast by any other holders of
                                 Company Common Stock.

                               The Shareholders Agreement terminates by its terms upon the earlier to occur of the termination of the Merger
                                 Agreement in accordance with its terms and the Effective
                                 Time, and in any case may be terminated at the election of such shareholders if the Average Stock Price is less than
                                 $29.00 (which represents a value to the Company's
                                 shareholders of $24.65 per share of Company Common Stock
                                 based on the Exchange Ratio). The full text of the
                                 Shareholders Agreement is attached hereto as Annex B and
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                                 incorporated herein by reference, and should be read
                                 carefully and in its entirety. See "Shareholders
                                 Agreement."

                                        THE MERGER

EFFECTS OF THE MERGER; MERGER
  CONSIDERATION; NO
  FRACTIONAL SHARES..........  In the Merger: (i) Merger Sub will be merged with and into the Company and the Company, as the surviving corporation in the Merger, will become a wholly owned subsidiary of CUC
                                 International; (ii) each share of Company Common Stock
                                 outstanding immediately prior to the Effective Time (other than shares held by CUC International, Merger Sub or any
                                 other subsidiary of CUC International or any subsidiary of the Company, or shares to which dissenters' rights are
                                 granted and properly exercised under applicable California law) will be converted into .85 of one fully paid and
                                 non-assessable share of CUC International Common Stock;
                                 and (iii) at the Effective Time, each holder of a
                                 certificate representing shares of Company Common Stock
                                 will cease to have any rights with respect to such shares, except the right to receive the number of shares of CUC
                                 International Common Stock specified above and cash
                                 payable in lieu of fractional share interests in
                                 accordance with the Merger Agreement.

                               Based upon the equity capitalization of CUC International
                                 and the Company, respectively, as of the Record Date, and
                                 giving effect to the Merger (and assuming consummation of
                                 the Sierra Merger and the Ideon Merger at or prior to the
                                 Effective Time), the total number of shares of CUC
                                 International Common Stock outstanding immediately
                                 following the Effective Time will be 260,974,003, and the
                                 shareholders of the Company immediately prior to the
                                 Effective Time will own, in the aggregate, approximately
                                 12% of the CUC International Common Stock outstanding
                                 immediately after the Effective Time. If the Sierra Merger is consummated at or prior to the Effective Time (but the
                                 Ideon Merger is not), the total number of shares of CUC
                                 International Common Stock outstanding immediately
                                 following the Effective Time will be 247,141,925 and such
                                 shareholders of the Company immediately prior to the
                                 Effective Time will own, in the aggregate, approximately
                                 12% of the CUC International Common Stock outstanding
                                 immediately after the Effective Time. If the Ideon Merger
                                 is consummated at or prior to the Effective Time (but the
                                 Sierra Merger is not), the total number of shares of CUC
                                 International Common Stock outstanding immediately
                                 following the Effective Time will be 235,409,026 and such
                                 shareholders of the Company immediately prior to the
                                 Effective Time will own, in the aggregate, approximately
                                 13% of the CUC International Common Stock outstanding
                                 immediately after the Effective Time. If neither the
                                 Sierra Merger nor the Ideon Merger is consummated at or
                                 prior to the Effective Time, the total number of shares of
                                 CUC International Common Stock outstanding immediately
                                 following the Effective Time will be 221,576,948 and such
                                 shareholders of the Company immediately prior to the
                                 Effective Time will own, in the aggregate, approximately
                                 14% of the CUC International Common Stock
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                                 outstanding immediately after the Effective Time. See "The
                                 Merger--Certain Consequences of the Merger."

TREATMENT OF OPTIONS.........  At the Effective Time, each outstanding option to purchase shares of Company Common Stock will be cancelled and, in
                                 lieu thereof, CUC International will issue to each holder
                                 of such outstanding Company option a substitute option,
                                 which does not qualify under Section 422 of the Code, to
                                 acquire on substantially the same terms and subject to
                                 substantially the same conditions as were applicable under the cancelled option, the same number of shares of CUC
                                 International Common Stock as the holder of each such
                                 Company option would have been entitled to receive in the
                                 Merger had such holder exercised such cancelled option in
                                 full immediately prior to the Effective Time. As of the
                                 Record Date, the directors and executive officers owned
                                 outstanding options to purchase up to 659,400 shares of
                                 Company Common Stock, of which 138,600 currently are
                                 exercisable. See "The Merger Agreement--Treatment of Stock
                                 Options."

EXCHANGE OF CERTIFICATES.....  After the Effective Time, holders of record of Company
                                 Common Stock at the Effective Time will receive from The
                                 Bank of Boston, as exchange agent (the "Exchange Agent")
                                 or another bank or trust company designated by CUC
                                 International and reasonably acceptable to the Company,
                                 for the benefit of the holders of Company Common Stock,
                                 instructions and letters of transmittal for exchanging
                                 certificates evidencing shares of Company Common Stock for the number of shares of CUC International Common Stock
                                 that they are entitled to receive in the Merger based on
                                 the Exchange Ratio. Holders of Company Common Stock should not surrender their certificates until they receive such
                                 instructions and letters of transmittal after the
                                 Effective Time. See "The Merger Agreement--Conversion of
                                 Shares; Exchange of Stock Certificates; No Fractional
                                 Shares."

                               In the event that a certificate evidencing shares of Company
                                 Common Stock has been lost, stolen, destroyed or is not
                                 properly registered, the holder thereof is urged in order
                                 to avoid delays and additional expense to notify the
                                 Company's registrar and transfer agent, Wells Fargo Bank,
                                 N.A., Stock Transfer, 707 Wilshire Boulevard, W11-2, Los
                                 Angeles, California 90017, (213) 614-2362, of such fact to arrange for the issuance of replacement certificates.

REASONS FOR THE MERGER.......  CUC INTERNATIONAL. CUC International's Board of Directors
                                 believes that the Merger will (i) enable CUC International to take advantage of the rapidly expanding personal
                                 computer ("PC") and interactive access information
                                 technology markets and better position the Company to
                                 diversify its services by engaging in the development of
                                 educational and entertainment products for the global PC
                                 and Internet markets, (ii) continue CUC International's
                                 history of providing goods and services to consumers in
                                 both traditional and on-line and interactive ways; and
                                 (iii) enable CUC International to broaden its interactive
                                 content offerings.

                               THE COMPANY. Among other factors, the Board of Directors of the Company believes that: (i) the Merger would provide
                                 the Company's shareholders with CUC International Common
                                 Stock
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                                 in a tax-free exchange at a premium over the market price
                                 for shares of Company Common Stock prevailing prior to the public announcement of the Merger; (ii) the Merger would
                                 create a combined company with significantly greater
                                 resources and financial stability, a more diversified
                                 business base and greater and more diverse sales and
                                 marketing capabilities than those of the Company alone,
                                 and may enable the combined company to compete more
                                 effectively with competitors having greater resources than the Company; (iii) the Merger should afford the Company's
                                 shareholders the opportunity to continue to participate in the long-term growth and appreciation of the Company's
                                 business through their continued ownership interest in CUC
                                 International; (iv) the substantially larger public float
                                 and trading volume of shares of CUC International Common
                                 Stock compared to the public float and trading volume of
                                 Company Common Stock should provide the Company's
                                 shareholders with greater liquidity in their investment
                                 and, based solely on historical trading prices of CUC
                                 International Common Stock, could provide the Company's
                                 shareholders with securities that have less price
                                 volatility than Company Common Stock; and (v) CUC
                                 International's substantial domestic and international
                                 direct sales capabilities should provide an expanded
                                 opportunity for direct distribution of the Company's
                                 products both within the United States and in
                                 international markets. See "The Merger--Reasons for the
                                 Merger."

OWNERSHIP OF COMPANY COMMON
  STOCK BY MANAGEMENT AND
  CERTAIN OTHER PERSONS......  As of the Record Date, the executive officers and directors of the Company (13 as a group) owned approximately 73% of
                                 the outstanding Company Common Stock. Neither CUC
                                 International nor any of its subsidiaries, affiliates,
                                 directors or executive officers owns any shares of Company
                                 Common Stock. See "The Merger--Interests of Certain
                                 Persons in the Merger" and "Ownership of Company Common
                                 Stock by Certain Beneficial Owners and Management."

OPINION OF THE COMPANY'S
FINANCIAL ADVISOR............  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to the Company in connection with the Merger and
                                 delivered an oral opinion to the Company's Board of
                                 Directors on February 19, 1996 (subsequently confirmed by
                                 delivery of a written opinion dated such date) to the
                                 effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the
                                 Exchange Ratio was fair, from a financial point of view,
                                 to the holders of Company Common Stock. The full text of
                                 the written opinion of Smith Barney dated February 19,
                                 1996, which sets forth the assumptions made, matters
                                 considered and limitations on the review undertaken, is
                                 attached as Annex C to this Proxy Statement/Prospectus and should be read carefully and in its entirety. Smith
                                 Barney's opinion is directed only to the fairness of the
                                 Exchange Ratio to the holders of Company Common Stock from a financial point of view, does not address any other
                                 aspect of the Merger or related transactions and does not
                                 constitute a recommendation to any shareholder as to how
                                 such shareholder
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                                 should vote at the Meeting. See "The Merger--Opinion of
                                 the Company's Financial Advisor."

RECOMMENDATION OF THE
  BOARD OF DIRECTORS OF THE
  COMPANY....................  The Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the
                                 Company and its shareholders, has approved the Merger
                                 Agreement (and the transactions contemplated thereby), and recommends adoption of the Merger Agreement by the holders of Company Common Stock. The foregoing recommendation is
                                 based upon a variety of factors discussed in "The
                                 Merger-Reasons for the Merger" and "--Recommendation of
                                 the Company's Board of Directors."

MANAGEMENT OF THE COMPANY AND
  CUC INTERNATIONAL AFTER THE
  MERGER.....................  CUC International has indicated that it has no present intention of replacing after the Effective Time any of the executive officers of the Company, and, in connection with the Merger, CUC International will enter into employment
                                 agreements with each of Mr. Davidson and Mrs. Davidson
                                 (the "Davidsons"), pursuant to which they will continue to serve as Chief Executive Officer and President,
                                 respectively, of the Company after the Effective Time. Mr.
                                 Davidson's employment agreement also provides that he will serve as the Chairman and Chief Executive Officer of CUC
                                 International's educational and entertainment software
                                 division (including CUC Software Services, Inc.) and that
                                 Mr. Davidson will be responsible for overall management of the Company and CUC International's educational and
                                 entertainment software division. CUC International has
                                 agreed, effective upon consummation of the Merger, to
                                 increase the size of CUC International's board of
                                 directors (the "CUC International Board") by two directors and to cause Mr. Davidson and Mrs. Davidson to be
                                 appointed to the CUC International Board to fill the
                                 vacancies so created, for initial terms expiring two years and one year, respectively, following the date of CUC
                                 International's first annual meeting of shareholders
                                 following February 19, 1996 and has agreed to cause Mr.
                                 Davidson to be elected as a Vice Chairman of the CUC
                                 International Board. See "The Merger--Management of the
                                 Company After the Merger" and "The Merger--Interests of
                                 Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS
  IN THE MERGER..............  In considering the recommendations of the Company's Board of
                                 Directors, holders of Company Common Stock should consider that certain of the Company's executive officers and
                                 directors have certain interests in the Merger that are in addition to and not necessarily aligned with the interests of holders of Company Common Stock generally. See "The
                                 Merger--Interests of Certain Persons in the Merger--Stock
                                 Options; Employment and Noncompetition Agreements;
                                 Directorships; Registration Rights Agreement; and Real
                                 Property Purchase Agreement."

CONDITIONS TO THE MERGER;
  TERMINATION OF THE MERGER
  AGREEMENT..................  The obligations of CUC International and the Company to consummate the Merger are subject to the satisfaction of
                                 certain conditions, including, among others, the accuracy, in all material
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                                 respects, of the representations and warranties and the
                                 performance, in all material respects, of the covenants
                                 and obligations of the respective parties to the Merger
                                 Agreement; adoption of the Merger Agreement by the
                                 requisite vote of the holders of Company Common Stock;
                                 there not having occurred any events, changes or effects
                                 having or reasonably expected to have a Material Adverse
                                 Effect on CUC International or the Company, as the case
                                 may be; no statute, rule, regulation, executive order,
                                 decree, ruling or injunction having been enacted, entered, promulgated or enforced by any United States court or
                                 United States governmental authority which prohibits,
                                 restrains, enjoins or restricts consummation of the
                                 Merger; the Registration Statement (of which this Proxy
                                 Statement/Prospectus is a part) having become effective
                                 under the Securities Act and not being the subject of any
                                 stop order or proceedings seeking such an order, and CUC
                                 International having received all state securities laws or
                                 "blue sky" permits and authorizations necessary to issue
                                 in the Merger the shares of CUC International Common Stock in exchange for the shares of Company Common Stock; CUC
                                 International having received a letter from its
                                 independent auditors, Ernst & Young LLP, to the effect
                                 that pooling-of-interests accounting (under Accounting
                                 Principles Board Opinion No. 16) is appropriate for the
                                 Merger, provided that the Merger is consummated in
                                 accordance with the terms of the Merger Agreement, and
                                 such letter not having been withdrawn or modified in any
                                 material respect; the receipt of all requisite consents,
                                 approvals and authorizations of non-governmental third
                                 parties; the receipt by the Company of an opinion from
                                 Gibson, Dunn & Crutcher, tax counsel to the Company, as to certain tax matters; and the aggregate number of
                                 dissenting shares, if any, as of the Effective Time not
                                 exceeding 5% of the then outstanding shares of Company
                                 Common Stock. See "The Merger Agreement--Conditions."

                               The Company has the right (but is not required) to terminate the Merger Agreement if the Company's Board of Directors
                                 by a majority vote determines in its good faith judgment,
                                 after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties
                                 to shareholders, provided that such termination would not
                                 be effective unless at the time of such determination the
                                 Company has received a bona fide proposal to effect a
                                 Third Party Acquisition that had not been withdrawn as of
                                 the time of such termination and until payment of the
                                 termination fee described under "The Merger
                                 Agreement--Termination."

                               The Company also has the right (but is not required) to
                                 terminate the Merger Agreement and abandon the Merger if
                                 the Average Stock Price of CUC International Common Stock
                                 is less than $29.00 (which represents a value to the
                                 Company's shareholders of $24.65 per share of Company
                                 Common Stock based on the Exchange Ratio). The Merger
                                 Agreement also is subject to termination by CUC
                                 International or the Company if, without fault of the
                                 terminating party, the Merger is not consummated by
                                 September 30, 1996 and prior to such time upon the
                                 occurrence of certain events. See "The Merger
                                 Agreement--Termination."
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                               Consummation of the Merger also is subject to the
                                 satisfaction of certain regulatory matters, including
                                 termination or expiration of the relevant waiting period
                                 under the "HSR Act" (as defined below). CUC International
                                 and the Company filed pre-merger notification and report
                                 forms under the HSR Act with the "FTC" (as defined below)
                                 and the "Antitrust Division" (as defined below),
                                 respectively, on April 26, 1996. Early termination of the
                                 waiting period under the HSR Act was granted by the FTC on
                                 May 7, 1996 without any requests for additional
                                 documentation or other information. See "The
                                 Merger--Regulatory Approvals."

                               The Merger Agreement provides that, at any time prior to the
                                 Effective Time, CUC International and Merger Sub, or the
                                 Company, as the case may be, may waive (i) any
                                 inaccuracies in the representations and warranties of the
                                 other party contained in the Merger Agreement or in any
                                 document, certificate or writing delivered pursuant to the
                                 Merger Agreement and (ii) compliance by the other party
                                 with any of the agreements or conditions contained in the
                                 Merger Agreement.

TERMINATION FEE..............  Subject to certain conditions and exceptions described in
                                 "The Merger Agreement--Fees and Expenses," upon termination of the Merger Agreement under certain circumstances, the
                                 Company may be required to pay CUC International $25.0
                                 million as liquidated damages, together with reimbursement for certain out-of-pocket fees and expenses incurred by
                                 CUC International (including certain professional advisory fees) not to exceed $2.5 million. See "The Merger
                                 Agreement--Fees and Expenses."

RIGHTS OF DISSENTING
  SHAREHOLDERS...............  Holders of Company Common Stock are generally entitled to dissenters' rights with respect to the Merger under the
                                 "CGCL" (as defined below), if, and only if, the holders of
                                 5% or more of the outstanding Company Common Stock elect
                                 to exercise dissenters' rights in respect of their shares.
                                 If the Merger is approved by the affirmative vote of the
                                 holders of a majority of the outstanding Company Common
                                 Stock and is not terminated in accordance with the Merger
                                 Agreement (including termination at the election of CUC
                                 International if the aggregate number of dissenting shares in respect of the Merger exceeds 5%), the Company's
                                 shareholders who vote against the Merger and who have
                                 fully complied with all applicable provisions of the CGCL
                                 and whose shares constitute Company Dissenting Shares (as
                                 defined below) will have the right to require the Company
                                 to purchase their shares of Company Common Stock held by
                                 them for cash at the fair market value thereof as of the
                                 date preceding the public announcement of the Merger,
                                 excluding any appreciation or depreciation resulting from
                                 the Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective
                                 thereafter. Under the CGCL, no shareholder of the Company
                                 who is entitled to exercise dissenters' rights has any
                                 right at law or in equity to contest the validity of the
                                 Merger or to have the Merger set aside or rescinded,
                                 except in an action to test whether the number of shares
                                 required to
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                                 authorize or approve the Merger had legally been voted in
                                 favor of the Merger. For a more detailed description of
                                 the procedures applicable to the exercise of dissenters'
                                 rights, see "The Merger-- Rights of Dissenting
                                 Shareholders." The full text of the pertinent statutory
                                 provisions of the CGCL relating to the proper exercise of
                                 such dissenters' rights is attached hereto as Annex D and
                                 should be read carefully and in its entirety.

                               Holders of CUC International Common Stock are not entitled to appraisal rights under the Delaware General Corporation
                                 Law (the "DGCL") because CUC International is not a
                                 constituent corporation to the Merger under the DGCL.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES...............  Gibson, Dunn & Crutcher LLP, counsel to the Company, has delivered to the Company's Board of Directors its opinion
                                 dated June 21, 1996, that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a)
                                 of the Internal Revenue Code of 1986, as amended (the
                                 "Code"). See "The Merger--Certain Federal Income Tax
                                 Consequences."

ACCOUNTING TREATMENT.........  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. It is a
                                 condition to consummation of the Merger that CUC
                                 International shall have received a letter from its
                                 independent auditors, Ernst & Young LLP, to the effect
                                 that pooling-of-interests accounting (under Accounting
                                 Principles Board Opinion No. 16) is appropriate for the
                                 Merger, provided that the Merger is consummated in
                                 accordance with the terms of the Merger Agreement, and
                                 such letter shall not have been withdrawn or modified in
                                 any material respect. The Company has agreed to use
                                 commercially reasonable efforts to cause its independent
                                 auditors, KPMG Peat Marwick LLP, to cooperate fully
                                 (including, without limitation, delivering to the Company
                                 a letter substantially similar to the letter delivered by
                                 Ernst & Young LLP to CUC International) with Ernst & Young
                                 LLP in connection with the delivery to CUC International
                                 of such letter. See "The Merger--Accounting Treatment."

COMPARISON OF COMMON
  SHAREHOLDERS RIGHTS........  Upon consummation of the Merger, among other things, holders of Company Common Stock will become shareholders of CUC
                                 International. CUC International is a Delaware corporation and the Company is a California corporation; accordingly,
                                 there may be material differences between the rights of
                                 holders of shares of CUC International Common Stock and
                                 holders of shares of Company Common Stock under Delaware
                                 and California law in addition to certain distinctions
                                 between the respective Certificate and Articles of
                                 Incorporation and By-laws of CUC International and the
                                 Company. See "Comparison of Shareholders' Rights" for a
                                 summary of such differences.

OTHER CUC INTERNATIONAL
  BUSINESS COMBINATIONS......  THE SIERRA MERGER. Effective on February 19, 1996, CUC
                                 International entered into the Sierra Merger Agreement
                                 providing for the Sierra Merger. Pursuant to the Sierra
                                 Merger
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                                 Agreement, among other things, each share of Sierra Common
                                 Stock outstanding immediately prior to the Sierra
                                 Effective Time (other than shares held by CUC
                                 International or LAC or held by any other subsidiary of
                                 CUC International or subsidiary of Sierra) will, by virtue of the Sierra Merger, be converted into 1.225 fully paid
                                 and non-assessable shares of CUC International Common
                                 Stock. Based on the equity capitalization of Sierra at
                                 June 17, 1996, it is expected that CUC International will
                                 issue in the Sierra Merger to holders of Sierra Common
                                 Stock an aggregate of approximately 25,564,977 shares of
                                 CUC International Common Stock. Consummation of the Merger
                                 is not conditioned upon consummation of the Sierra Merger
                                 and consummation of the Sierra Merger is not conditioned
                                 upon consummation of the Merger. Although there can be no
                                 assurance that the meetings will occur simultaneously, it
                                 is intended by each of the Company, CUC International and
                                 Sierra that the Meeting and the meeting of Sierra's
                                 shareholders relating to the Sierra Merger will be
                                 convened substantially simultaneously.

                               Simultaneously with the execution of the Sierra Merger
                                 Agreement, the holders of approximately 9% of the
                                 outstanding Sierra Common Stock (which consist of Sierra's
                                 Chairman and Chief Executive Officer, and a director of
                                 Sierra, respectively) have agreed to vote their shares for adoption of the Sierra Merger Agreement at the special
                                 meeting of Sierra's shareholders presently scheduled to be held on or about July 24, 1996. In addition, in connection with the Sierra Merger (if consummated), CUC International has agreed that effective at the Sierra Effective Time,
                                 Kenneth A. Williams (Chairman of the Board and Chief
                                 Executive Officer of Sierra) will become a member of the
                                 Board of Directors of CUC International and serve as a
                                 Vice Chairman of such Board. Pursuant to the Merger
                                 Agreement, the Company has agreed, subject to certain
                                 exceptions, to cooperate with all reasonable requests of
                                 CUC International to coordinate the timing of the Meeting
                                 and the meeting of the holders of Sierra Common Stock. See
                                 "Information Concerning CUC International--The Sierra
                                 Merger."

                               Consummation of the Sierra Merger, which is intended to
                                 qualify as a reorganization within the meaning of Section
                                 368(a) of the Code and to qualify as a
                                 pooling-of-interests for accounting and financial
                                 reporting purposes, is subject to the satisfaction of
                                 certain conditions which are substantially similar to, but independent from, the conditions to consummation of the
                                 Merger. Sierra has the right (but is not required) to
                                 terminate the Sierra Merger Agreement and abandon the
                                 Merger if, among other things, the average stock price of
                                 the CUC International Common Stock is less than $29.00
                                 (calculated substantially in accordance with the
                                 calculation of the Average Stock Price under the Merger
                                 Agreement).

                               Sierra has the right (but is not required) to terminate the
                                 Sierra Merger Agreement if Sierra's board of directors by
                                 a majority vote determines in its good faith judgment,
                                 after consultation with
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                                 independent legal counsel, that it is necessary to do so
                                 to comply with its fiduciary duties to shareholders,
                                 provided that such termination would not be effective
                                 unless at the time of such determination Sierra has
                                 received a bona fide proposal to effect a third party
                                 acquisition (defined substantially similarly to a Third
                                 Party Acquisition) that is a "Superior Proposal" that has
                                 not been withdrawn as of the time of such termination and
                                 until payment of a termination fee described in "The
                                 Merger--the Sierra Merger." "Superior Proposal" means any
                                 bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more
                                 than 50% of the shares of Sierra Common Stock then
                                 outstanding or all or substantially all of the assets of
                                 Sierra and otherwise on terms which the Sierra board of
                                 directors determines in its good faith judgment (based on
                                 the advice of a financial advisor of nationally recognized reputation) to be more favorable to Sierra's shareholders
                                 than the Sierra Merger.

                               According to the Sierra 10-K; Sierra is a leading publisher and distributor of interactive entertainment, education
                                 and personal productivity software titles for multimedia
                                 PCs, including CD-ROM-based PC systems, and selected
                                 emerging platforms. Sierra uses its design and development capabilities, as well as outside acquisitions, to create
                                 branded software products and product series with complex
                                 and interesting storylines and sophisticated graphics,
                                 sound and other features. Sierra offers more than 50
                                 software titles, including popular products such as the
                                 King's Quest series, Leisure Suit Larry series, Police
                                 Quest series, Phantasmagoria, Gabriel Knight: The Beast
                                 Within, Front Page Sports: Football Pro '96, IndyCar
                                 Racing II, The Lost Mind of Dr. Brain and Print Artist.
                                 Sierra sells its products through a domestic field sales
                                 force and a network of independent domestic and foreign
                                 distributors. Sierra sells through a variety of
                                 distribution channels, including computer and electronics
                                 superstores, software specialty stores, mass merchants,
                                 wholesale clubs, direct mail and bundling arrangements.
                                 Internationally, Sierra sells primarily through
                                 independent distributors in specified territories and, in
                                 the United Kingdom, directly to software retailers. Sierra is continually evaluating new and potentially promising
                                 distribution channels, including on-line distribution
                                 through commercial on-line services and the Internet.
                                 During the most recent fiscal year, Sierra has
                                 significantly expanded its product line and brand
                                 awareness by continuing to develop high quality
                                 entertainment and education titles incorporating
                                 state-of-the-art software technology and by acquiring
                                 other successful or promising titles from third parties.
                                 Sierra released 29 new internally-developed titles in
                                 fiscal 1996 (ended March 31, 1996) and acquired an
                                 additional 18 titles in the entertainment, education,
                                 simulation and personal productivity categories. For
                                 additional information concerning the Sierra Merger, see
                                 "Information Concerning CUC International--Sierra Merger"
                                 and "Unaudited Pro Forma Condensed Combined Financial
                                 Statements."

                               THE IDEON MERGER. Effective on April 19, 1996, CUC
                                 International entered into the Ideon Merger Agreement
                                 providing for the Ideon

                                 Merger. Pursuant to the Ideon Merger Agreement, each share of Ideon Common Stock outstanding immediately prior to the
                                 Ideon Effective Time (other than shares held by Ideon as
                                 treasury stock or by any subsidiary of Ideon or owned by
                                 CUC International, IGA or any other subsidiary of CUC
                                 International) will, by virtue of the Ideon Merger, be
                                 converted into the right to receive that number of shares
                                 of CUC International Common Stock (the "Ideon Conversion
                                 Number") equal to the quotient obtained by dividing: (x)
                                 $13.50 by (y) the average stock price of CUC International
                                 Common Stock measured over a prescribed period ending on
                                 the second calendar day immediately preceding the meeting
                                 of Ideon's shareholders to approve the Ideon Merger (the
                                 "Ideon Merger Average Stock Price"); provided that if the
                                 Ideon Merger Average Stock Price is $22.00 or less the
                                 Ideon Conversion Number will be 0.6136, and if the Ideon
                                 Merger Average Stock Price is $36.00 or more the Ideon
                                 Conversion Number will be 0.3750. Consummation of the
                                 Ideon Merger, which is intended to qualify as a
                                 reorganization within the meaning of Section 368(a) of the
                                 Code and as a pooling-of-interests for accounting and
                                 financial reporting purposes, is subject to the
                                 satisfaction of certain conditions which are independent
                                 from the conditions to consummation of the Merger and the
                                 Sierra Merger.

                               According to the Ideon 10-K, Ideon is a holding company with three principal business units: SafeCard Services,
                                 Incorporated ("SafeCard"), Wright Express Corporation
                                 ("Wright Express") and National Leisure Group, Inc.
                                 ("National Leisure Group"). SafeCard, Ideon's largest
                                 operating subsidiary, is a leader in providing credit card enhancement and continuity products and services, serves
                                 over 160 credit card issuers, has approximately 13 million subscribers and during 1995, contributed approximately 80%
                                 of Ideon's consolidated revenue. SafeCard is based in
                                 Jacksonville, Florida and has an operational facility
                                 located in Cheyenne, Wyoming. Wright Express, based in
                                 South Portland, Maine, is the leading provider of
                                 information processing, financial and information
                                 management services to commercial car, van and truck
                                 fleets throughout the United States. In addition to the
                                 Wright Express Universal Fleet Card, now accepted at over
                                 90,000 fueling locations, Wright Express provides label
                                 fleet commercial credit card programs to 15 of the
                                 nation's oil companies, and co-branded fleet fueling cards with 15 of the top vehicle leasing companies. National
                                 Leisure Group, acquired by Ideon effective January 1, 1995 and based in Boston, Massachussetts, is a major provider
                                 of vacation travel packages and cruises directly to the
                                 consumer in association with established retailers and
                                 warehouse clubs in New England and with credit card
                                 issuers and travel club members nationwide. Ideon's
                                 principal executive offices are located at 7596 Centurion
                                 Parkway, Jacksonville, Florida 32256, and its telephone
                                 number at such offices is (904) 218-1800.

                               THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER ARE
                                 INDEPENDENT TRANSACTIONS AND CONSUMMATION OF NONE OF SUCH
                                 TRANSACTIONS IS CONDITIONED UPON CONSUMMATION OF ANY OF
                                 THE

                                 OTHER TRANSACTIONS. IN ADDITION, PURSUANT TO APPLICABLE
                                 LAW AND THE COMPANY'S AND CUC INTERNATIONAL'S RESPECTIVE
                                 ARTICLES AND CERTIFICATE OF INCORPORATION AND BY-LAWS
                                 CURRENTLY IN EFFECT, NEITHER HOLDERS OF COMPANY COMMON
                                 STOCK NOR CUC INTERNATIONAL COMMON STOCK, AS SUCH, ARE
                                 ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE SIERRA
                                 MERGER OR THE IDEON MERGER. SIMILARLY, NEITHER HOLDERS OF
                                 SIERRA COMMON STOCK NOR HOLDERS OF IDEON COMMON STOCK, AS
                                 SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF
                                 THE MERGER.

                               For additional information concerning the Sierra Merger and the Ideon Merger, see "Information Concerning CUC
                                 International--Other CUC International Business
                                 Combinations;" and "Unaudited Pro Forma Condensed Combined
                                 Financial Statements."

                                       RISK FACTORS

    In determining how to vote shares of Company Common Stock at the Meeting, holders of such shares should carefully consider all of the information contained in this Proxy Statement/Prospectus and, in particular, the factors discussed below:


FIXED EXCHANGE RATIO.........  Under the terms of the Merger Agreement, each share of
                                 Company Common Stock issued and outstanding immediately
                                 prior to the Effective Time will be converted into the
                                 right to receive .85 of a share of CUC International
                                 Common Stock. The Merger Agreement does not contain any
                                 provisions for adjustment of the Exchange Ratio based on
                                 fluctuations in the price of CUC International Common
                                 Stock. Accordingly, the value of the consideration to be
                                 received by shareholders of the Company upon consummation
                                 of the Merger will depend on the market price of CUC
                                 International Common Stock at the Effective Time. CUC
                                 International Common Stock has historically traded at a
                                 high multiple of price to earnings, and any decline in
                                 future earnings growth could have a material adverse
                                 effect on the trading price of CUC International Common
                                 Stock. Following the Merger, the trading price of CUC
                                 International Common Stock could be subject, among other
                                 things, to fluctuations in response to competitive factors in the software industry, quarterly variations in
                                 operating and financial results of the Company and/or
                                 Sierra, if the Sierra Merger is consummated, and
                                 announcements of technological innovations or new products by the Company, Sierra and/or third party competitors.
                                 Statements by financial or industry analysts regarding the
                                 Merger, the Sierra Merger or the Ideon Merger (whether or
                                 not substantiated) also may contribute to fluctuations in
                                 the market price of CUC International Common Stock. On
                                 February 16, 1996, the last trading day prior to the
                                 public announcement of the proposed Merger, the closing
                                 sale price of CUC International Common Stock was $37.50,
                                 and the closing sale price of CUC International Common
                                 Stock was $36.875 on June 19, 1996 (the latest practicable date preceding the mailing of this Proxy
                                 Statement/Prospectus for which such price information was
                                 available). There can be no assurance that the market
                                 price of CUC International Common Stock at and after the
                                 Effective Time will approximate such prices. Although the
                                 Company has the right (but is not required) to terminate
                                 the Merger Agreement if the Average Stock Price is less
                                 than $29.00 (which represents a value to the Company's

                                       14

                                 shareholders of $24.65 per share of Company Common Stock
                                 based on the Exchange Ratio), the Company may nonetheless
                                 elect to consummate the Merger notwithstanding a decrease
                                 in the trading price of CUC International Common Stock
                                 that otherwise would entitle it to terminate the Merger
                                 Agreement.

INTEGRATION OF CERTAIN
  OPERATIONS.................  The Board of Directors of CUC International believes that the business combination with the Company will (i) enable
                                 CUC International to take advantage of the rapidly
                                 expanding PC and interactive access information technology markets and better position the Company to diversify its
                                 services by engaging in the development of educational and entertainment products for the global PC and Internet
                                 markets, (ii) continue CUC International's history of
                                 providing goods and services to consumers in both
                                 traditional on-line and interactive ways; and (iii) enable
                                 CUC International to broaden its interactive content
                                 offerings. The Company and CUC International also intend
                                 that the Merger will result in beneficial synergies with
                                 respect to the combination of the businesses of the
                                 Company and Sierra, if the Sierra Merger is consummated.
                                 Realization of the anticipated benefits of the Merger will depend, in part, upon whether the integration of the
                                 Company's business with CUC International and with Sierra, if the Sierra Merger is consummated, is achieved in an
                                 efficient and effective manner, and there can be no
                                 assurance that this will occur.

RELIANCE UPON COMPANY AND
  SIERRA MANAGEMENT..........  CUC International has no prior history in managing multimedia software development, software publication or
                                 distribution businesses, and CUC International will be
                                 dependent, in part, upon the management and creative
                                 personnel of the Company and Sierra, if the Sierra Merger
                                 is consummated, to operate the software businesses of the
                                 Company and Sierra. Although the Chief Executive Officer
                                 and President of the Company and certain executive
                                 officers of Sierra, if the Sierra Merger is consummated,
                                 will enter into employment agreements with CUC
                                 International, there can be no assurance that other
                                 management and creative personnel will remain in the
                                 employ of CUC International following the Merger and/or
                                 the Sierra Merger or that such employment agreements will
                                 be renewed. The potential loss of and failure to replace
                                 key management or creative personnel from either the
                                 Company or Sierra could have an adverse impact on the
                                 results of operations of CUC International's entertainment and educational software business. The competition for
                                 qualified personnel in the software industry is intense,
                                 and the Company believes that one of the reasons it has
                                 been able to attract and retain qualified management and
                                 creative personnel is because its employees perceive an
                                 opportunity to participate in the growth of the Company
                                 through their

                                 ownership of Company Common Stock and/or stock options. To the extent that employees of the Company believe that
                                 equity ownership incentives provided by CUC International
                                 are less favorable than those received at the Company
                                 prior to the Merger or those offered by competing software companies, there is a risk that CUC International may lose valuable management and creative personnel.

EFFECT OF ANTITAKEOVER
  PROVISIONS OF DELAWARE LAW
  AND CUC INTERNATIONAL'S
  CHARTER DOCUMENTS..........  Upon consummation of the Merger, the shareholders of the
                                 Company will become shareholders of CUC International, a
                                 corporation governed by the laws of Delaware. CUC
                                 International's Certificate of Incorporation includes what is generally referred to as a "fair price provision," and
                                 CUC International is subject to the provisions of Section
                                 203 of the "DGCL" (as defined below). In contrast to the
                                 Company, the Board of Directors of CUC International is
                                 divided into three classes, with each class standing for
                                 election once every three years. Directors of CUC
                                 International cannot be removed without cause, and
                                 amendments to the Certificate of Incorporation and Bylaws
                                 of CUC International cannot be effected, without the
                                 affirmative vote of holders of 80% of the outstanding
                                 shares of CUC International Common Stock. These and other
                                 provisions of CUC International's organizational documents and applicable provisions of the DGCL may have the effect
                                 of delaying, deterring, or preventing changes in control
                                 of CUC International or its management. See "Comparison of
                                 Shareholders' Rights."

                              CERTAIN DEFINITIONS

    The following capitalized terms used in this Proxy Statement/Prospectus have the following respective meanings:

                               "ANTITRUST DIVISION" means the Antitrust Division of the
                                 United States Department of Justice.

                               "AVERAGE STOCK PRICE" means a fraction, the numerator of
                                 which is the sum of the Closing Price (defined below) for
                                 each trading day during the period of 15 consecutive
                                 trading days ending on the first trading day that is at
                                 least 10 calendar days prior to the scheduled date of the
                                 Meeting and the denominator of which is 15.

                               "CGCL" means the California General Corporation Law, as
                                 amended.

                               "CLOSING PRICE" with respect to any trading day, means the per share closing price of CUC International Common Stock
                                 on such day as reported in the NYSE Composite
                                 Transactions.

                               "COMPANY DISSENTING SHARES" means those shares of Company
                                 Common Stock with respect to which the holders have voted
                                 against the Merger and have perfected their purchase
                                 demand in accordance with the CGCL, except that no such
                                 shares will

                                 constitute Company Dissenting Shares unless either (i)
                                 holders of 5% or more of the outstanding shares of Company
                                 Common Stock file demands for payment as dissenting shares under the CGCL or (ii) the shares in question are subject
                                 to a restriction on transfer imposed by the Company or by
                                 any law or regulation. Holders of Company Dissenting
                                 Shares will be notified of the date on which the Company
                                 Dissenting Shares will cease to be eligible for treatment
                                 as dissenting shares under the CGCL.

                               "DGCL" means the Delaware General Corporation Law, as
                                 amended.

                               "EXCHANGE RATIO" means the number of shares of CUC
                                 International Common Stock to be issued in the Merger in
                                 respect of each outstanding share of Company Common Stock
                                 in accordance with the terms and subject to the conditions of the Merger Agreement (i.e., .85 of one share of CUC
                                 International Common Stock in respect of each outstanding
                                 share of Company Common Stock).

                               "FTC" means the United States Federal Trade Commission.

                               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976, as amended.

                               "IDEON EFFECTIVE TIME" means the effective time of the Ideon
                                 Merger.

                               "MATERIAL ADVERSE EFFECT" means any change or effect (i)
                                 that is or is reasonably likely to be materially adverse
                                 to the properties, business, results of operations or
                                 condition (financial or otherwise) of the Company and its
                                 subsidiaries, or CUC International and its subsidiaries,
                                 as the case may be, taken as a whole, other than any
                                 change or effect arising out of general economic
                                 conditions unrelated to any businesses in which the
                                 Company or CUC International, as the case may be, is
                                 engaged or (ii) that may impair the ability of the Company or CUC International to consummate the transactions
                                 contemplated hereby.

                               "QUALIFIED HOLDER(S)" means any holder of Company Common
                                 Stock party to the Registration Rights Agreement and those succeeding to the interest of such holder by gift or by
                                 virtue of the laws of descent and distribution.

                               "REGISTRABLE SECURITIES" means (i) any and all shares of CUC
                                 International Common Stock received by the Qualified
                                 Holders in the Merger in exchange for the shares of
                                 Company Common Stock which are beneficially owned by them
                                 and (ii) any other securities issued or issuable with
                                 respect to any shares of CUC International Common Stock
                                 described in clause (i) above by way of a stock dividend
                                 or stock split or in connection with certain
                                 recapitalization, exchange, reorganization and business
                                 combination transactions.

                               "SIERRA COMMON STOCK" means the common stock, $.01 par
                                 value, of Sierra.

                               "SIERRA CONVERTIBLE NOTES" means the 6 1/2% Convertible
                                 Subordinated Notes due 2001 of Sierra.

                               "SIERRA EFFECTIVE TIME" means the effective time of the
                                 Sierra Merger.

                               "SIGNIFICANT ACQUISITION" means the acquisition by the
                                 Company or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or
                                 indirect ownership interest or investment in any business
                                 whose annual revenues, net income or assets is equal to or greater than 40% of the annual revenues, net income or
                                 assets of the Company.

                               "THIRD PARTY ACQUISITION" means the occurrence of any of the following events (i) the acquisition of the Company by
                                 merger or otherwise by any person (which includes a
                                 "person" as such term is defined in Section 13(d)(3) of
                                 the Exchange Act) or entity other than CUC International,
                                 Merger Sub or any affiliate thereof (a "Third Party");
                                 (ii) the acquisition by a Third Party of more than 30% of
                                 the total assets of the Company and its subsidiaries,
                                 taken as a whole; or (iii) the acquisition by a Third
                                 Party of 30% or more of the outstanding shares of Company
                                 Common Stock.

                        SUMMARY SELECTED FINANCIAL DATA

    THE FOLLOWING SUMMARY SELECTED FINANCIAL DATA FOR CUC INTERNATIONAL FOR THE FIVE YEARS ENDED JANUARY 31, 1996, FOR THE COMPANY FOR THE FIVE YEARS ENDED DECEMBER 31, 1995, FOR SIERRA FOR THE FIVE YEARS ENDED MARCH 31, 1995 AND FOR IDEON FOR THE YEAR ENDED DECEMBER 31, 1995, THE TWO MONTHS ENDED DECEMBER 31, 1994 AND THE FOUR YEARS ENDED OCTOBER 31, 1994, ARE DERIVED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CUC INTERNATIONAL, THE COMPANY, SIERRA AND IDEON, RESPECTIVELY. EACH OF THE COMPANY'S AND IDEON'S SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS DERIVED FROM THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND IDEON, RESPECTIVELY. CUC INTERNATIONAL'S SELECTED FINANCIAL DATA AS OF APRIL 30, 1996 AND FOR THE THREE MONTHS THEN ENDED IS DERIVED FROM CUC INTERNATIONAL'S UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. SIERRA'S SELECTED FINANCIAL DATA FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1995 IS DERIVED FROM THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SIERRA. SIERRA'S SELECTED FINANCIAL DATA FOR THE YEAR ENDED MARCH 31, 1996 IS UNAUDITED AND IS DERIVED FROM SIERRA'S FINANCIAL RESULTS FOR SUCH PERIOD RELEASED ON MAY 14, 1996 (THE "SIERRA PRESS RELEASE"). THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND CUC INTERNATIONAL INCLUDE, AND THE COMPANY AND CUC INTERNATIONAL HAVE BEEN ADVISED THAT THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SIERRA AND IDEON INCLUDE, ALL ADJUSTMENTS, CONSISTING OF NORMAL RECURRING RESERVES AND ACCRUALS, WHICH MANAGEMENT OF EACH ENTITY CONSIDERS NECESSARY FOR A FAIR PRESENTATION OF FINANCIAL POSITIONS AND RESULTS OF OPERATIONS FOR THE UNAUDITED PERIODS AND DATES PRESENTED. THE DATA SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, RELATED NOTES AND OTHER FINANCIAL INFORMATION, AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," INCLUDED IN EACH OF THE CUC 10-K, THE CUC 10-Q, THE COMPANY 10-K, THE COMPANY 10-Q, THE SIERRA 10-Q, THE IDEON 10-K AND THE IDEON 10-Q.

                               CUC INTERNATIONAL
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                             THREE MONTHS
                                            YEAR ENDED JANUARY 31,                        ENDED APRIL 30,(I)
                         ------------------------------------------------------------    --------------------
                            1996        1995(D)        1994      1993(E)       1992        1996        1995
                         ----------    ----------    --------    --------    --------    --------    --------
                                                                                             (UNAUDITED)
INCOME STATEMENT DATA
 (A):
Total revenues........   $1,414,964    $1,182,896    $984,801    $800,971    $699,049    $390,026    $325,114
Income from continuing
 operations before
 income taxes.........      266,343(b)    201,785     153,258     101,402      60,536(f)   78,660      59,047
Income from continuing
operations............      163,374(b)    124,566      94,151      63,667      33,901(f)   48,250      36,046
Income per common
 share from continuing
operations (c)........   $     0.84(b) $     0.66    $   0.51    $   0.38    $   0.21(f) $   0.25    $   0.19
                         ----------    ----------    --------    --------    --------    --------    --------
Weighted average
 number of common and
 dilutive common
 equivalent shares
 outstanding (c)......      194,666       189,219     183,113     167,908     163,690     196,736     192,371
                         ----------    ----------    --------    --------    --------    --------    --------

                                                                                                         AT
                                                            AT JANUARY 31,                           APRIL 30,
                                     ------------------------------------------------------------    ----------
                                        1996          1995         1994        1993        1992       1996(I)
                                     ----------    ----------    --------    --------    --------    ----------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA (A):
Total assets(i)...................   $1,414,408    $1,094,353    $896,406    $727,647    $535,011    $1,466,671
Long-term debt (g)................        5,451        16,965      23,601      29,855      16,330         5,315
Zero coupon convertible notes.....       14,410        15,046      22,176      37,295      69,228        14,709
Shareholders' equity (h)..........      727,212       480,163     312,047     167,381      19,604       805,571
Working capital(i)................      557,149       378,801     238,441      94,176      58,786       625,734

 (a)  During the fiscal year ended January 31, 1996, CUC International acquired Welcome Wagon
      International, Inc., CUC Europe Limited, Credit Card Sentinel (U.K.) Limited, the Getko
      Group Inc. ("GETKO"), North American Outdoor Group, Inc. ("NAOG") and Advance Ross
      Corporation ("Advance Ross"). These acquisitions, other than the acquisitions of GETKO,
      NAOG and Advance Ross, were accounted for in accordance with the purchase method and, accordingly, have been incorporated in CUC International's results of operations from the respective dates of acquisition. The results of operations of these acquired entities for the periods prior to their acquisition were not significant to the historical financial statements of CUC International. The acquisitions of GETKO, NAOG and Advance Ross were accounted for in accordance with the pooling-of-interests method.
      Accordingly, the CUC International financial statements, common share and per common share data were restated for all prior periods to include GETKO, NAOG and Advance Ross.

 (b)  Includes provision for costs incurred in connection with the acquisition by CUC
      International of Advance Ross. The charge aggregated $5.2 million ($4.2 million or $.02 per share of CUC International Common Stock after-tax effect).

 (c)  Adjusted to give retroactive effect to the 3:2 stock split effected on June 30, 1995 for shareholders of record of CUC International Common Stock on June 19, 1995.

 (d)  During the fiscal year ended January 31, 1995, CUC International acquired Essex
      Corporation and its subsidiaries ("Essex"). This acquisition was accounted for in accordance with the purchase method and, accordingly, has been included in CUC
      International's results of operations from the date of acquisition. Essex's results of operations for the period prior to its acquisition were not significant to the historical financial statements of CUC International.

 (e)  During the fiscal year ended January 31, 1993, CUC International acquired Leaguestar plc ("Leaguestar") and Sally Foster Gift Wrap, LP ("Sally Foster"). These acquisitions were accounted for in accordance with the purchase method and, accordingly, have been included in CUC International's results of operations from the respective dates of acquisition. Leaguestar's and Sally Foster's results of operations for the periods prior to their acquisition were not significant to the historical financial statements of CUC International.

 (f)  Includes provision for costs incurred in connection with the integration of the operations of CUC International and Entertainment Publishing Corp. ("Entertainment")
      (acquired during the fiscal year ended January 31, 1992 in a transaction accounted for in accordance with the pooling-of-interests method) and costs of professional fees and other expenses related to the merger with Entertainment. The charge aggregated $20.7 million ($15.0 million, or $.09 per share of CUC International Common Stock, after-tax effect). Also includes a one-time gain on the sale of an unconsolidated affiliate of
      Advance Ross. The gain aggregated $11.7 million ($7.0 million, or $.04 per share of CUC
      International Common Stock, after-tax effect).

 (g)  Includes current portion of long-term debt of $1.4 million, $9.0 million, $6.3 million,
      $3.4 million and $1.2 million at January 31, 1996, 1995, 1994, 1993 and 1992, respectively. Excludes $5.5 million, $23.2 million and $26.7 million of amounts due under revolving credit facilities at January 31, 1994, 1993 and 1992, respectively, and
      $6.0 million due at January 31, 1993 under a note payable issued in connection with the acquisition of Sally Foster.

 (h)  No cash dividends in respect of shares of CUC International Common Stock have been paid or declared during the five years ended January 31, 1996. However, an insignificant amount of cash dividends were paid in respect of the NAOG common stock for the fiscal years ended January 31, 1994, 1993 and 1992.

 (i)  CUC International classified membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process
      (previously classified as a current asset) as non-current assets in its balance sheet at April 30, 1996. CUC International's total assets and working capital at January 31,
      1996, 1995, 1994, 1993 and 1992 have been adjusted for these reclassifications and, before giving effect to these reclassifications, were $1.1 billion and $0.6 billion,
      $0.9 billion and $0.4 billion, $0.7 billion and $0.3 billion, $0.6 billion and $0.1 billion, and $0.4 billion and $0.1 billion, respectively.

                          DAVIDSON & ASSOCIATES, INC.
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,(A)                    MARCH 31,(A)
                                     ----------------------------------------------------     -----------------
                                       1995      1994        1993      1992        1991        1996      1995
                                     --------   -------     -------   -------     -------     -------   -------
                                                                                                 (UNAUDITED)

INCOME STATEMENT DATA:

Total revenues.....................  $147,226   $93,171     $62,372   $39,755     $16,559     $29,203   $25,622

Income from continuing operations
 before income taxes...............    21,802    12,090(c)   11,167     6,402       5,062       3,090     1,820

Income from continuing
 operations........................    13,577     6,478(c)    6,949     3,685(b)    3,009(b)    2,071     1,217

Income per common share from
 continuing operations(d)..........  $   0.38   $  0.19(c)  $  0.21   $  0.12(b)         (b)  $  0.06   $  0.03
                                     --------   -------     -------   -------     -------     -------   -------

Weighted average number of
 common equivalent shares
 outstanding(d)....................    35,768    34,986      33,599    31,442(b)         (b)   35,712    35,116
                                     --------   -------     -------   -------     -------     -------   -------

                                                                                                      AT
                                                                                                   MARCH 31,
                                                         AT DECEMBER 31, (A)                         1996
                                         ----------------------------------------------------     -----------
                                           1995      1994        1993      1992        1991       (UNAUDITED)
                                         --------   -------     -------   -------     -------

BALANCE SHEET DATA:

Total assets...........................   $85,722   $60,582     $44,595   $20,580     $14,710       $76,058

Shareholders' equity...................    59,598    45,709      37,333     5,012      10,905        62,107

Working capital (deficiencies).........    48,067    35,988      30,452      (904)(d)   6,209        44,999

- ------------

 (a)  During 1995, the Company acquired Maverick Software, Inc. ("Maverick") and the Cute Company
      (subsequently renamed "FUNNYBONE Interactive") through pooling-of-interests transactions.
      Accordingly, the financial statements, common share and per common share data were restated
      for all periods to include Maverick and FUNNYBONE Interactive. During March 1996, the
      Company acquired Condor, Inc. (subsequently renamed "Blizzard North") through a pooling-of-interests transaction. The financial statements, common share and per common share data at and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 were not restated to include Blizzard North because its results of operations were not significant.

 (b)  Includes a pro forma income tax adjustment (unaudited) to reflect the tax liability of the
      Company as a C corporation rather than an S corporation for federal and state income tax purposes. Income per common share from continuing operations and weighted average number of common equivalent shares outstanding are not presented for 1991 due to the Company's S corporation status in that year.

 (c)  Includes a $3.95 million non-tax-deductible write-off of in-process research and development associated with the June 1994 purchase of Learningways.

 (d)  Includes $10.5 million of dividend notes payable to shareholders in connection with the
      Company's conversion to an S corporation.

 (e)  All common share and per common share data have been adjusted to reflect a 2:1 stock split, effected on August 23, 1995.

                              SIERRA ON-LINE, INC.
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                    YEAR ENDED MARCH 31,(A)
                                                     -----------------------------------------------------
                                                        1996         1995       1994      1993      1992
                                                     -----------   --------   --------   -------   -------
                                                     (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues.....................................   $ 158,177     $97,879    $73,101   $56,320   $47,887
Income (loss) from continuing operations
  before income taxes..............................      22,635(b)   18,857     (8,551)  (12,868)    5,585
Income (loss) from continuing operations...........      16,170      12,992     (7,872)   (9,611)    3,856
Income (loss) per common share
  from continuing operations.......................   $    0.77(b) $   0.70   $  (0.46)  $ (0.57)  $  0.28
                                                     -----------   --------   --------   -------   -------
Weighted average number
  of common and dilutive common
  equivalent shares outstanding....................      21,012      18,513     17,143    16,826    13,756
                                                     -----------   --------   --------   -------   -------

                                                                        AT MARCH 31,(A)
                                                     -----------------------------------------------------
                                                        1996         1995       1994      1993      1992
                                                     -----------   --------   --------   -------   -------
                                                     (UNAUDITED)
BALANCE SHEET DATA:
Total assets.......................................   $ 178,897    $145,354   $ 68,905   $65,194   $70,346
Long-term obligations..............................       1,030       5,907        634       236         6
Convertible debt...................................      23,389      34,634      --        --        --
Shareholders' equity...............................     118,531      82,619     51,106    51,570    60,263
Working capital....................................     118,848     103,161     34,266    37,596    45,983

- ------------

 (a)  During the year ended March 31, 1996, Sierra merged with The Pixellite
      Group ("Pixellite"), Software Inspiration, Ltd. ("Inspiration"), Green
      Thumb Software Inc. ("Green Thumb"), Arion Software, Inc. ("Arion") and
      Papyrus Design Group, Inc. ("Papyrus"). These mergers were accounted for in accordance with the pooling-of-interests method. The financial information presented here reflects the combined results of Sierra, Pixellite, Inspiration, and Papyrus for all periods presented.
      The financial statements of Sierra have not been restated for the Green
      Thumb and Arion acquisitions as the operations of these companies were not significant.

 (b) Includes a non-recurring charge of $2.3 million ($.08 per share after-tax effect) primarily related to Sierra's acquisition of Papyrus and the subsequent buyout of certain of its distribution agreements, as well as investment banker fees associated with the Sierra Merger.

                               IDEON GROUP, INC.
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                                     THREE MONTHS ENDED
                                           TWO MONTHS                                                     MARCH 31,
                            YEAR ENDED       ENDED                YEAR ENDED OCTOBER 31,                 (UNAUDITED)
                           DECEMBER 31,   DECEMBER 31,   -----------------------------------------   -------------------
                             1995(I)          1994         1994       1993       1992       1991       1996       1995
                           ------------   ------------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA(H):
Subscription card service
 and consumer marketing
revenue, net..............   $226,620       $ 33,290     $175,541   $156,600   $146,265   $140,557   $ 62,964   $ 56,680
Interest and other
income(a).................      7,348          1,408       13,545     10,526     11,916     11,327      7,736      3,048
Income (loss) before
 cumulative effect of
 accounting
change(b)(c)(e)(f)(j).....    (49,441)       (49,944)      18,021     31,477     22,498     29,713      5,869        301
Net Income
(loss)(b)(c)(d)(e)(f)(j)..    (49,441)       (49,944)      20,021     31,477     22,498     29,713      5,869        301
Income (loss) per
share(b)(c)(d)(e)(f)(j)...    $  (1.73)     $  (1.70)    $    .70   $   1.10   $    .75   $   1.02   $    .21   $    .01
Cash dividends per
share.....................    $    .20       $    .05    $    .20   $    .20   $    .15   $    .15   $    .05   $    .05
                           ------------   ------------   --------   --------   --------   --------   --------   --------
Weighted average number
 of common and common
 dilutive equivalent
 shares outstanding(g)....      28,500         29,297      28,411     28,572     30,158     29,325     28,097     29,870
                           ------------   ------------   --------   --------   --------   --------   --------   --------

                                                                                                              AT
                                                                                                           MARCH 31,
                                          AT DECEMBER 31,                  AT OCTOBER 31,                    1996
                                        -------------------   -----------------------------------------   -----------
                                          1995       1994       1994       1993       1992       1991     (UNAUDITED)
                                        --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA(H):
Total cash and cash equivalents and
investments(g)........................  $ 72,140   $168,981   $184,533   $170,039   $187,301   $178,670    $  32,365
Total assets..........................   385,910    428,714    480,373    378,287    377,418    351,566      391,281
Stockholders' equity(g)...............   102,860    166,806    217,592    157,695    165,498    144,903      107,120

- ------------

 (a) During the first quarter of 1996, Ideon recognized $6.7 million of income from the reversal of an accrual established in 1992 in connection with a contested lease. The contested lease was the subject of litigation which was settled in March 1996. During 1994, Ideon recognized $4.3 million of income from the settlement of two lawsuits. During 1992, Ideon recognized
      $0.6 million of income from the settlement of a lawsuit.

 (b) During 1995, Ideon recorded pre-tax charges of $43.8 million (net of recoveries of $1.2 million) related to the abandonment of certain new product development efforts and the restructuring of SafeCard and the corporate infrastructure.

 (c) During the two months ended December 31, 1994, Ideon recorded a pre-tax charge of $65.5 million (for a change in the amortization periods for deferred subscriber acquisition costs). Ideon also recorded a charge to earnings of $1.9 million for permanent impairment of the value of its securities portfolio.

 (d) During 1994, Ideon recorded a $2.0 million benefit ($.07 per share) resulting from a change in its method of accounting for income taxes.

 (e) During 1992, Ideon recorded a pre-tax charge of $17.5 million against earnings in connection with its relocation from Ft. Lauderdale, Florida to Cheyenne, Wyoming.

 (f) In April 1994, Ideon recorded a pre-tax charge of $7.9 million in connection with a reorganization of its operations, the naming of a new senior management team and a payment made to Steven J. Halmos, Ideon's co-founder, in connection with the termination of his contract to provide services to Ideon.

 (g)  During 1995 and 1993, Ideon repurchased approximately 1.0 million and 3.5 million shares of Ideon Common Stock at a cost of approximately $9.8 million and $41.7 million, respectively.

 (h)  In September 1994, Ideon acquired the outstanding common stock of Wright
      Express. In January 1995, Ideon acquired the net assets of National
      Leisure Group. The results of operations of Wright Express and National
      Leisure Group have been included in the consolidated results of operations since their respective dates of acquisition.

 (i)  Effective January 1, 1995, Ideon changed its fiscal year end from October
      31 to December 31.

 (j) During the first quarter of 1996, Ideon recorded certain nonrecurring charges, including (i) a charge for the termination of its former
      Chairman and Chief Executive Officer ($2.5 million), (ii) a reserve for the consolidation of its operations in Jacksonville, Florida and the closing of its Jacksonville operations center ($2.9 million) and (iii) expenses related to the Board of Directors' review of strategic alternatives to enhance shareholder value ($0.8 million).

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    THE FOLLOWING SUMMARY UNAUDITED PRO FORMA SELECTED COMBINED FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE PRO FORMA INFORMATION IS BASED ON THE HISTORICAL FINANCIAL STATEMENTS OF CUC INTERNATIONAL, THE COMPANY, SIERRA AND IDEON GIVING EFFECT TO THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER UNDER THE POOLING-OF-INTERESTS METHOD. THIS PRO FORMA INFORMATION MAY NOT BE INDICATIVE OF THE RESULTS THAT WOULD HAVE OCCURRED HAD THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER BEEN EFFECTED ON THE DATES INDICATED OR THE RESULTS WHICH MAY BE OBTAINED IN THE FUTURE. CUC INTERNATIONAL, THE COMPANY AND SIERRA HAVE PAID NO CASH DIVIDENDS ON THEIR COMMON STOCK DURING THE PERIODS PRESENTED. HOWEVER, AN INSIGNIFICANT AMOUNT OF CASH DIVIDENDS WERE PAID IN RESPECT OF THE NAOG COMMON STOCK FOR THE YEAR ENDED JANUARY 31, 1994. THE PRO FORMA INFORMATION IS BASED ON THE HISTORICAL FINANCIAL STATEMENTS OF CUC INTERNATIONAL, THE COMPANY, SIERRA AND IDEON CONTAINED IN THE CUC 10-K, THE CUC 10-Q, THE COMPANY 10-K, THE COMPANY 10-Q, THE SIERRA 10-Q, THE SIERRA PRESS RELEASE, THE IDEON 10-K AND THE IDEON 10-Q, RESPECTIVELY. SIERRA'S REVENUES OF $22.2 MILLION AND NET INCOME OF $0.7 MILLION FOR THE THREE MONTHS ENDED MARCH 31, 1995 ARE INCLUDED IN SIERRA'S HISTORICAL STATEMENTS OF INCOME FOR THE YEARS ENDED MARCH 31, 1995 AND DECEMBER 31, 1995 AND ARE THEREFORE INCLUDED IN THE FISCAL 1996 AND FISCAL 1995 PRO FORMA RESULTS OF OPERATIONS. EFFECTIVE JANUARY 1, 1995, IDEON CHANGED ITS FISCAL YEAR END FROM OCTOBER 31 TO DECEMBER 31. IDEON'S RESULTS OF OPERATIONS FOR THE TWO MONTHS ENDED DECEMBER 31, 1994 (THE "IDEON TRANSITION PERIOD") HAVE BEEN EXCLUDED FROM THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA. IDEON'S REVENUES AND NET LOSS FOR THE IDEON TRANSITION PERIOD WERE $34.7 MILLION AND $(49.9) MILLION, RESPECTIVELY. THE NET LOSS FOR THE IDEON TRANSITION PERIOD WAS PRINCIPALLY THE RESULT OF A $65.5 MILLION ONE-TIME, NON-CASH, PRE-TAX CHARGE RECORDED IN CONNECTION WITH A CHANGE IN ACCOUNTING FOR DEFERRED SUBSCRIBER ACQUISITION COSTS.

                  PRO FORMA CUC INTERNATIONAL AND THE COMPANY
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                            THREE-MONTH
                                                                                            PERIOD ENDED
                                                    FISCAL YEAR ENDED JANUARY 31,            APRIL 30,
                                            ---------------------------------------------   ------------
                                                   1996              1995         1994          1996
INCOME STATEMENT DATA:
Total revenues............................      $ 1,562,190       $1,276,067   $1,047,173    $   419,229
Income from continuing operations.........          176,951          131,044      101,100         50,321
Income per common share from continuing
operations................................      $      0.79       $     0.60   $     0.48    $      0.22
                                            -------------------   ----------   ----------   ------------
Weighted average number of common and
  dilutive common equivalent shares
  outstanding.............................          225,069          218,957      211,672        227,091
                                            -------------------   ----------   ----------   ------------


                                                                                            AT APRIL 30,
BALANCE SHEET DATA:                                                                             1996
                                                                                            ------------
Total assets.............................................................................    $ 1,542,729
Long-term obligations....................................................................          5,315
Zero coupon convertible notes............................................................         14,709
Shareholders' equity.....................................................................        867,678
Working capital..........................................................................        661,433

              PRO FORMA CUC INTERNATIONAL, THE COMPANY AND SIERRA
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                            PERIOD ENDED
                                                    FISCAL YEAR ENDED JANUARY 31,            APRIL 30,
                                            ---------------------------------------------   ------------
                                                   1996              1995         1994          1996
INCOME STATEMENT DATA:
Total revenues............................      $ 1,706,954       $1,373,946   $1,120,274    $   454,792
Income from continuing operations.........          194,416          144,036       93,228         49,746
Income per common share from continuing
operations................................      $      0.78       $     0.60   $     0.40    $      0.20
                                            -------------------   ----------   ----------   ------------
Weighted average number of common and
  dilutive common equivalent shares
  outstanding.............................          250,231          241,636      232,672        253,361
                                            -------------------   ----------   ----------   ------------

                                                                                            AT APRIL 30,
BALANCE SHEET DATA:                                                                             1996
                                                                                            ------------
Total assets.............................................................................    $ 1,721,626
Long-term obligations....................................................................          6,345
Zero coupon convertible notes............................................................         14,709
Convertible debt.........................................................................         23,389
Shareholders' equity.....................................................................        986,209
Working capital..........................................................................        780,281

               PRO FORMA CUC INTERNATIONAL, THE COMPANY AND IDEON
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                            PERIOD ENDED
                                                    FISCAL YEAR ENDED JANUARY 31,            APRIL 30,
                                            ---------------------------------------------   ------------
                                                   1996              1995         1994          1996
INCOME STATEMENT DATA:
Total revenues............................      $ 1,790,468       $1,456,732   $1,205,563    $   489,252
Income from continuing operations.........          127,510          149,065      132,577         56,190
Income per common share from continuing
operations................................             0.53             0.64         0.59           0.23
Cash dividends per common share...........      $      0.02       $     0.02   $     0.02    $      0.01
                                            -------------------   ----------   ----------   ------------
Weighted average number of common and
  dilutive common equivalent shares
  outstanding.............................          239,156          233,001      225,795        240,979
                                            -------------------   ----------   ----------   ------------

                                                                                            AT APRIL 30,
BALANCE SHEET DATA:                                                                             1996
                                                                                            ------------
Total assets.............................................................................    $ 1,934,010
Long-term obligations....................................................................          5,315
Zero coupon convertible notes............................................................         14,709
Shareholders' equity.....................................................................        894,798
Working capital..........................................................................        609,064

           PRO FORMA CUC INTERNATIONAL, THE COMPANY, SIERRA AND IDEON
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                            PERIOD ENDED
                                                    FISCAL YEAR ENDED JANUARY 31,            APRIL 30,
                                            ---------------------------------------------   ------------
                                                   1996              1995         1994          1996
INCOME STATEMENT DATA:
Total revenues............................      $ 1,935,232       $1,554,611   $1,278,664    $   524,815
Income from continuing operations.........          144,975          162,057      124,705         55,615
Income per common share from continuing
operations................................             0.55             0.63         0.51           0.21
Cash dividends per common share...........      $      0.02       $     0.02   $     0.02    $      0.01
                                            -------------------   ----------   ----------   ------------
Weighted average number of common and
  dilutive common equivalent shares
  outstanding.............................          264,318          255,679      246,795        267,249
                                            -------------------   ----------   ----------   ------------

                                                                                            AT APRIL 30,
BALANCE SHEET DATA:                                                                             1996
                                                                                            ------------
Total assets.............................................................................    $ 2,112,907
Long-term obligations....................................................................          6,345
Zero coupon convertible notes............................................................         14,709
Convertible debt.........................................................................         23,389
Shareholders' equity.....................................................................      1,013,329
Working capital..........................................................................        727,912

                      COMPARATIVE MARKET PRICE INFORMATION

    CUC International. Shares of CUC International Common Stock are listed for trading on the NYSE under the symbol "CU." The table below sets forth, for CUC International's fiscal quarters commencing in fiscal 1995 through June 19, 1996, the reported high and low closing prices of CUC International Common Stock as reported on the NYSE Composite Transactions for all periods presented, based on published financial sources. CUC International has paid no cash dividends in respect of CUC International Common Stock during the periods presented. The market price for CUC International Common Stock on February 16, 1996, the last trading day immediately preceding the public announcement of the proposed Merger, and as of the most recent practicable date, is set forth below in "Equivalent Per Share Data."

                                                                      PRICE PER SHARE
                                                                    OF CUC INTERNATIONAL
                                                                        COMMON STOCK
                                                                     -----------------
                                                                   HIGH               LOW
                                                             ----------------   ---------------
Fiscal 1995 (ended January 31, 1995)
  First Quarter...........................................   $21 7/8           $18
  Second Quarter..........................................    20 3/8            17 1/8
  Third Quarter...........................................    23 1/8            20 3/8
  Fourth Quarter..........................................    24 1/8            19 1/8

Fiscal 1996 (ended January 31, 1996)
  First Quarter...........................................    27 1/8            23 1/8
  Second Quarter..........................................    31 1/8            24 1/2
  Third Quarter...........................................    36 3/8            29 7/8
  Fourth Quarter..........................................    38                30

Fiscal 1997
  First Quarter...........................................    39 1/4            28
  Second Quarter (through June 19, 1996)..................    39 3/8            33 1/4

    The stock prices set forth above have been adjusted to give retroactive effect to the 3:2 stock split effected on June 30, 1995 for shareholders of record of CUC International Common Stock on June 19, 1995. CUC International has not paid any dividends in respect of CUC International Common Stock since its inception, other than the payment of a special dividend of $0.99 per common share and $1.38 face amount ($0.62 original issuance discount amount) per common share of the CUC International Zero Coupon Notes due June 6, 1996 issued in connection with the recapitalization of CUC International effected in fiscal 1990. In addition, the Amended and Restated Credit Agreement dated as of June 30, 1994 and entered into with General Electric Capital Corporation (which contained restrictions on the payment of dividends in respect of CUC International Common Stock), was terminated effective on March 19, 1996.

    The Company. Shares of Company Common Stock are listed for trading on the NASDAQ Stock Market under the symbol "DAVD." The table below sets forth, for the Company's fiscal quarters commencing in fiscal 1994 through June 19, 1996, the reported high and low closing sales prices of the Company Common Stock as reported on the NASDAQ Stock Market, based on published financial sources. At the Record Date, there were approximately 2,800 holders of record of the Company Common Stock. The Company has paid no cash dividends on shares of the Company Common Stock during the periods presented. The market price for Company Common Stock on February 16, 1996, the last trading day preceding the public announcement of the proposed Merger, and as of the most recent practicable date, is set forth below in "Equivalent Per Share Data."

                                                                    PRICE PER SHARE
                                                                       OF COMPANY
                                                                      COMMON STOCK
                                                                   -----------------
                                                                 HIGH              LOW
                                                                 ----              ---
Fiscal 1994 (ended December 31, 1994)
  First Quarter...........................................     $12 3/8           $10 1/4
  Second Quarter..........................................      12                 9 5/8
  Third Quarter...........................................       9                 7 5/8
  Fourth Quarter..........................................      17 1/2            13 3/4

Fiscal 1995 (ended December 31, 1995)
  First Quarter...........................................      16 7/8            12 3/8
  Second Quarter..........................................      20 1/2            12 7/8
  Third Quarter...........................................      29 1/4            25 3/8
  Fourth Quarter..........................................      39 1/4            16

Fiscal 1996
  First Quarter...........................................      27 1/4            16
  Second Quarter (through June 19, 1996)..................      33                21 3/4

    The stock prices set forth above have been adjusted to give retroactive effect to the 2:1 stock split effected on August 23, 1995.

    Equivalent Per Share Data. The information presented in the table below represents closing sale prices reported on the NYSE Composite Transactions for shares of CUC International Common Stock and on the NASDAQ Stock Market for shares of Company Common Stock, on February 16, 1996, the last trading day immediately preceding the public announcement of the proposed Merger, and on June 19, 1996 the last trading day for which closing sale prices were available at the time of the mailing of this Proxy Statement/Prospectus, as well as the "equivalent per share price" of shares of Company Common Stock on such dates. The "equivalent per share price" of shares of Company Common Stock represents the closing sale price per share reported on the NYSE Composite Transactions for shares of CUC International Common Stock at such specified date, multiplied by the Exchange Ratio.

                                  CUC INTERNATIONAL      COMPANY           COMPANY
                                    COMMON STOCK       COMMON STOCK      EQUIVALENT
                                        PRICE             PRICE        PER SHARE PRICE
                                  -----------------    ------------    ---------------
February 16, 1996..............         $37 1/2            $18 1/2          $31 7/8
June 19, 1996..................          36 7/8             31 1/2           31 3/8

    Following the Effective Time, shares of CUC International Common Stock are expected to continue to be traded on the NYSE and shares of Company Common Stock will cease to be traded on the NASDAQ Stock Market.

    BECAUSE THE MARKET PRICE OF SHARES OF CUC INTERNATIONAL COMMON STOCK INHERENTLY IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF CUC INTERNATIONAL COMMON STOCK THAT HOLDERS OF SHARES OF COMPANY COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE TIME. THE COMPANY HAS THE RIGHT (BUT IS NOT REQUIRED) TO TERMINATE THE MERGER AGREEMENT AND ABANDON THE MERGER IF THE AVERAGE STOCK PRICE IS LESS THAN $29.00 (WHICH REPRESENTS A VALUE TO THE COMPANY'S SHAREHOLDERS OF $24.65 PER SHARE OF COMPANY COMMON STOCK BASED ON THE EXCHANGE RATIO). SEE "SUMMARY--RISK FACTORS--FIXED EXCHANGE RATIO."

SHAREHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT QUOTATIONS FOR SHARES OF CUC INTERNATIONAL COMMON STOCK AND COMPANY COMMON STOCK.

    Comparative Per Common Share Data. The following sets forth the book value and income per share from continuing operations of CUC International Common Stock and the book value and income per share from continuing operations of Company Common Stock. The pro forma combined information is based on the historical financial statements of CUC International, the Company, Sierra and Ideon, as applicable (see "Unaudited Pro Forma Condensed Combined Financial Statements"), as adjusted to reflect consummation of the Merger, the Sierra Merger and the Ideon Merger under the pooling-of-interests method. The pro forma combined information and the Company equivalent pro forma information set forth below are unaudited. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of CUC International, the Company, Sierra and Ideon including the notes thereto, incorporated herein by reference, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.

                                                                                    AT APRIL 31,
                                                                                        1996
                                                                                    ------------
Book Value Per Common Share:
 Historical:
   CUC International(a)..........................................................      $ 4.23
   The Company...................................................................        1.76
Pro Forma Combined--CUC International and the Company............................        3.94
Pro-Forma Combined--CUC International, the Company and Sierra....................        4.02
Pro Forma Combined--CUC International, the Company and Ideon.....................        3.82
Pro Forma Combined--CUC International, the Company, Sierra and Ideon.............        3.91
Company Equivalent Pro Forma--CUC International and the Company(b)...............        3.35
Company Equivalent Pro Forma--CUC International, the Company and Sierra(b).......        3.41
Company Equivalent Pro Forma--CUC International, the Company and Ideon(b)........        3.25
Company Equivalent Pro Forma--CUC International, the Company, Sierra and
Ideon(b).........................................................................        3.32

                                                                       CUC INTERNATIONAL'S
                                                          ---------------------------------------------
                                                             FISCAL YEAR ENDED
                                                                JANUARY 31,
                                                          -----------------------    THREE MONTHS ENDED
                                                          1996     1995     1994       APRIL 30, 1996
                                                          -----    -----    -----    ------------------
Cash Dividends Per Common Share(c):
Pro Forma Combined--CUC International, the Company and
Ideon..................................................   $0.02    $0.02    $0.02          $ 0.01
Pro Forma Combined--CUC International, the Company,
 Sierra and Ideon......................................    0.02     0.02     0.02            0.01
Company Equivalent Pro Forma--CUC International, the
 Company and Ideon.....................................    0.02     0.02     0.02            0.01
Company Equivalent Pro Forma--CUC International, the
 Company, Sierra and Ideon.............................    0.02     0.02     0.02            0.01
Income Per Common Share From Continuing Operations:
 Historical:
   CUC International(a)................................    0.84     0.66     0.51            0.25
   The Company(d)......................................    0.38     0.19     0.21            0.06
Pro Forma Combined--CUC International and the
Company................................................    0.79     0.60     0.48            0.22
Pro Forma Combined--CUC International, the Company and
Sierra.................................................    0.78     0.60     0.40            0.20
Pro Forma Combined--CUC International, the Company and
Ideon..................................................    0.53     0.64     0.59            0.23
Pro Forma Combined--CUC International, the Company,
 Sierra and Ideon......................................    0.55     0.63     0.51            0.21
Company Equivalent Pro Forma--CUC International and the
Company(b).............................................    0.67     0.51     0.41            0.19
Company Equivalent Pro Forma--CUC International, the
 Company and Sierra(b).................................    0.66     0.51     0.34            0.17
Company Equivalent Pro Forma--CUC International, the
 Company and Ideon(b)..................................    0.45     0.54     0.50            0.20
Company Equivalent Pro Forma--CUC International, the
 Company, Sierra and Ideon(b)..........................    0.47     0.54     0.43            0.18

- ------------

 (a) Adjusted to give retroactive effect to the 3:2 stock split effected on June 30, 1995 for shareholders of record of CUC International Common
      Stock on June 19, 1995.
 (b) The Company equivalent pro forma information was computed by multiplying the pro forma combined information by the Exchange Ratio.
 (c) CUC International, the Company and Sierra have paid no cash dividends on their common stock during the periods presented. However, an insignificant amount of cash dividends were paid in respect of the NAOG common stock for the year ended January 31, 1994.
 (d) Adjusted to give retroactive effect to the 2:1 stock split in respect of the Company Common Stock, effected on August 23, 1995.

                    INFORMATION CONCERNING CUC INTERNATIONAL

DESCRIPTION OF CUC INTERNATIONAL'S BUSINESS

    CUC International is a membership-based consumer services company, providing consumers with access to a variety of services. CUC International currently has approximately 48.0 million members in its various services. CUC International operates in one business segment, providing these services as individual, wholesale or discount coupon program memberships. These memberships include such components as shopping, travel, auto, dining, home improvement, vacation exchange, credit card and checking account enhancement packages, financial products and programs. CUC International also administers insurance package programs which generally are combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts for local merchants and provides travelers with value-added tax refunds. CUC International believes it is the leading provider of membership-based consumer services of these types in the United States. CUC International also operates the biggest VAT refund system serving travelers shopping in Europe. CUC International's activities are conducted principally through its Comp-U-Card division and its wholly owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Interval International Inc. and Entertainment Publications, Inc.

    CUC International derives its revenues principally from membership fees. Membership fees vary depending upon the particular membership program, and annual fees to consumers generally range from $6 to $250 per year. Most of CUC International's memberships are for one-year renewable terms, and members generally are entitled to unlimited use during the membership period of the service for which the member has subscribed. Members generally may cancel their membership and obtain a full refund at any point during the membership term.

    CUC International arranges with client financial institutions, retailers, oil companies, credit unions, on-line networks, fundraisers and others to market certain membership services to such clients' individual account holders and customers. Participating institutions generally receive commissions on initial and renewal memberships, averaging 20% of the net membership fees. CUC International's contracts with these clients generally grant CUC International the right to continue providing membership services directly to each client's individual account holders even if the client terminates the contract, provided that the client continues to receive its commission.

    CUC International solicits members for its various programs by direct marketing and by using a direct sales force calling on financial institutions, fund raising charitable institutions and associations. Some of CUC International's individual memberships are available on-line to interactive computer users via major on-line services and the Internet's World Wide Web. For the fiscal year ended January 31, 1996, approximately 442 million solicitation pieces were mailed, followed up by approximately 59 million telephone calls.

    Individual memberships represented 63%, 65% and 69% of consolidated revenues for each of the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Wholesale memberships represented 14%, 13% and 14% of consolidated revenues for the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Discount coupon book memberships represented 23%, 22% and 17% of consolidated revenues for the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Membership revenue is recorded net of anticipated cancellations.

    In January 1995, CUC International acquired all of the outstanding capital stock of Essex in exchange for the payment of cash and the issuance of shares of CUC International Common Stock. The former shareholders of Essex may receive additional payments over the three years following the closing date of the acquisition based on the achievement of certain earnings growth objectives. Based on projections of the earnings growth of Essex prepared by management of CUC International and the earn-out formula contained in the definitive stock purchase agreement pursuant to which CUC International acquired all of the outstanding capital stock of Essex, management of CUC International believes that payments to such shareholders aggregating in excess of $30.0 million would be extremely remote.

    For a more detailed description of the business and properties of CUC International, see the descriptions thereof set forth in the CUC 10-K which is incorporated herein by reference.

OTHER CUC INTERNATIONAL BUSINESS COMBINATIONS

    The Sierra Merger. On February 19, 1996, CUC International entered into the Sierra Merger Agreement providing for the Sierra Merger. Pursuant to the Sierra Merger Agreement, among other things, at the effective time of the Sierra Merger, each share of Sierra Common Stock outstanding immediately prior to the Sierra Effective Time (other than shares held by CUC International, LAC or any other subsidiary of CUC International or by any subsidiary of Sierra), will by virtue of the Sierra Merger and without any action on the part of any holder of Sierra Common Stock, be converted into 1.225 shares of CUC International Common Stock. No fractional shares of CUC International Common Stock will be issued to holders of Sierra Common Stock in the Sierra Merger. Based on the equity capitalization of Sierra at June 17, 1996 it is expected that CUC International will issue in the Sierra Merger to holders of Sierra Common Stock an aggregate of approximately 25,564,977 shares of CUC International Common Stock.

    In addition, at the Sierra Effective Time, each outstanding option to purchase shares of Sierra Common Stock, whether vested or unvested, will be assumed by CUC International and shall constitute an option to purchase, on the same terms and conditions, as were applicable under the assumed options, the same number of shares of CUC International Common Stock as the holder of the assumed option would have been entitled to receive in the Sierra Merger had such holder exercised his or its assumed option, in full, immediately prior to the Sierra Effective Time.

    Each of Sierra and CUC International has agreed, until the Sierra Effective Time, to conduct and cause each of its respective subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, with certain specified exceptions, each of Sierra and CUC International have further agreed not to take certain actions or enter into or consummate certain transactions relating to: capitalization, indebtedness, investments, organizational instruments, accounting practices, tax elections, employee compensation benefits and plans, capital expenditure programs, and extraordinary corporate transactions and business combinations. Sierra also has agreed, subject to various qualifications and exceptions specified in the Sierra Merger Agreement (including with respect to the fiduciary duty of Sierra's Board of Directors to the holders of Sierra Common Stock) to discontinue any discussions or negotiations with parties (other than CUC International and LAC) interested in pursuing an acquisition of Sierra's assets or equity securities or a strategic business combination with Sierra or its subsidiaries, and not to approve, recommend or enter into an agreement providing for a third party acquisition (defined substantially similar to Third Party Acquisition) of Sierra except under certain circumstances. Sierra has agreed to pay to CUC International a termination (or "break-up") fee of $25.0 million under certain circumstances, together with reimbursement of up to $3.0 million of out-of-pocket expenses (including certain professional advisory fees) incurred by CUC International and LAC.

    The obligations of CUC International, Sierra and LAC to consummate the Sierra Merger are subject to and include the following conditions, as applicable: (i) the Sierra Merger Agreement having been duly adopted by the requisite vote of the holders of Sierra Common Stock; (ii) there not having been enacted, entered, promulgated or enforced by any United States court or United States governmental authority, any injunction, statute, rule, regulation, executive order, decree, or ruling which prohibits, restrains, enjoins or restricts consummation of the Sierra Merger; (iii) the registration statement relating to the Sierra Merger having become effective and no stop order proceedings seeking to suspend the effectiveness thereof having been initiated by the Commission, and CUC International having received all state securities laws or "blue sky" permits and authorizations necessary to issue in the Sierra Merger shares of CUC International Common Stock in exchange for the shares of Sierra Common Stock; (iv) all waiting periods applicable to the Sierra Merger under the HSR Act having expired or been terminated (such termination was granted on April 29, 1996); and (v) CUC International having received a letter from its independent auditors, Ernst & Young LLP, to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No.
16) is appropriate for the Sierra Merger, provided that the Sierra Merger is consummated in accordance with the terms of the Sierra Merger Agreement, and such letter not having been withdrawn or modified in any material respect.

    The obligations of CUC International and LAC to effect the Sierra Merger are further subject to the following additional conditions: (i) the accuracy of the representations and the performance of the covenants of Sierra contained in the Sierra Merger Agreement; (ii) the performance by the affiliates of Sierra (determined under Rule 145 under the Securities Act) of their contractual obligations specified in letters delivered by such affiliates to CUC International pursuant to the Sierra Merger Agreement and the performance by the parties to the Sierra Shareholders Agreement of their respective covenants thereunder; (iii) Sierra having obtained the consent or approval of each person whose consent or approval is required in order to permit the succession by the surviving corporation in the Sierra Merger to any obligation, right or interest of Sierra or any of its subsidiaries under certain specified material agreements, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Sierra; (iv) there not having occurred any events, changes or effects with respect to Sierra or its subsidiaries having or which reasonably could be expected to have a material adverse effect on Sierra; and (v) certain noncompetition, employment and services agreements entered into in connection with the Sierra Merger being in full force and effect.

    The obligation of Sierra to effect the Sierra Merger is further subject to the following additional conditions: (i) the accuracy of the representations and the performance of the covenants of CUC International and LAC contained in the Sierra Merger Agreement; (ii) the receipt by Sierra of an opinion of tax counsel with respect to certain tax matters; (iii) there not having occurred any events, changes or effects with respect to CUC International and its subsidiaries having or which reasonably could be expected to have a material adverse effect on CUC International; (iv) the shares of CUC International Common Stock issuable in the Sierra Merger to the holders of Sierra Common Stock and such other shares required to be reserved for issuance in connection with the Sierra Merger having been authorized for listing on the NYSE, subject to official notice of issuance; and (v) Sierra having obtained the consent or approval of each person whose consent or approval is required in connection with the transactions contemplated by the Sierra Merger Agreement and certain other specified material agreements, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on CUC International.

    The Sierra Merger Agreement may be terminated and the Sierra Merger abandoned at any time prior to the Sierra Effective Time by the written mutual consent of CUC International, LAC and Sierra.

    Subject to the exceptions and qualifications specified therein, the Sierra Merger Agreement may be terminated by (i) Sierra in the case of (A) the breach of the representations or the non-performance of the covenants of CUC International or LAC contained therein, (B) the determination of Sierra's Board of Directors to terminate the Sierra Merger Agreement in order to comply with its fiduciary duties to holders of Sierra Common Stock (after having received a bona fide proposal to effect a competing third party acquisition of Sierra that is a Superior Proposal), (C) the average stock price (calculated on substantially the same basis as the Average Stock Price) of the CUC International Common Stock having fallen below $29.00, (D) Sierra having entered into a definitive agreement relating to a Superior Proposal in accordance with certain provisions of the Sierra Merger Agreement or (E) Sierra having failed to obtain the requisite vote of its shareholders to approve the Sierra Merger, or (ii) CUC International or LAC in the case of (A) the breach of the representations or the non-performance of the covenants of Sierra contained therein, (B) the withdrawal, modification or change by Sierra's Board of Directors of its recommendation of the Sierra Merger Agreement to the holders of Sierra Common Stock and the recommendation by such Board to such holders of a competing third-party acquisition of Sierra, or Sierra's Board of Directors failure to call, give notice of or convene a meeting of the holders of Sierra Common Stock to vote in respect of the Sierra Merger Agreement or (C) Sierra's failure to obtain the requisite approval of the Sierra Merger Agreement by the holders of Sierra Common Stock after having convened a meeting of such holders for such purpose.

    Simultaneously with the execution of the Sierra Merger Agreement, the holders of approximately 10% of the outstanding Sierra Common Stock (which consist of Sierra's Chairman and Chief Executive Officer, and a director of Sierra, respectively) agreed pursuant to the Sierra Shareholders Agreement to vote their shares for adoption of the Sierra Merger Agreement at the special meeting of Sierra's shareholders scheduled to be held on July 24, 1996. In addition, CUC International has agreed that effective at the Sierra Effective Time, Kenneth A. Williams (Chairman of the Board and Chief Executive Officer of Sierra) will become a member of the Board of Directors of CUC International and a Vice Chairman of such Board.

    Pursuant to applicable law and the Company's and CUC International's respective Articles and Certificate of Incorporation and By-laws currently in effect, neither the holders of Company Common Stock nor the holders of CUC International Common Stock are entitled to notice of nor to vote in respect of the Sierra Merger.

    Sierra Litigation. On February 20, 1996, a lawsuit captioned: Meridian Capital Funding, Inc. v. Sierra On-Line, Inc. et al. (Civil Action No. 14848) was filed in the Court of Chancery for the State of Delaware. The lawsuit was brought on behalf of the public shareholders of Sierra and names Sierra, each of the Sierra's individual directors and CUC International as party defendants. The lawsuit alleges certain violations of such directors' fiduciary duties to Sierra's shareholders in connection with the Sierra Merger and other alleged improper conduct. The plaintiffs, among other things, are seeking to enjoin consummation of the Sierra Merger and, in the event of such consummation, rescission of the Sierra Merger Agreement and monetary damages in an unspecified amount.

    Certain Information Concerning Sierra's Business. Sierra is a leading publisher and distributor of interactive entertainment, education and personal productivity software titles for multimedia PCs, including CD-ROM-based PC systems, and selected emerging platforms. Sierra uses its design and development capabilities, as well as outside acquisitions, to create branded software products and product series with complex and interesting storylines and sophisticated graphics, sound and other features. Sierra offers more than 50 software titles, including popular products such as the King's Quest series, Leisure Suit Larry series, Police Quest series, Phantasmagoria, Gabriel Knight:
The Beast Within, Front Page Sports: Football Pro '96, IndyCar Racing II, The Lost Mind of Dr. Brain and Print Artist.

    Sierra sells its products through a domestic field sales force and a network of independent domestic and foreign distributors. Sierra sells through a variety of distribution channels, including computer and electronics superstores, software specialty stores, mass merchants, wholesale clubs, direct mail and bundling arrangements. Internationally, Sierra sells primarily through independent distributors in specified territories and, in the United Kingdom, directly to software retailers. Sierra is continually evaluating new and potentially promising distribution channels, including on-line distribution through commercial on-line services and the Internet.

    The multimedia PC consumer software market has grown dramatically in recent years, driven by the increasing installed base of multimedia PCs in the home, the proliferation of new software titles and new and expanding distribution channels. These factors have led to the development of a mass market for software products, which has been characterized by a rise in importance of strong distribution channels, a significant increase in the number of new software titles offered in the market, increased competition for limited retail shelf space to accommodate the abundance of new titles, and increased price pressure. Consumer reaction to different software titles is often unpredictable. Certain titles may gain broad popularity while others may not be received well in the market. Generally, entertainment and education software producers differentiate themselves by their ability to design products that are fun and/or educational, while at the same time exploiting the graphics, image, animation, audio and video capabilities of various hardware platforms.

    During the fiscal year ended March 31, 1996, Sierra significantly expanded its product line and brand awareness by continuing to develop high quality entertainment and education titles incorporating state-of-the-art software technology and by acquiring other successful or promising titles from third parties. Sierra released 29 new internally-developed titles in fiscal 1996 (ended March 31, 1996) and acquired an additional 18 titles in the entertainment, education, simulation and personal productivity categories. In addition, Sierra entered into joint venture agreements with Pioneer Electronics relating to development of titles for the Japanese market.

    For information concerning certain effects of the Sierra Merger on CUC International, see "Unaudited Pro Forma Condensed Combined Financial Statements."

    The Ideon Merger. Effective on April 19, 1996. CUC International entered into the Ideon Merger Agreement providing for the Ideon Merger. Pursuant to the Ideon Merger Agreement, at the Ideon Effective Time, each share of Ideon Common Stock outstanding immediately prior to such time (other than shares held by Ideon as treasury stock or by any subsidiary of Ideon or owned by CUC International, IGA, or any other subsidiary of CUC International) will be converted into the right to receive that number of shares of CUC International Common Stock equal to the quotient obtained by dividing (x) $13.50 by (y) the Ideon Merger Average Stock Price; provided that if the Ideon Merger Average Stock Price is $22.00 or less the Ideon Conversion Number will be 0.6136, and if the Ideon Merger Average Stock Price is $36.00 or more the Ideon Conversion Number will be 0.3750. Based on the equity capitalization of Ideon at May 31, 1996 (and assuming that 0.4943 shares of CUC International Common Stock will be issued in the Ideon Merger in respect of each share of Ideon Common Stock), it is expected that CUC International will issue in the Ideon Merger an aggregate of 13,832,078 shares of CUC International Common Stock to holders of Ideon Common Stock.

    In addition, not later than the Ideon Effective Time, each outstanding option to purchase shares of Ideon Common Stock under any stock option or compensation plan or arrangement of Ideon (other than any "stock purchase plan" under section 423 of the Code) immediately prior to the Ideon Effective Time, whether vested or unvested, will become and represent a substitute option to purchase such number of shares of CUC International Common Stock determined by multiplying: (x) the number of shares of CUC International Common Stock subject to such option immediately prior to the Ideon Effective Time by (y) the Ideon Conversion Number, at an exercise price per share of CUC International Common Stock equal to the exercise price per share of Ideon Common Stock immediately prior to the Ideon Effective Time, divided by the Ideon Conversion Number. Notwithstanding the foregoing, options held by Ideon's directors at the Ideon Effective Time will automatically be converted in the Ideon Merger into the right to receive such number of shares of CUC International Common Stock equal to (x) the number of shares of Ideon Common Stock such director could have purchased had such director exercised his option in full immediately prior to the Ideon Effective Time, multiplied by: (y) a fraction, the numerator of which is the excess, if any, of (i) the Ideon Conversion Number multiplied by the Ideon Merger Average Stock Price over (ii) the applicable exercise price per share of such option, and the denominator of which is the Ideon Merger Average Stock Price.

    Ideon has agreed, until the Ideon Effective Time, to conduct and cause each of its subsidiaries to conduct its operations in the ordinary course of business and, with certain specified exceptions and within specified limits, Ideon has further agreed not to take certain actions or enter into or consummate certain transactions relating to, among other things, capitalization, indebtedness, the creation of liens on material assets, capital contributions and investments, the disposition or revaluation of assets, accounting matters, tax matters, employee benefit and compensation matters, litigation matters, and extraordinary corporate transactions and business combinations.

    Ideon also has agreed, subject to certain qualifications and exceptions specified in the Ideon Merger Agreement (including with respect to the fiduciary duty of Ideon's Board of Directors to the holders of Ideon Common Stock) not to engage in any discussions or negotiations with parties (other than CUC International and IGA) interested in pursuing an acquisition of Ideon's assets or equity securities or engaging in a strategic business combination with Ideon or its subsidiaries. Moreover, upon termination of the Ideon Merger Agreement under certain circumstances, Ideon has agreed to pay CUC International $7.0 million in liquidated damages, together with reimbursement of up to $1.0 million of out-of-pocket expenses (including professional advisory fees) incurred by CUC International.

    The respective obligations of CUC International, Ideon and IGA to consummate the Ideon Merger are subject to the following conditions, among others: (i) the Ideon Merger Agreement having been duly adopted by the requisite vote of the holders of Ideon Common Stock; (ii) the CUC International Common Stock to be issued in the Ideon Merger having been approved for listing on the NYSE, subject to official notice of issuance, (iii) there not being in effect any provision of any applicable law, regulation or any judgment, injunction, order or decree which prohibits consummation of the Ideon Merger or any transactions contemplated thereby; (iv) the registration statement relating to the Ideon Merger having become effective and no order suspending the effectiveness thereof having been issued and remaining in effect; (v) all waiting periods under the HSR Act relating to the Ideon Merger having expired; and (vi) CUC International having received a letter from its independent auditors, Ernst & Young LLP, and Ideon having received a letter, subject to customary qualifications, from its independent accountants, Price Waterhouse LLP, each substantially to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Ideon Merger, provided that the Ideon Merger is consummated in accordance with the terms of the Ideon Merger Agreement.

    The obligations of CUC International and IGA to effect the Ideon Merger are further subject to the accuracy of the representations and the performance of the obligations and covenants of Ideon contained in the Ideon Merger Agreement and the performance by the affiliates of Ideon (determined pursuant to Rule 145 under the Securities Act) of their contractual obligations specified in letters delivered by such affiliates to CUC International pursuant to the Ideon Merger Agreement. The obligations of Ideon to effect the Ideon Merger are further subject to the accuracy of the representations and the performance of the obligations and covenants of CUC International and IGA contained in the Ideon Merger Agreement and the receipt by Ideon of an opinion of its tax counsel to the effect that, among other things, the Ideon Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code.

    The Ideon Merger Agreement may be terminated and the Ideon Merger abandoned at any time prior to the Ideon Effective Time by the written mutual consent of CUC International and Ideon. In addition, subject to the exceptions and qualifications specified therein, the Ideon Merger Agreement may be terminated by (i) Ideon in the case of (A) the breach of the representations or the non-performance of the covenants of CUC International or IGA contained therein or
(B) the determination by Ideon's Board of Directors to enter into an agreement providing for a bona fide third party proposal to acquire more than 50% of the outstanding shares of Ideon Common Stock or substantially all of Ideon's assets and otherwise containing terms which Ideon's Board of Directors believes to be more favorable to holders of Ideon Common Stock than the Ideon Merger; provided that certain termination payments are made to CUC International; or (ii) CUC International or IGA in the case of (A) the breach of Ideon's representations or the non-performance of Ideon's convenants contained therein, or (B) the Board of Directors of Ideon (or any committee thereof) having withdrawn, modified or changed in a manner adverse to CUC International or to IGA its recommendation of the Ideon Merger or the Ideon Merger Agreement, approved or recommended a superior acquisition proposal (of the type referred to in clause (i)(B) above), or entered into a definitive agreement with respect to any inquiry, offer or proposal from a third party to acquire a substantial portion of Ideon's assets or more than 20% of Ideon's outstanding equity securities.

    The Ideon Merger Agreement may also be terminated by either Ideon or CUC International if (i) the Ideon Merger has not been consummated by December 31, 1996 (as such date may be extended by the parties to the Ideon Merger Agreement); provided that such right to terminate is not available to the party whose failure to fulfill any obligation has been the cause of the failure to meet such deadline, (ii) consummation of the Ideon Merger becomes illegal or if any final and non-appealable judgment, injunction, order or decree is in effect which enjoins the parties from consummating the Ideon Merger, or (iii) Ideon's shareholders do not approve the Ideon Merger.

Certain Information Concerning Ideon's Business

    According to the Ideon 10-K, Ideon is a holding company with three principal business units: SafeCard, Wright Express and National Leisure Group. SafeCard, Ideon's largest operating subsidiary, is a leader in providing credit card enhancement and continuity products and services, serves over 160 credit card issuers, has approximately 13 million subscribers and, during 1995, contributed approximately 80% of Ideon's consolidated revenue. SafeCard is based in Jacksonville, Florida and has an operational facility located in Cheyenne, Wyoming. Wright Express, based in South Portland, Maine, is the leading provider of information processing, financial and information management services to commercial car, van and truck fleets throughout the United States. In addition to the Wright Express Universal Fleet Card, now accepted at over 90,000 fueling locations, Wright Express provides label fleet commercial credit card programs to 15 of the nation's oil companies, and co-branded fleet fueling cards with 15 of the top vehicle leasing companies. National Leisure Group, based in Boston, Massachusetts, is a major provider of vacation travel packages and cruises directly to consumers in association with established retailers and warehouse clubs in New England and with credit card issuers and travel club members nationwide. Ideon's principal executive offices are located at 7596 Centurion Parkway, Jacksonville, Florida 32256, and its telephone number at such offices is (904) 218-1800.

    THE MERGER, THE SIERRA MERGER AND THE IDEON MERGER ARE INDEPENDENT TRANSACTIONS AND CONSUMMATION OF NONE OF SUCH TRANSACTIONS IS CONDITIONED UPON CONSUMMATION OF ANY OF THE OTHER TRANSACTIONS. IN ADDITION, PURSUANT TO APPLICABLE LAW AND THE COMPANY'S AND CUC INTERNATIONAL'S RESPECTIVE CERTIFICATES OF INCORPORATION AND BY-LAWS CURRENTLY IN EFFECT, NEITHER HOLDERS OF COMPANY COMMON STOCK NOR CUC INTERNATIONAL COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE SIERRA MERGER OR THE IDEON MERGER. SIMILARLY, NEITHER HOLDERS OF SIERRA COMMON STOCK, NOR HOLDERS OF IDEON COMMON STOCK, AS SUCH, ARE ENTITLED TO NOTICE OF OR TO VOTE IN RESPECT OF THE MERGER. FOR INFORMATION CONCERNING CERTAIN EFFECTS OF THE SIERRA MERGER AND THE IDEON MERGER ON CUC INTERNATIONAL, SEE "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                       INFORMATION CONCERNING THE COMPANY

DESCRIPTION OF THE COMPANY'S BUSINESS

    The Company develops, publishes, manufactures and distributes high-quality educational and entertainment software products for home and school use. The Company's products are designed to be easy and fun to use and incorporate characters, themes, sound, graphics, music and speech in ways that the Company believes are engaging to the user. The Company's educational products, offered at multiple price points, are targeted primarily to pre-kindergarten through 12th grade age groups and address a variety of learning needs, including math and problem solving, reading and language, art, writing and creativity, productivity, science and ecology, and social studies and history. The Company also develops entertainment software through its Blizzard Entertainment division and recently acquired Condor division which is targeted to users in the age category of young adult and older. In addition to its internally produced software products, the Company enters into arrangements with affiliated label software developers to publish and distribute home and/or school versions of their products. The Company has developed and currently publishes 102 titles and in addition distributes 51 affiliated label titles.

    In the consumer market, the Company is best known for the Blaster series, the Kid series, the Cool Tools series, the Personal Trainer series, the Magic Tales series and the Warcraft series (published under the Blizzard Entertainment label). The Company also offers Fisher-Price multi-media software, which is based on Fisher-Price toys, and several multimedia software titles resulting from a joint venture with Simon & Schuster, Inc. ("Simon & Schuster"), a subsidiary of Paramount Communications, Inc., which was subsequently acquired by Viacom, Inc. In the school market, the Company is best known for curriculum-based, mixed-media systems such as Vital Links, Story Club and English Express. The Company also offers educator versions of its products, including extensive teacher materials and customized pricing, for multiple copy and site license purchasers. In distribution, the Company is co-owner, along with Mattel, Inc. ("Mattel"), of NewMedia Express LLC ("NewMedia"), a value-added distributor of consumer multimedia software to the mass-merchant channel. Through its Educational Resources division, the Company is a reseller of software and related products, along with teacher training services, to the North American pre-K-12 school market.

Software Products

    For the fiscal year ended December 31, 1995, approximately 78% of the Company's revenues were derived from the sale of educational software and related products and approximately 16% of the Company's revenues were derived from the sale of entertainment software and related products. The Company sells most of its software products in both the home and school markets.

    Home Products. Products for the home market are designed to operate on the most popular personal computers, including those using PC-DOS, Windows, Apple Macintosh and, to a lesser extent, Apple II operating systems and environments. The Company also creates CD-ROM versions of its popular titles. In the home market, the Company sells products at several different price points to accommodate both the needs of software-only stores, whose customers generally are interested in the latest premium products, as well as mass-merchant stores and warehouse club outlets whose customers generally are motivated by lower price points.

    The Company's premium educational line for the home market, marketed under the Davidson label, is designed to target a variety of age groups and address a variety of learning needs and includes the Blaster series, the Kid series, the Cool Tools series, the Personal Trainer series and the Magic Tales series.

    The Company's best selling Blaster product series which now includes Math
Blaster: Episode 1-- In Search of Spot, Math Blaster: Episode 2--Secret of the Lost City, Math Blaster Mystery: The Great Brain Robbery, Alge-Blaster 3, Reading Blaster: Invasion of the Word Snatchers and Reading Blaster Jr. has sold over 4.0 million units since the original version of Math Blaster was introduced. The Blaster series experienced its best sales year in 1995 with over 740,000 units sold. The Blaster series accounted for approximately 10%, 26% and 23% of the Company's net revenues in 1995, 1994 and 1993, respectively. No other product accounted for 10% or more of net revenues during the last three years.

    Since the acquisition of Blizzard Entertainment in 1994, the development and sale of entertainment software has become a more significant part of the Company's business. For the fiscal year ended December 31, 1995, approximately 16% of the Company's revenues were derived from the sale of entertainment software and related products, compared to 8% for fiscal 1994 and 1% for fiscal 1993. The Company's popular Warcraft series produced under the Blizzard Entertainment label, which now includes Warcraft: Orcs and Humans and Warcraft
II: Tides of Darkness, has sold over 737,000 units since the first Warcraft product was introduced in 1994. The Warcraft series accounted for approximately 8.9% of the Company's revenues for the fiscal year ended December 31, 1995. The Company plans to develop additional entertainment software products targeting users in the age category of 18-42.

    Premium home products under the Davidson label are available in stores at prices ranging from approximately $30.00 to $69.95. The Company's lower priced product lines include its SmartWorks line and recently acquired Dinosoft and Essential Software lines, as well as educational products licensed from third party developers. Many of these titles are now available in the popular CD-ROM Windows format. The Company's lower priced product lines are available in stores in the range of $9.95 to $19.95.

    School Products. The Company's line of school products consists of its home software products specially packaged for schools as well as products developed exclusively for the school market. The Company's home software products specially packaged for schools are often sold in teachers' editions (containing two disks plus teachers' manuals) or lab packs (containing five disks plus teachers' manuals) or in networked or site licensed versions, at prices ranging from $50 to $1,000. Lab packs, teachers' editions and networked and site licensed editions generally include teacher support materials that provide guidance on integrating the software with classroom activities and teaching objectives. The Company has also developed three multimedia educational software products for sale exclusively to schools: Vital Links, English Express and Story Club which are offered in several versions and component configurations.

    Collaborative Agreements. On April 12, 1994, the Company entered into two agreements with Simon & Schuster. Under one agreement (the "Joint Development Agreement"), the parties equally fund the development, marketing and distribution of titles for the home market. The parties anticipate that they will develop 20-25 titles under the Joint Development Agreement over the five-year period of the agreement and have developed three to date, including Money Town, Chicka Chicka Boom Boom and Maurice Ashley Teaches Chess. Under the other agreement (the "Software Development Agreement"), the Company has agreed to provide a minimum of $15 million of development services to Simon & Schuster over the five-year period of the agreement for the development of Simon & Schuster's educational software for the school market. The Company has developed two titles for Simon & Schuster under the Software Development Agreement, including Prentice Hall Regents ESL and Silver Bordett Ginn Science Discovery Works.

    Text-to-Speech Technology. Through its First Byte subsidiary, the Company has developed and licenses a patented text-to-speech technology to a select OEM customer base. The Company's software product business has incorporated the technology into a number of its own educational software products.

Distribution and School Sales

    The Company sells its software products and affiliated label products utilizing multiple channels of distribution. The Company's products are sold through distributors, specialty software stores, retail chains, computer superstores, mass merchandisers, discount warehouse stores, educational dealers, catalogs and directly to school districts, individual schools and end users.

    On April 13, 1995, the Company announced the formation of NewMedia, a value-added distributor of consumer multimedia software to the mass-merchant channel with toy manufacturer Mattel. In addition to a single source supply of software, NewMedia provides title mix management, in-store merchandising, marketing programs and electronic order processing. NewMedia is owned 75% by the Company and 25% by Mattel and operates independently from both companies. NewMedia was formed to meet the needs of mass-merchant retailers who want to capitalize on the fast growing, rapidly changing consumer multimedia market. The new company takes advantage of the Company's knowledge of multimedia software and Mattel's sophisticated electronic distribution interchange (EDI) capabilities and field merchandising network. Shipments to mass-merchants began in the latter part of the second quarter of 1995 and NewMedia currently has two customers, Toys "R" Us and Neostar Retail Group, Inc. During the fiscal year ended December 31, 1995, sales by NewMedia represented 17% of the Company's revenues.

    Through its Educational Resources division, the Company is a reseller of software and related products along with teacher training services to the North American pre-kindergarten through 12th grade market. Educational Resources sells a wide range of educational software titles, computer peripherals and accessory products from over 300 vendors through direct sales and catalogs distributed to schools in both the United States and Canada.

RECENT DEVELOPMENTS

    On March 7, 1996, the Company acquired by merger all of the outstanding shares of Condor, Inc. ("Condor") for 225,409 shares of Company Common Stock. The merger will be accounted for as a pooling-of-interests. On a pro-forma basis, inclusion of Condor in the Company's consolidated financial statements for the year ended December 31, 1995 would not have been significant. Condor develops entertainment software for platforms which include PC DOS, Windows, Apple Macintosh, Sega and Nintendo.

    All of the Company's product names referred to herein are trademarks of the Company, and some are registered trademarks or are the subject of pending trademark applications.

    For a more detailed description of the business and properties of the Company, see the descriptions thereof set forth in the Company 10-K, which is incorporated herein by reference.

                                  THE MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of shares of Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting to be held on Wednesday, July 24, 1996, at the Summerfield Suites, 19901 Prairie Avenue,

Torrance, California 90503, convening at 10:00 a.m., local time, and at any adjournments or postponements thereof.

    This Proxy Statement/Prospectus also includes and constitutes the Prospectus of CUC International filed with the Commission as part of its Registration Statement under the Securities Act relating to the offering of CUC International Common Stock issuable in the Merger to holders of Company Common Stock. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to holders of Company Common Stock on or about June 24, 1996.

    It is expected that representatives of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Meeting, to respond to appropriate questions of holders of Company Common Stock and to make a statement if they desire.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Meeting, holders of shares of Company Common Stock will be requested to consider and vote upon a proposal to adopt the Merger Agreement and such other business as properly may come before the Meeting or any adjournments or postponements thereof.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), AND RECOMMENDS THAT HOLDERS OF COMPANY COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; AND RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

RECORD DATE; QUORUM; VOTING AT THE MEETING

    The Company's Board of Directors has fixed June 7, 1996 as the Record Date. Accordingly, only holders of record of shares of Company Common Stock at the Record Date are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 35,340,713 shares of Company Common Stock outstanding and entitled to vote, and approximately 2,800 holders of record. Each holder of record of Company Common Stock on the Record Date is entitled to cast one vote per share in respect of the proposal to adopt the Merger Agreement and the other matters, if any, properly submitted for the vote of such holders, either in person or by proxy, at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

    Adoption by holders of Company Common Stock of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Meeting. Accordingly, abstentions, failures to vote and broker non-votes will have the practical effect of voting against adoption of the Merger Agreement. As of the Record Date, the directors and executive officers of the Company held in the aggregate approximately 73% of the outstanding Company Common Stock. Pursuant to the Shareholders Agreement, the holders of approximately 72% of the outstanding shares of Company Common Stock (which consist of Robert M. Davidson, the Company's Chairman and Chief Executive Officer, Janice G. Davidson, the Company's President, and certain trusts for which such persons serve as fiduciaries) have agreed with CUC International, subject to certain conditions, to vote all shares held of record or beneficially owned by them for adoption of the Merger Agreement and against certain other transactions which could impede or delay consummation of the Merger. Accordingly, assuming that such shareholders will vote at the Meeting for adoption of the Merger Agreement, such adoption will be assured irrespective of the votes cast by any other holders of Company Common Stock. See "Shareholders Agreement."

PROXIES

    This Proxy Statement/Prospectus is being furnished to holders of Company Common Stock in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Meeting.

    Shares of Company Common Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions contained therein. Shares of Company Common Stock represented by properly executed proxies for which no instruction is provided will be voted for adoption of the Merger Agreement. Holders of Company Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted. Any holder of Company Common Stock who so desires may revoke his or its proxy at any time prior to the time it is exercised by (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and shareholders who attend the Meeting in person need not revoke their proxy (if previously furnished) and vote in person.

    If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    No other business may be transacted at the Meeting absent the provision of proper notice in accordance with the Company's Bylaws. If any other matters properly are presented at the Meeting for consideration, including among other things, consideration of a motion to adjourn the Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    If any beneficial owner of Company Common Stock holds such stock in "street name" and wishes to vote his or its stock at the Meeting, such owner must obtain from the relevant nominee holding the Company Common Stock a properly executed "legal proxy" identifying the beneficial owner as a holder of Company Common Stock, authorizing the beneficial owner to act on behalf of the nominee--record owner at the Meeting and identifying the number of shares (and certificate numbers, if applicable) in respect of which the authorization is granted.

    The Company will bear the cost of soliciting proxies from the holders of Company Common Stock, including the cost of preparing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or otherwise. Such directors, officers and employees of the Company will not be specially compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Company Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Company Common Stock held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

IN CONNECTION WITH THE MEETING, HOLDERS OF COMPANY COMMON STOCK SHOULD NOT RETURN TO THE COMPANY ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The timing, terms and conditions of the Merger Agreement are the result of arm's-length negotiations between representatives of CUC International and the Company. Set forth below is a summary of the background of these negotiations.

    Following the Company's initial public offering in April 1993, the Company received a number of unsolicited inquiries with respect to possible mergers, acquisitions, joint ventures and direct investments. In response to this activity and the Company's belief that there would be a continuing consolidation in the consumer software industry that could place the Company at a competitive disadvantage vis-a-vis companies with greater financial resources, the Company engaged Smith Barney as its financial advisor to assist the Company in its evaluation of strategic alternatives. From June 1993 to June 1994, Smith Barney was authorized to approach seven parties to determine their level of interest in a possible acquisition of the Company. Three parties expressed an interest in discussing a transaction, executed confidentiality agreements, received certain confidential data and met with senior management of the Company. While there was interest expressed by two of these parties in pursuing a transaction, both parties had external events occur which made a transaction with the Company unlikely, and discussions were suspended in June 1994.

    In October 1994, the Company authorized Smith Barney to contact a broader group of possible acquisition candidates. Approximately 31 additional candidates were contacted, of which 15 indicated an interest in pursuing a transaction with the Company, signed confidentiality agreements and received a confidential information memorandum consisting of certain financial and other data relating to the Company and the educational software industry generally. CUC International had not been contacted at this time and was not included in this group of potential candidates. From the group of 15, five parties that the Company believed to be the most promising were provided additional information and were asked to submit proposals. Of these parties, three parties ultimately submitted proposals (only one of which contemplated an acquisition of the Company in its entirety). The Company ultimately concluded that none of the proposals merited serious consideration.

    In June 1995, Smith Barney contacted Robert M. Davidson, Chairman of the Board and Chief Executive Officer of the Company, suggesting that Mr. Davidson meet with Walter A. Forbes, Chairman and Chief Executive Officer of CUC International. Smith Barney informed Mr. Davidson that CUC International had expressed a possible interest in entering the educational and entertainment software industry. Mr. Forbes and E. Kirk Shelton, President and Chief Operating Officer of CUC International, met with Mr. Davidson on July 30, 1995, at which meeting, Mr. Forbes discussed generally CUC International's interest in broadening its interactive content reach into the educational and entertainment software markets, and Mr. Davidson discussed the Company's interest in solidifying its position as a leading multimedia software company.

    On September 17, 1995, Mr. Davidson and a representative of Smith Barney met with Mr. Forbes, Mr. Shelton and Christopher K. McLeod, Executive Vice President of CUC International. At that meeting, Mr. Forbes communicated CUC International's interest in considering a possible business combination with the Company, and Mr. Davidson indicated that the Company might consider a business combination proposal, subject to the acceptability of the terms and conditions that CUC International might propose and subject to a thorough due diligence review by the Company of CUC International's operations and financial and other data. Each company signed a confidentiality agreement and agreed to provide the other party with access to certain confidential financial and other information.

    Between September 17, 1995 and October 10, 1995, Mr. Davidson spoke with Mr. Forbes and other CUC International senior management personnel on a number of occasions regarding CUC International's interest in a possible acquisition of the Company, and, beginning on September 28, 1995, the parties commenced a due diligence review of each other's operations and financial and other data, which review continued throughout the duration of the parties' discussions. During the course of the due diligence, the Company and CUC International provided each other with access to confidential product and product development information, marketing plans, contracts, business plans and other corporate records. The Company made available to CUC International's financial advisor certain non-public financial information, including estimates of revenues, expenses, EBIT and net income for the fiscal year ending December 31, 1996. CUC International made available to the Company's financial advisors certain non-public financial information, including estimates of revenues, expenses and EBIT for the fiscal year ending January 31, 1997.

    On October 10, 1995, Mr. Forbes and Mr. Shelton met with Mr. Davidson and Janice G. Davidson, President and founder of the Company, to discuss the general structure and parameters of a possible business combination transaction. At that meeting, the parties discussed a stock-for-stock merger structure, including the possibility of a one-for-one exchange ratio in which each share of Company Common Stock would be converted into one share of CUC International Common Stock. Both parties expressed an interest in proceeding with discussions, but indicated that the exchange ratio and other principal transaction terms remained subject to the development of a firm proposal and subsequent negotiation.

    On the morning of October 17, 1995, the Davidsons, Jack Allewaert, Chief Financial Officer and a director of the Company, Allen Adham, President of the Company's Blizzard Entertainment division and a director of the Company, Robert Sheh, an outside director of the Company, and representatives of Smith Barney and Kerlin Capital Group, LLC ("Kerlin Capital"), a special financial advisor retained by the Company to the Company, met with Mr. Forbes, Mr. Shelton and Mr. McLeod of CUC International to discuss CUC International's software acquisition strategy, its long-term plans for the Company in the event a business combination were effected, CUC International's management, employee and corporate culture, and how the Company would fit into CUC International's consolidated operations following a possible merger. The Company delivered to CUC International a preliminary draft merger agreement, and Mr. Forbes and the Davidsons reaffirmed their desire to continue discussions, subject to proposals on a number of issues, including, among other things, determination of the appropriate exchange ratio and the possibility of an exchange ratio adjustment mechanism, including a "collar" or other similiar provision, designed to protect the Company's shareholders against fluctuations in CUC International's share price.

    In the afternoon of October 17, 1995, the Board of Directors of the Company, together with representatives of Gibson, Dunn & Crutcher, outside legal counsel to the Company, Smith Barney, and Kerlin Capital met to discuss on a preliminary basis the possible merger with CUC International and the discussions that had taken place between the two companies to date. During the meeting, Gibson, Dunn & Crutcher outlined for the Board certain legal matters to be considered by the Board in connection with its consideration of a possible merger transaction, and representatives of Smith Barney reviewed with the Board the process undertaken on behalf of the Company in soliciting indications of interest from possible acquisition candidates, certain publicly available business and financial information relating to CUC International and the financial due diligence regarding CUC International performed to date by Smith Barney. The Board discussed the possible benefits to the Company of proceeding with a transaction with CUC International, including the possible premium to the Company's shareholders (based on the closing sale prices for Company Common Stock and CUC International Common Stock of $28.875 and $35.375, respectively, on October 16, 1995 and assuming a one-for-one exchange ratio), the greater liquidity that would be provided to the Company's shareholders by virtue of the larger public float for CUC International's shares, the opportunity for Davidson's shareholders to diversify their investment by exchanging their more volatile Company Common Stock for shares in a more diversified company with a favorable history of earnings growth, the financial resources that CUC International would bring to the Company, the opportunities for the Company to take advantage of CUC International's distribution channels in selling its products, and the combined company's opportunity to capitalize on the Company's technological expertise in expanding its online presence. The Board also discussed particular aspects of the proposed transaction, including the proposed tax-free nature of the merger, qualification for pooling-of-interests treatment, CUC International's requirement that the Davidsons agree to vote their shares of Company Common Stock in favor of the transaction and that they be employed by the surviving corporation for a specified term following the transaction and serve on CUC International's Board of Directors, the non-solicitation (and related "fiduciary out") provisions of any definitive merger agreement and the possibility of (and potential size of) the termination (or "break-up") fee that likely would be required by CUC International. Mr. Davidson described for the Board the process that would be followed if formal negotiations commenced and the possibility that such negotiations could be terminated as a consequence of CUC International's then pending negotiations to acquire a major VAT refund business (which acquisition was later publicly announced by CUC International and Advance Ross). At the conclusion of the meeting, the Board approved the Company's continued discussions with CUC International.

    On October 27, 1995, the Davidsons, Mr. Forbes and Mr. Shelton met to discuss the transaction in further detail and to discuss the possibility that Davidson and/or CUC International might consider additional acquisitions in the entertainment and/or educational software industry either simultaneously with their ongoing consideration of a merger with the Company or in the future.

    In the evening of October 27, 1995, the Board of Directors of the Company, together with the Company's legal and financial advisors, met to discuss the status of the Company's discussions with CUC International. At the meeting, representatives of Gibson, Dunn & Crutcher provided a summary and overview of the terms of a revised draft Merger Agreement received from Weil, Gotshal & Manges LLP, outside counsel to CUC International, on October 26th, and there followed a detailed discussion of the specific terms of the draft agreement, including, among other things, a discussion of pricing issues, representations and warranties and conditions to closing, the allocation of responsibility for management of the Company's business following the transaction, the "no-shop" and "break-up" fee provisions and certain labor and employee benefits matters. Members of the Board expressed the desire that any definitive agreement include some form of pricing mechanism that would ensure that the Company's shareholders would receive a premium for their shares; and the Board discussed the fact that, as of the close of trading on October 27, 1995, the closing sale price for shares of Company Common Stock on the NASDAQ Stock Market had risen to $35.25, while the closing sale price of CUC International Common Stock on the NYSE had fallen to $33.625, indicating that a premium could not be obtained at then current trading prices on the basis of a one-for-one exchange ratio. Members of management provided an overview of the financial due diligence that had been undertaken to date by the Company regarding CUC International and the proposed schedule for completion of the Company's review of CUC International's legal documents, and Mr. Davidson outlined the Company's plans regarding further discussions. At the conclusion of the meeting, the Board expressed its desire that the Company continue with discussions.

    On October 28, 1995, Mr. Davidson and Mr. Forbes spoke by telephone to discuss particular issues raised by CUC International's draft Merger Agreement, including the concerns expressed by the Board at the previous day's meeting regarding pricing issues (and the absence of a merger premium based on the proposed one-for-one exchange ratio and then current prices of Company Common Stock and CUC International Common Stock), the desire for a "collar" mechanism or some other price protection provisions in the Merger Agreement, the "no-shop" provisions and the size of the proposed "break-up" fee.

    Before the opening of the market on October 30, 1995, Softkey International, Inc. announced its decision to commence a hostile tender offer to acquire all of the outstanding common stock of The Learning Company, which precipitated a general rise in the trading prices of educational and entertainment software companies. As of the close of market trading on October 30, 1995, Davidson's share price on the NASDAQ Stock Market had risen to $38.625, while CUC International's share price had increased to $34.375.

    On November 1, 1995, Mr. Forbes contacted Mr. Davidson by telephone to advise him that CUC International had decided to terminate all discussions with the Company regarding a possible business combination.

    In December, 1995, reports by software companies and computer and chip manufacturers of disappointing earnings expectations for the fourth quarter of fiscal 1995 preceded a general downward trend in software and technology stock prices, with some companies experiencing stock price reductions of as much as 50% in comparison to the trading prices that prevailed in the Fall of 1995. On December 8, 1995, the Company issued a press release which addressed a change in the Company's expectations for the mix of revenue and earnings for the fourth quarter of fiscal 1995, and, on that date, the price of Company Common Stock on the NASDAQ Stock Market dropped from $25 per share to a closing sale price of $18.25 per share. As of the close of trading on December 29, 1995, the price of Company Common Stock on the NASDAQ Stock Market was $22.00 and the price of CUC International Common Stock on the NYSE was $34.125.

    In late December 1995 and early January 1996, Mr. Forbes and Mr. Davidson spoke to arrange a possible meeting in late January to consider reactivating the terminated discussions of a potential business combination of the two companies. On January 23, 1996, Mr. Forbes, Mr. Shelton, Mr. McLeod, Cosmo Corigliano, Senior Vice President and Chief Financial Officer of CUC International, and Mr. Davidson met to discuss a possible merger transaction. On that date, the closing sale prices for Company Common Stock and CUC International Common Stock were $19.00 and $34.625, respectively. At that meeting, Mr. Forbes communicated CUC International's interest in examining the possibility of a transaction, and Mr. Forbes indicated, and Mr. Davidson concurred, that, on the basis of changes in the companies' respective stock prices since discussions had terminated in the Fall of 1995, a transaction involving a merger of the two companies might be considered at an exchange ratio of less than one share of CUC International Common Stock for each share of Company Common Stock. Both parties acknowledged that any agreement regarding a merger would be subject to, among other things,
(i) negotiation regarding the appropriate exchange ratio, (ii) negotiation and agreement regarding a "collar," floor or other mechanism to ensure a merger premium, (iii) the completion of financial and legal due diligence, (iv) negotiation of acceptable "no-shop" and "break-up" fee provisions, (v) the completion of negotiations with respect to the draft Merger Agreement, Shareholders Agreement and ancillary documents, and (vi) the approval by both the companies' Boards of Directors.

    Between January 23, 1996 and February 12, 1996, Mr. Davidson, together with the Company's financial advisors, engaged in various discussions with representatives of CUC International regarding transaction issues, including the proposed exchange ratio. During those discussions, CUC International proposed to the Company that the transaction be structured on the basis of an exchange ratio of .85 shares of CUC International Common Stock for each outstanding share of Company Common Stock.

    On February 13, 1996, the Company's Board met by telephonic conference, together with the Company's legal and financial advisors, to discuss the negotiations with CUC International, including the Exchange Ratio (the "February 13th Meeting"). At the February 13th Meeting, representatives of Smith Barney described, among other things, the recent trends in the stock market, including recent public announcements of earnings shortfalls by software and technology companies, which had precipitated a decline in the stock prices of such companies, the increase in CUC International's stock price to $38.875 as of the close of trading on February 12th and the implied premium for Davidson shareholders (assuming a .85-to-one exchange ratio and based on the closing sale price of Company Common Stock of $17.25 per share as of February 12th), comparable industry trading multiples and the multiples paid in recent acquisitions in the software and technology industry, including the recently completed acquisition of The Learning Company by Softkey International, Inc.

    Representatives of Gibson, Dunn & Crutcher summarized for the Board the principal transaction terms as proposed in the revised draft Merger Agreement that had been received from CUC International on February 12th and discussed the significant issues that remained outstanding. In addition to the proposed exchange ratio, there remained significant outstanding issues, including the absence of a "collar" mechanism, although the revised draft did include a "floor" trading price for CUC International Common Stock below which the Company would be entitled to terminate the Merger Agreement ("walk-away provision"), the parameters of the proposed "no-shop" provision, the size of and circumstances under which the "break-up fee" would be payable, conditions to closing and other matters. Members of the Board expressed their continuing concern that the definitive agreement include a "collar" or a walk-away provision tied to a CUC International Common Stock price that would ensure the Company of the right to terminate the transaction if the premium in the transaction were eliminated as a result of a decline in CUC International's share price.

    Representatives of Gibson, Dunn & Crutcher advised the Board with respect to certain legal matters relating to its fiduciary duties, and the Board discussed the possibility of alternative transactions that the Company might consider in the nature of a sale of the Company or a merger with a third party. Mr. Davidson described that, with the exception of a very preliminary discussion he had had with another software company regarding a possible "merger of equals" (which would involve no premium) and the prior expressions of interest that had been solicited on behalf of the Company but which had not proved of interest to the Company, the Company had not received any recent inquiries regarding the acquisition of the Company or a similar business combination.

    Mr. Davidson also described for the Board CUC International's acquisition strategy in which it proposed to acquire both Davidson and Sierra in substantially simultaneous transactions, if possible. Mr. Davidson provided the Board with an overview of Sierra, and described CUC International's plans for the integration of the businesses of the Company and Sierra. Members of the Board expressed concern that the Company receive some form of commitment from CUC International regarding retention of Davidson's senior management after consummation of the Merger and the Sierra Merger, CUC International's plans with respect to the Company's employees following the Merger and CUC International's commitment to the education segment of the Company's business, and Mr. Davidson indicated that he had been informed by CUC International that, among other things, (i) the Davidsons would retain management responsibility with respect to the Company's business following the merger, (ii) CUC International did not anticipate material personnel downsizing following the Merger, (iii) the benefits and opportunities for Company employees would be comparable if not better than current benefits offered by the Company, and (iv) CUC International had no current plans to change the Company's product development, marketing or sales strategies. At the conclusion of the February 13 Meeting, there was a general discussion of the proposed merger, and a consensus was reached among the members of the Board to proceed with negotiations with CUC International on an expedited basis.

    On February 13, 1996, the Company provided a confidential notice to Simon & Schuster indicating that it might enter into a merger transaction. Pursuant to the Software Development Agreement, Simon & Schuster had the right, exercisable within five days of receipt of the notice, to require the Company to cease discussions with any third party regarding a merger or acquisition transaction and to engage in exclusive negotiations with Simon & Schuster for a period of 10 business days (the "exclusive negotiation period") with a view toward the acquisition of the Company by Simon & Schuster. Pursuant to the Software Development Agreement, Simon & Schuster had earlier been given the opportunity to perform due diligence and to review confidential information regarding the Company; however, Simon & Schuster did not respond to the Company's February 13th notice, and its rights to commence the exclusive negotiation period expired unexercised on February 18, 1996.

    During the week following the February 13th Meeting, representatives of the Company and CUC International engaged in numerous negotiating sessions regarding the draft Merger Agreement and ancillary agreements. During the weekend of February 17th through 19th, the Company reached an understanding with CUC International that, subject to Board approval, the transaction would be effected at a .85-to-one exchange ratio, subject to agreement between the parties as to the average trading price per share for CUC International Common Stock below which the Company would be entitled (but not required) to terminate the Merger Agreement pursuant to the walk-away provision. On February 18, 1996, CUC International proposed that the Company be entitled to terminate the agreement under the walk-away provision if CUC International's average stock price during a prescribed measurement period fell below $28 per share. The Company responded that (i) the minimum trading price for CUC International Common Stock in the walk-away provision would have to be higher than $28 per share (and proposed a $30 per share threshold) and (ii) the minimum trading price would have to be based upon an average of the closing prices of CUC International Common Stock during a specified period prior to the Company's shareholders' meeting convened for the purpose of voting on the Merger Agreement.

    On February 19, 1996, the Board of Directors of the Company met, together with the Company's legal and financial advisors, to consider and vote upon the proposed transaction (the "February 19th Meeting"). All members of the Board were in attendance at the meeting in person, other than Messrs. Miller and Sheh, who attended the meeting by telephonic conference. At the outset of the February 19th Meeting, Mr. Davidson provided the Board with an overview of the discussions and negotiations that had occurred since the last meeting of the Board. Mr. Davidson also provided an overview of the status of the negotiations between CUC International and Sierra (to which the Company was not a party), and stated that he understood that, although the Merger and the Sierra Merger were independent transactions, CUC International would likely be in a position to sign a merger agreement with Sierra at or about the same time as the signing of a merger agreement with the Company.

    Mr. Davidson then introduced Mr. Forbes, who joined the meeting by telephonic conference. Mr. Forbes provided the Board with an overview of CUC International, including an overview of CUC International's historical financial highlights, products, customer base and growth strategies. Mr. Forbes explained CUC International's rationale for the proposed acquisition of Davidson and Sierra and discussed the strategic value that Sierra and Davidson would bring to CUC International as leading interactive content providers in the interactive and on-line industry. Members of the Board asked Mr. Forbes a series of questions relating to the proposed transaction, CUC International's plans with respect to management of the Company following the transaction, and the anticipated market reaction to the announcement of the transaction, after which Mr. Forbes left the meeting.

    Gibson, Dunn & Crutcher LLP then summarized for the Board the principal terms of the draft Merger Agreement that had been negotiated between the Company and CUC International and the terms of the ancillary agreements, and there followed a discussion of the provisions thereof that had been revised since the February 13th Meeting. Mr. Davidson indicated that, with the exception of the walk-away provision that would entitle the Company to terminate the agreement if CUC International's share price fell below a certain specified price during a specified period, and assuming that the Board approved the .85-to-one exchange ratio that had been discussed between CUC International and the Company, there were no material outstanding issues to be negotiated. Mr. Davidson explained that CUC International had, in its most recent draft, offered a walk-away provision at a $28 per share level. The Board agreed that the Company should attempt to obtain a walk-away provision based upon an average trading price of $30 per share of CUC International Common Stock, and it was resolved that Mr. Davidson would attempt to obtain the higher average share price in further negotiations with CUC International and would report back to the Board for further deliberations in the event that CUC International was unwilling to agree to the $30 share price. Smith Barney then made a financial presentation to the Board and rendered its oral opinion (subsequently confirmed by delivery of a written opinion dated February 19, 1996) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Company Common Stock. See "--Opinion of Company's Financial Advisor." The Board discussed the preliminary discussions that Mr. Davidson had engaged in with another software company, which had been addressed at the February 13th Meeting, and the Board concluded that the other transaction was more speculative and did not provide the same potential benefits as the Merger and that the Merger represented the best course of action for the Company.

    Subject to the satisfactory resolution of negotiations with respect to the walk-away provision, the Board unanimously determined that the Merger was fair to and in the best interests of the Company and its shareholders, approved the terms of the proposed Merger, including the Exchange Ratio, and authorized the execution and delivery of the Merger Agreement and ancillary documents and the performance of the transactions contemplated thereby. See "--Reasons for the Merger--The Company."

    During the evening of February 19, 1996, representatives of the Company spoke with representatives of CUC International in an attempt to resolve their companies' differences with respect to the walk-away provision. CUC International indicated that it would be willing to accept a $29 average trading price for CUC International Common Stock (which represents a value to the Company's shareholders of $24.65 per share of Company Common Stock based on the Exchange Ratio) in lieu of the $28 figure it had previously requested, and Mr. Davidson indicated that, subject to the approval of the Company's Board, he believed that the Company could accept the $29 figure. The February 19th Meeting was thereafter reconvened by telephonic conference, at which time members of the Board unanimously approved the walk-away provision based on a $29 average trading price for CUC International Common Stock, and the Board reconfirmed its unanimous approval of the terms of the Merger Agreement on the basis previously discussed by the Board.

    At a special meeting of the Board of Directors of CUC International held on February 19, 1996, the directors, by unanimous vote of the directors present, determined that the terms of the merger transaction, including the issuance of shares of CUC International Common Stock pursuant thereto, were fair to and in the best interests of CUC International and the holders of CUC International Common Stock and approved the Merger Agreement and authorized the execution and delivery thereof and the performance of the transaction contemplated thereby.

    The Merger Agreement was executed by the parties as of February 19, 1996, and the Company and CUC International each issued a press release on February 20, 1996 announcing the proposed Merger.

    Other than the discussions and negotiations relating to, and the execution of, the Merger Agreement discussed above, the negotiation of the Shareholders Agreement and the Registration Rights Agreement, the Real Property Purchase Agreement, and the employment and noncompetition agreements discussed below in "--Interests of Certain Persons in the Merger--Employment and Noncompetition Agreements," neither CUC International nor the Company knows of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions in the last five years between the Company or its affiliates and CUC International or its affiliates.

REASONS FOR THE MERGER

    CUC International. CUC International's Board of Directors believes that the business combination with the Company will further CUC International's long-term strategic objectives. In reaching its conclusions, CUC International's Board of Directors considered, among other things, that: (i) the PC and interactive information technology markets were expanding rapidly; (ii) educational and entertainment technology products are two of the fastest growing areas of consumer spending, and that the Company is strongly positioned in these sectors with products suited for the rapid penetration of the PC and Internet into consumers' homes; and (iii) the acquisition will enable CUC International to broaden its interactive content offerings. Although the shares of CUC International Common Stock to be issued in the Merger (and in the Sierra Merger and Ideon Merger if both are consummated) will dilute (by an aggregate of approximately 27%) the voting power of current holders of CUC International Common Stock, the Board of Directors of CUC International believes that this dilution is offset by the benefits to be attained by CUC International as a result of the Merger, the Sierra Merger and the Ideon Merger.

    The Company. The Board of Directors of the Company believes that the terms of the Merger are fair to and in the best interests of the Company and its shareholders, and the Board unanimously has approved the Merger Agreement (and the transactions contemplated thereby). In its evaluation, the directors considered a number of factors, including the following:

       . The Merger would provide the Company's shareholders with CUC
         International Common Stock in a tax-free exchange at a premium over the market price for shares of Company Common Stock prevailing prior to the public announcement of the Merger;

       . The Merger would create a combined company with significantly greater resources and financial stability, a more diversified business base and greater and more diverse sales and marketing capabilities than those of the Company alone, and may enable the combined company to compete more effectively with competitors having greater resources than the Company;

       . The Merger should afford the Company's shareholders the opportunity to continue to participate in the long-term growth and appreciation of the Company's business through their continued ownership interest in CUC International;

       . The substantially larger public float and trading volume of shares of CUC International Common Stock compared to the public float and trading volume of Company Common Stock should provide the Company's shareholders with greater liquidity in their investment and, based solely on historical trading prices of CUC International Common Stock, could provide the Company's shareholders with securities that have less price volality than Company Common Stock;

       . CUC International's substantial domestic and international direct sales capabilities should provide an expanded opportunity for direct distribution of the Company's products both within the United States and in international markets;

       . Information with respect to the financial condition and businesses of CUC International including, among other things, CUC International's recent and historical stock and earnings performance, the demonstrated ability of CUC International to successfully implement its growth strategy, the ability of CUC International to access the capital markets and its stated commitment to expanding the Company's educational and entertainment software business;

       . The financial presentation and opinion of Smith Barney to the effect that, as of February 19, 1996 and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Company Common Stock;

       . The Merger Agreement would permit the Company to terminate the agreement if the Average Stock Price is less than $29 for the 15 consecutive trading days ending on the first trading day that is at least 10 calendar days prior to the scheduled date of the Meeting; and

       . The Merger Agreement would permit the Company's Board of Directors to terminate the agreement under certain circumstances if the Board, by a majority vote, determined in its good faith judgment, after consultation with independent legal counsel, that it was necessary to do so to comply with its fiduciary duties to its shareholders under applicable law, subject to a one-time payment of a "break-up fee" plus the reimbursement of certain expenses of CUC International (up to a specified limit) under certain circumstances.

    In the course of its deliberations, the Board of Directors of the Company reviewed a number of additional factors relevant to the Merger, including principally: (i) the capital structure of CUC International; (ii) reports from management and legal advisors on specific terms of the Merger Agreement, the Shareholders Agreement, the employment and non-competition agreements and the ancillary transaction agreements described in the Merger Agreement to be entered into in connection with the Merger; (iii) public information concerning the financial performance, business operations and prospects of CUC International presented at meetings of the Board of Directors of the Company, (iv) CUC International's statements to the Company to the effect that the Company's senior management team would continue to have management responsibility for CUC International's entertainment and educational software business following the Merger, CUC International would not alter the Company's commitment to education, CUC International did not anticipate material personnel downsizing following the Merger and the benefits for the Company's employees would be comparable to, if not better than, existing Company benefits, (v) the strength and continuity of the CUC International management team and the Company's belief that the management styles and corporate cultures of the two companies would be complementary, (vi) the potential benefits to be derived from a combination of CUC International, Davidson and Sierra, including potential cost savings through production efficiencies and selling, general and administrative cost savings and the enhanced ability to compete in what the Company believes will be a consolidating and increasingly competitive software industry, (vii) the favorable results of the due diligence investigation regarding CUC International performed on behalf of the Company, (viii) the process that had been undertaken by the Company in soliciting indications of interest to acquire or merge with the Company prior to the commencement of discussions with CUC International, and (ix) the proposed terms, timing and structure of the Merger.

    The Board of Directors of the Company also considered a number of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the fact that CUC International has not previously engaged in management of educational or entertainment software businesses, and that it might experience difficulties in integrating the Company's business into its business or in realizing the strategic benefits of combining Davidson's and Sierra's businesses; (ii) the fact that CUC International Common Stock has historically traded at a high multiple of price to earnings and any decline in future earnings growth could have a material adverse effect on the trading price of CUC International Common Stock; (iii) the possibility that creative software personnel might not continue their employment with the combined company if not satisfied with the working environment, opportunities and/or compensation at the combined company following the transaction; and (iv) the loss of independence which would result from being a wholly-owned subsidiary of CUC International. The Board of Directors concluded, however, that the benefits of the transaction to the Company and its shareholders outweighed the risks associated with the foregoing factors.

    The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive but is intended to include the material factors considered by the directors. In view of the wide variety of factors considered by the Company's Board of Directors, the directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have ascribed differing weights to different factors.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    At a special meeting of the Company's Board of Directors held on February 19, 1996, the directors unanimously determined that the Merger is fair to and in the best interests of the Company and its shareholders, approved the Merger Agreement (and the transactions contemplated thereby), and recommended adoption of the Merger Agreement by the holders of Company Common Stock.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    Smith Barney Inc. Smith Barney was retained by the Company to act as its financial advisor in connection with the Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Company Common Stock of the consideration to be received by such holders in the Merger. On February 19, 1996, at a meeting of the Board of Directors of the Company held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Company Common Stock.

    In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives of CUC International concerning the businesses, operations and prospects of the Company and CUC International.
Smith Barney examined certain publicly available business and financial information relating to the Company and CUC International as well as certain financial forecasts and other data for the Company and CUC International which were provided to Smith Barney by the respective managements of the Company and CUC International. See "Certain Forward Looking Information." Smith Barney reviewed the financial terms of the Merger as set forth in the Merger
Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and CUC International Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of the Company and CUC International. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of the Company and CUC International. Smith Barney also evaluated the potential pro forma financial impact of the Merger on CUC International. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

    In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the respective managements of the Company and CUC International advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and CUC International as to the future financial performance of the Company and CUC International. Smith Barney assumed, with the consent of the Board of Directors of the Company, that the Merger will be treated as a "pooling-of-interests" in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of the Company and CUC International. Smith Barney did not express any opinion as to what the value of the CUC International Common Stock actually will be when issued to the Company shareholders pursuant to the Merger or the price at which the CUC International Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or CUC International, nor did Smith Barney make any physical inspection of the properties or assets of the Company or CUC International. Smith Barney noted in its opinion that the Company and Smith Barney had minimal access to financial and other business information relating to Sierra and the potential transaction involving Sierra that CUC International was evaluating at the time of Smith Barney's opinion, and, consequently, Smith Barney's review for purposes of its opinion had been, with the consent of the Board of Directors of the Company, more limited than the financial analyses and investigations customarily undertaken in similar transactions. Smith Barney's analysis was undertaken, and its opinion was rendered, prior to the execution of the Ideon Merger Agreement and, therefore, did not take into consideration the Ideon Merger. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED FEBRUARY 19, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF COMPANY COMMON STOCK, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, CUC International, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and CUC International. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Board of Directors of the Company in its evaluation of the Merger and should not be viewed as determinative of the views of the Company's Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

    Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the Company, CUC International and the following selected companies in the educational software, entertainment software and large consumer software segments of the software industry and compared these multiples against the multiples implied for the Company by the Exchange Ratio: (i) Education Software:
Edmark Corporation; Maxis Inc.; and Softkey International, Inc. (the "Educational Software Companies"); (ii) Entertainment Software: 7th Level, Inc.; Acclaim Entertainment, Inc.; Activision, Inc.; Atari Corporation; Broderbund Software Inc.; Electronic Arts, Inc.; GT Interactive Software Corporation; Sierra On-Line, Inc.; and Spectrum Holobyte, Inc. (the "Entertainment Software Companies"); and (iii) Large Consumer Software: Adobe Systems Incorporated; Intuit Inc.; and Microsoft Corporation (the "Large Consumer Software Companies" and, together with the Education Software Companies and Entertainment Software Companies, the "Selected Companies"). The Selected Companies were selected based on companies which possessed general business, operating and financial characteristics representative of companies in industries in which the Company and CUC International operate. Smith Barney compared market values as multiples of latest 12 months net income and estimated calendar 1995 and 1996 net income, and adjusted market values (equity market value, plus total debt and preferred stock, less cash, and cash equivalents) as multiples of latest 12 months net revenue and earnings before interest and taxes ("EBIT"). Net income projections for the Selected Companies were based on published estimates of selected investment banking firms and net income projections for the Company and CUC International were based on published estimates of selected investment banking firms and internal estimates of the managements of the Company and CUC International. All multiples were based on closing stock prices on February 16, 1996 (the last trading day prior to public announcement of the execution of the Merger Agreement).

    The ranges of multiples of latest 12 months net income, estimated 1995 and 1996 net income and latest 12 months net revenue and EBIT of the Educational Software Companies were as follows: (i) latest 12 months net income: 28.8x to 51.1x (with a median of 39.9x); (ii) estimated 1995 and 1996 net income: 40.8x to 76.1x (with a median of 58.5x) and 14.4x to 51.0x (with a median of 27.2x), respectively; (iii) latest 12 months revenue: 4.9x to 8.9x (with a median of 5.3x); and (iv) EBIT: 29.6x to 37.7x (with a median of 33.7x). The ranges of multiples of latest 12 months net income, estimated 1995 and 1996 net income and latest 12 months net revenue and EBIT of the Entertainment Software Companies were as follows: (i) latest 12 months net income: 20.6x to 95.9x (with a median of 33.0x); (ii) estimated 1995 and 1996 net income: 20.6x to 45.2x (with a median of 28.9x) and 18.4x to 31.1x (with a median of 22.8x), respectively;
(iii) latest 12 months net revenue: 1.0x to 8.9x (with a median of 3.7x); and
(iv) EBIT: 12.5x to 44.4x (with a median of 23.6x). The ranges of multiples of latest 12 months net income, estimated calendar 1995 and 1996 net income and latest 12 months net revenue and EBIT of the Large Consumer Software Companies were: (i) latest 12 months net income: 22.4x to 34.8x (with a median of 28.6x);
(ii) estimated 1995 and 1996 net income: 18.7x to 33.6x (with a median of 26.1x) and 16.2x to 55.4x (with a median of 27.6x), respectively; (iii) latest 12 months revenue: 2.7x to 7.9x (with a median of 5.5x); and (iv) latest 12 months
EBIT: 10.4x to 23.0x (with a median of 16.7x). The multiples of latest 12 months net income, estimated 1995 and 1996 net income and latest 12 months net revenue and EBIT of the Company were 62.9x, 51.4x, 32.5x, 4.9x and 38.7x, respectively. Based on the closing stock price of CUC International Common Stock on February 16, 1996, the Exchange Ratio equated to implied multiples of latest 12 months net income, estimated 1995 and 1996 net income and latest 12 months revenue and EBIT for the Company of 108.4x, 88.5x, 55.9x, 8.5x and 67.8x, respectively.

    Component Analysis. Using certain publicly available information and internal estimates of management of the Company, Smith Barney derived an equity reference range for the Company based on the two primary components of the Company's operations: software publishing and software distribution. Smith Barney utilized internal estimates of the management of the Company as to the projected 1996 operating performance of each business line and the allocation of certain corporate items to derive estimates of the net income contribution of such business lines to the Company. In order to calculate an equity reference range for the Company's software publishing business, Smith Barney applied a range of multiples of estimated 1996 net income for the Education Software Companies of 14.4x to 51.0x to the estimated 1996 net income contribution of the Company's software publishing business, which resulted in an equity reference range for the Company's software publishing business of approximately $7.16 to $25.37 per share. In order to calculate an equity reference range for the Company's software distribution business, Smith Barney analyzed, among other things, the market values and trading multiples of the following selected companies in the software distribution industry: Neostar Retail Group; Merisel Inc.; Micro Warehouse, Inc.; and Software Spectrum, Inc. (the "Software Distribution Companies"). Smith Barney then applied a range of multiples of estimated 1996 net income for the Software Distribution Companies of 8.1x to 22.4x to the estimated 1996 net income contribution of the Company's software distribution business, which resulted in an equity reference range for the Company's software distribution business of approximately $1.18 to $3.28 per share. Based on the foregoing, the aggregate equity reference range of the software publishing and software distribution components of the Company was estimated to be approximately $8.35 to $28.64 per share, as compared to the equity value for the Company implied by the Exchange Ratio, based on a closing stock price of CUC International Common Stock on February 16, 1996, of approximately $31.88 per share.

    Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed, among other things, the implied purchase price and transaction value multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the software industry (acquiror/target) and compared these multiples with the multiples implied by the Exchange Ratio: Softkey International, Inc./The Learning Company; Softkey International, Inc./Tribune Company's Compton's NewMedia, Inc. and Compton's Learning Co.; Softkey International, Inc./Minnesota Educational Computing Corporation; Symantec Corporation/Delrina; Adobe Systems Incorporated/Frame Technology Corporation; International Business Machines Corporation/Lotus Development Corporation; Parametric Technology Corporation/Rasna Corporation; Computer Associates International/Legent Corporation; Investor Group/Jostens Learning Corporation; PLATINUM Technology, Inc./Trinzic Corporation; Silicon Graphics, Inc./Wavefront Technologies, Inc.; Silicon Graphics, Inc./Alias Research Inc.; Sybase Inc./Powersoft Corporation; Avid Technology, Inc./Digidesign Inc.; Microsoft Corporation/Intuit Inc.; Pearson PLC/The Software Toolworks Inc.; Novell Inc./WordPerfect Corporation; CompuWare Corporation/Uniface Holding, B.V.; Adobe Systems Incorporated/Aldus Corporation; Microsoft Corporation/SOFTIMAGE; Electronic Arts Inc./Broderbund Software Inc.; H & R Block, Inc./MECA Software, Inc.; Intuit Inc./ChipSoft Inc.; MicroProse, Inc./Spectrum Holobyte, Inc.; Symantec Corporation/Contact Software International, Inc.; Sterling Software, Inc./Systems Center, Inc.; Electronic Arts Inc./Origin Systems, Inc.; Jostens, Inc./Wicat Systems, Inc.; Legent Corporation/Goal Systems International, Inc.; and Borland International, Inc./Ashton-Tate Corporation. Smith Barney compared equity purchase prices as multiples of, among other things, latest 12 months and estimated fiscal year net income and transaction values as multiples of, among other things, latest 12 months revenue and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of such transaction. The mean and median multiples of latest 12 months and estimated fiscal year net income and latest 12 months revenue and EBIT of the Selected Transactions were as follows: (i) latest 12 months net income: a mean of 47.6x and a median of 36.7x; (ii) estimated fiscal year net income: a mean of 42.2x and a median of 39.5x; (iii) latest 12 months revenue: a mean of 3.9x and a median of 3.3x; and
(iv) latest 12 months EBIT: a mean of 43.7x and a median of 30.5x. Based on a closing stock price of CUC International Common Stock on February 16, 1996, the Exchange Ratio equated to implied multiples of latest 12 months and estimated calendar 1996 net income and latest 12 months revenue and EBIT for the Company of 108.4x, 55.9x, 8.5x and 67.8x, respectively.

    No company, transaction or business used in the "Selected Company Analysis," "Component Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to the Company, CUC International or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Software Distribution Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

    Contribution Analysis. Smith Barney analyzed, among other things, the respective contributions of the Company and CUC International to the pro forma revenue, EBIT and net income of the combined company for fiscal year 1996 (without giving effect to the Sierra Merger). This analysis indicated that in fiscal year 1996 the Company would contribute approximately 11.7% of revenue, 10.3% of EBIT and 8.7% to 9.8% of net income, and CUC International would contribute approximately 88.3% of revenue, 89.7% of EBIT and 91.3% to 90.2% of net income, to the pro forma combined company. Immediately following consummation of the Merger, shareholders of the Company and CUC International would own approximately 13.6% and 86.4%, respectively, of the pro forma combined company.

    Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger (without giving effect to the Sierra Merger), including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of CUC International and the Company for fiscal years 1996, 1997 and 1998 based on, in the case of CUC International, published estimates of selected investment banking firms for fiscal year 1996 and, in the case of the Company, internal estimates of the management of the Company for fiscal year 1996, in each case extrapolated by Smith Barney for fiscal years 1997 and 1998 based on estimates of selected investment banking firms as to the five-year earnings growth rate potential for CUC International and the Company (a median of approximately 27.5% in the case of estimates relating to CUC International and 40% in the case of estimates relating to the Company). The results of the pro forma merger analysis suggested that the Merger could be dilutive to CUC International's EPS relative to CUC International on a stand-alone basis in fiscal years 1996, 1997 and 1998 by approximately (5.2%), (4.4%) and (3.5%), respectively (based on published estimates of selected investment banking firms), and (4.2%), (3.3%) and (2.2%), respectively (based on internal estimates of the management of the Company), and accretive to the Company's EPS relative to the Company on a stand-alone basis in fiscal years 1996, 1997 and 1998 by approximately 52.6%, 40.2% and 28.9%, respectively (based on published estimates of selected investment banking firms), and 37.3%, 26.4% and 16.3%, respectively (based on internal estimates of the management of the Company). Smith Barney noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

    Historical Exchange Ratio Analysis. Smith Barney compared the historical ratio of the daily per share market closing stock prices of Company Common Stock with corresponding market prices of CUC International Common Stock over the 12-month, six-month, three-month, two-month and one-month periods ending February 16, 1996. The average exchange ratios during such periods were 0.6913, 0.7228, 0.5715, 0.5382 and 0.4915, respectively, as compared to the Exchange Ratio of 0.85.

    Premium Analysis. Smith Barney analyzed the implied premium payable in the Merger and the premiums paid in 19 selected stock-for-stock transactions having transaction values in excess of $500 million involving companies of disproportionate size based, among other things, on closing stock prices one day, one week and one month, respectively, prior to the announcement date of such transactions. The results of the premium analysis indicated a range of premiums payable in such transactions of approximately (9.3%) to 57.7% (with a mean of 21.9% and a median of 23.7%) as of one day prior to the announcement date of such transactions, approximately (6.1%) to 71.4% (with a mean of 27.2% and a median of 23.9%) as of one week prior to the announcement date of such transactions and approximately (0.6%) to 66.1% (with a mean of 29.2% and a median of 26.3%) as of one month prior to the announcement date of such transactions. The implied premium payable in the Merger as of one day, one week and one month prior to the announcement date of the Merger, based on a closing stock price of CUC International Common Stock on February 16, 1996, was approximately 79.6%, 67.8% and 79.6%, respectively.

    Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things: (i) the indications of interest received by the Company from third parties other than CUC International; (ii) a review of historical and projected financial results of the Company and CUC International; (iii) the history of trading prices and volume for Company Common Stock and CUC International Common Stock and the relationship between movements of such Common Stock, movements of the common stock of the Selected Companies and movements in the NASDAQ Composite Index; (iv) selected published analysts' reports on the Company and CUC International, including analysts' estimates as to the earnings growth potential of the Company and CUC International; (v) a review of certain business and financial information relating to Sierra, including a review of publicly available historical financial results of Sierra, the history of trading prices and volume of Sierra Common Stock and the relationship between movements of such Common Stock and movements in the NASDAQ Composite Index, selected published analysts' reports on Sierra, including analysts' estimates as to the earnings growth potential of Sierra, the estimated pro forma impact of the acquisition of Sierra on CUC International's EPS and estimated net income contribution of Sierra to the combined company; and (vi) the pro forma ownership of the combined company.

    Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 0.5% of the total consideration (including liabilities assumed) payable in connection with the Merger. It is currently estimated that such financial advisory fee will be approximately $5.7 million. The Company has also agreed to reimburse Smith Barney for out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

    Smith Barney has advised the Company that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of the Company and CUC International for their own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain financial advisory and investment banking services to the Company unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company and CUC International.

    Smith Barney is a nationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience, expertise and familiarity with the Company and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    Kerlin Capital Group, LLC. Kerlin Capital was engaged by the Company to act as a special financial advisor to the Company and its Board of Directors in connection with possible mergers and acquisitions involving the Company. Kerlin Capital is a private investment bank based in Los Angeles. Kerlin Capital's principal shareholder had advised the Company on various matters over the past ten years and has professional experience and knowledge with respect to the Company's strategic objectives and business. Prior to forming Kerlin Capital in December 1994, its principal shareholder was a managing director of Smith Barney and had senior responsibility for Smith Barney's engagement with the Company. The Company engaged Kerlin Capital effective December 1994 in order to maintain continuity in the advice and counsel provided to the Company. Kerlin Capital's role in the Merger was to provide advice related to the long-term strategic objectives of the Company and to act as an independent advisor with respect to the negotiations. Kerlin Capital did not provide valuation recommendations or a fairness opinion with respect to the Merger.

    Pursuant to the terms of Kerlin Capital's engagement with the Company, Kerlin Capital received an initial advisory fee of $75,000 upon execution of a definitive agreement and will receive at the closing a contingent fee equal to 0.08% of the merger consideration, less the $75,000 initial advisory fee. Based on the market values of the stock of the Company and CUC International on the day prior to the public announcement of the Merger, Kerlin Capital's contingent fee would be equal to $892,600. The Company has also agreed to reimburse Kerlin Capital for its reasonable out-of-pocket expenses incurred in performing its services and to indemnify Kerlin Capital and related persons against certain liabilities.

CERTAIN FORWARD LOOKING INFORMATION

    In connection with discussions between the Company and CUC International concerning the proposed Merger, the Company, CUC International and their financial advisors or other representatives reviewed certain non-public business and financial information concerning the Company and CUC International, which is summarized below:

    THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" EXEMPTION FOR FORWARD-LOOKING STATEMENTS TO ENCOURAGE COMPANIES TO PROVIDE PROSPECTIVE INFORMATION ABOUT THEIR BUSINESSES, PROVIDED THAT SUCH STATEMENTS ARE IDENTIFIED AS FORWARD-LOOKING AND ACCOMPANIED

BY MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. THE INFORMATION SET FORTH BELOW IS FORWARD-LOOKING AND IS MADE PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

    NEITHER CUC INTERNATIONAL NOR THE COMPANY AS A MATTER OF COURSE PUBLISHES OR MAKES GENERALLY AVAILABLE ANY ESTIMATES, FORECASTS OR PROJECTIONS AS TO ITS FUTURE PERFORMANCE, EARNINGS OR FINANCIAL CONDITION. THE FORWARD-LOOKING INFORMATION SET FORTH BELOW HAS BEEN INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO CUC INTERNATIONAL AND THE COMPANY AND THEIR FINANCIAL ADVISORS OR OTHER REPRESENTATIVES. SUCH INFORMATION WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FINANCIAL FORECASTS. SUCH INFORMATION WAS PRELIMINARY IN NATURE AND PREPARED SOLELY FOR INTERNAL PURPOSES AND IS SUBJECTIVE IN MANY RESPECTS AND, THEREFORE, SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISIONS BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. ALTHOUGH EACH OF CUC INTERNATIONAL AND THE COMPANY BELIEVE THAT THE ASSUMPTIONS UPON WHICH ITS FORWARD-LOOKING INFORMATION WAS BASED WERE REASONABLE WHEN MADE, BECAUSE SUCH ASSUMPTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT AND ARE BEYOND THE COMPANY'S AND CUC INTERNATIONAL'S CONTROL, THERE CAN BE NO ASSURANCE, AND NO REPRESENTATION OR WARRANTY IS MADE, THAT THE FINANCIAL ESTIMATES CONTAINED IN SUCH FORWARD-LOOKING INFORMATION WILL BE OR ARE CAPABLE OF BEING REALIZED. ACTUAL FINANCIAL RESULTS OF CUC INTERNATIONAL FOR THE FISCAL YEAR ENDED JANUARY 31, 1996 (WHICH ARE INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE TO THE CUC 10-K) WERE NOT AVAILABLE AND, THEREFORE, NOT TAKEN INTO ACCOUNT BY MANAGEMENT OF CUC INTERNATIONAL AT THE TIME ITS FINANCIAL ESTIMATES FOR THE FISCAL YEAR ENDING JANUARY 31, 1997 WAS PREPARED AND FURNISHED TO THE COMPANY AND ITS FINANCIAL ADVISORS. NEITHER CUC INTERNATIONAL'S FINANCIAL ESTIMATES NOR THE COMPANY'S FINANCIAL ESTIMATES GIVE EFFECT TO CONSUMMATION OF THE MERGER, THE SIERRA MERGER OR THE IDEON MERGER (OR ANY OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY). ACCORDINGLY, IT IS EXPECTED THAT THERE COULD BE DIFFERENCES WHICH MAY BE MATERIAL BETWEEN ACTUAL FINANCIAL RESULTS AND ESTIMATED FINANCIAL RESULTS, AND ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED.

    NONE OF CUC INTERNATIONAL, THE COMPANY, OR ANY OF THEIR RESPECTIVE AGENTS, EMPLOYEES OR ADVISORS INTEND OR HAVE ANY DUTY OR OBLIGATION (CONTRACTUAL OR OTHERWISE) TO SUPPLEMENT, AMEND, UPDATE OR REVISE ANY OF THE FORWARD-LOOKING INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE COMPANY'S NOR CUC INTERNATIONAL'S INDEPENDENT AUDITORS HAVE EXAMINED OR COMPILED SUCH INFORMATION OR APPLIED ANY PROCEDURES WITH RESPECT TO SUCH INFORMATION. ACCORDINGLY, SUCH AUDITORS HAVE NOT EXPRESSED ANY OPINION OR OTHER FORM OF ASSURANCES WITH RESPECT TO SUCH INFORMATION. WHILE THE COMPANY, CUC INTERNATIONAL AND THEIR FINANCIAL ADVISORS OR OTHER REPRESENTATIVES CONSIDERED SUCH FORWARD-LOOKING INFORMATION IN CONNECTION WITH THE PROPOSED

MERGER, SUCH INFORMATION CONSTITUTED ONLY ONE OF THE MANY FACTORS CONSIDERED BY SUCH PARTIES.

    Certain non-public business and financial information relating to the Company reviewed by the Company, CUC International and their financial advisors or other representatives in connection with the proposed Merger included, among other things, estimated total revenues of approximately $204 million, estimated gross profit of approximately $113 million, estimated total expenses of approximately $75 million, estimated pre-tax net profits of approximately $39 million and estimated net income after tax of approximately $23 million each for the fiscal year ended December 31, 1996. In preparing such financial estimates for the fiscal year ended December 31, 1996, the Company assumed that (i) there would be growth in unit sales of certain of the Company's existing educational and entertainment software products at anticipated prices, (ii) the Company would be able to release on schedule certain educational and entertainment software products now in development, (iii) the Company would be able to successfully position such new products in the marketplace, (iv) estimated unit sales of such new products at anticipated product prices would meet certain levels, (v) there would be growth in revenues derived from the Company's Educational Resources division and NewsMedia Express, (vi) selling, general, administrative and research and development expenses as a percentage of net revenues would approximate the same percentage of net revenues as in recent years, (vii) research and development expenses would increase in accordance with historic trends, (viii) statutory income tax rates would remain at the rates in effect during 1995, and (ix) no significant technological, competitive or other market developments would occur, of either a favorable or unfavorable nature, that would affect the Company's operations.

    Certain non-public business and financial information relating to CUC International reviewed by the Company, CUC International and their financial advisors or other representatives in connection with the proposed Merger included, among other things, estimated total revenue of approximately $1.6 billion, estimated operating income of approximately $341 million, estimated net income of approximately $211 million, and estimated earnings per share of approximately $1.08, each for the fiscal year ended January 31, 1997. The foregoing information assumed that memberships would increase by approximately 10-13% during the fiscal year ending January 31, 1997, resulting in increased margins of approximately one percentage point over such period.

MANAGEMENT OF THE COMPANY AND CUC INTERNATIONAL AFTER THE MERGER

    CUC International has indicated that it has no present intention of replacing after the Effective Time any of the executive officers of the Company, and, in connection with the Merger, CUC International will enter into employment agreements with each of Mr. Davidson and Mrs. Davidson, pursuant to which they will continue to serve as Chief Executive Officer, and President, respectively, of the Company after the Effective Time. Mr. Davidson's employment agreement also provides that he will serve as the Chairman and Chief Executive Officer of CUC International's educational and entertainment software division (including CUC Software Services, Inc.) and that Mr. Davidson shall be responsible for overall management of the Company and CUC International's educational and entertainment software division. CUC International has agreed, effective upon consummation of the Merger, to increase the size of the CUC International Board by two directors and to cause Mr. Davidson and Mrs. Davidson to be appointed to the CUC International Board to fill the vacancies so created, for initial terms expiring two years and one year, respectively, following the date of CUC International's first annual meeting of shareholders following February 19, 1996, and has agreed to cause Mr. Davidson to be elected as a Vice Chairman of the CUC International Board. In addition, in connection with the Sierra Merger (if consummated), CUC International has agreed that effective at the Sierra Effective Time, Kenneth A. Williams (Chairman of the Board and Chief Executive Officer of Sierra) will become a member of the Board of Directors of CUC International and serve as a Vice Chairman of such Board. Additional information about Mr. Davidson and Mrs. Davidson is contained in the Company 10-K, which is incorporated by reference in this Proxy Statement/Prospectus, and additional information about the present directors and executive officers of CUC International is contained in the CUC 10-K, which is incorporated in this Proxy Statement/Prospectus by reference.

CONDUCT OF THE BUSINESS OF CUC INTERNATIONAL AND THE COMPANY IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, it is expected that the business and operations of the Company will continue to be conducted substantially as they currently are being conducted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Company's Board of Directors with respect to the Merger Agreement, holders of shares of Company Common Stock should be aware that certain executive officers and directors of the Company have certain interests in the Merger that are in addition to and not necessarily aligned with the interests of holders of Company Common Stock generally. The Board of Directors of the Company has considered these interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each an "Option" and collectively, "Options") issued pursuant to the 1992 Incentive Stock Option Plan of the Company and the 1992 Non-Statutory Stock Option Plan of the Company (collectively, the "Company Plans"), whether vested or unvested, will be cancelled and, in lieu thereof, CUC International will issue to each holder of an Option a substitute option (each, a "CUC International Option"), which does not qualify under section 422 of the Code, to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under the cancelled Option, the same number of shares of CUC International Common Stock as the holder of the cancelled Option would have been entitled to receive pursuant to the Merger had such holder exercised the cancelled Option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Option divided by (ii) the number of full shares of CUC International Common Stock deemed purchasable pursuant to the Option; provided, however, that the number of shares of CUC International Common Stock that may be purchased upon exercise of any such CUC International Option will not include any fractional shares and, upon exercise of the CUC International Option, a cash payment will be made for any fractional shares based upon the Closing Price (as hereinafter defined) of a share of CUC International Common Stock on the trading day immediately preceding the date of exercise. The Company has agreed to use all reasonable efforts to cause all Options issued to non-employee directors of the Company pursuant to the Company Plans that are outstanding prior to the Effective Time and that are vested to be exercised by the holders thereof prior to the Effective Time.

    As of the Record Date, certain executive directors and executive officers of the Company owned outstanding Options to purchase up to an aggregate of 659,400 shares of Company Common Stock.

                                                                 NUMBER OF SHARES OF
                                                                 COMPANY COMMON STOCK    EXERCISE
    NAME                                  POSITION                SUBJECT TO OPTIONS      PRICE
- -----------------------------  -------------------------------   --------------------    --------

Jacques R. Allewaert.........  Vice President, Chief Financial          48,000             11.75
                                 Officer and Director                   32,000             14.38
                                                                        25,000             17.00

John Y. Patrick..............  Vice President, Marketing                15,000              4.75
                                                                        10,000             10.75
                                                                        10,000             17.75

John C. Goodman..............  Senior Vice President,                   60,000              4.75
                                 Operations                             20,000             14.38
                                                                        20,000             17.75

Russell H. Nishida...........  President, NewMedia Express              40,000              4.75

Todd W. Coyle................  Vice President, Consumer Sales            5,000             25.50
                                                                        60,000             13.88
                                                                        40,000             14.38
                                                                        25,000             17.75

John R. Sosoka...............  Vice President, Chief Technical          32,000              4.75
                                 Officer                                20,000             10.75
                                                                        10,000             14.38
                                                                        20,000             17.75

Martha Connellan.............  Vice President, School Products          50,000             17.75

Paula V. Duffy...............  Vice President, General Counsel          20,000             14.00
                                 and Secretary                          10,000             17.00
                                                                         5,000             17.75

Allen Adham..................  President, Blizzard                      22,400             10.75
                                 Entertainment Division,                20,000             14.38
                                 Director                               20,000             17.75

Charles D. Miller............  Director                                 10,000             27.25

Robert B. Sheh...............  Director                                 10,000              5.50

    Employment and Noncompetition Agreements. At the request of CUC International, upon consummation of the Merger, each of Robert M. Davidson, Chairman of the Board and Chief Executive Officer of the Company, and Janice G. Davidson, President of the Company, has agreed to enter into an employment agreement and a noncompetition agreement with CUC International.

    The employment agreement with Mr. Davidson will provide that (i) he will serve as a Vice Chairman (upon election to the Board of Directors) of CUC International; (ii) he will continue as the Company's Chief Executive Officer and as a director; (iii) he will serve as the Chairman and Chief Executive Officer and as a director of CUC International's educational and entertainment software division and that he will be responsible for overall management of the Company and CUC International's educational and entertainment software division;
(iv) the term of his employment will continue for a period of 36 full calendar months, subject to extension or termination as provided in the agreement; (v) he will receive a base salary in an amount to be determined by the parties; (vi) he will be eligible for discretionary annual incentive compensation awards; and
(vii) he will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of CUC International are eligible under any plan or program now in effect or later established by CUC International for salaried employees generally.

    The employment agreement with Mrs. Davidson will provide that (i) she will continue as the Company's President and as a director; (ii) her employment will continue for a period of 36 full calendar months, subject to extension or termination as provided in the agreement; (iii) she will receive a base salary in an amount to be determined by the parties; (iv) she will be eligible for discretionary annual incentive compensation awards; and (v) she will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of CUC International are eligible under any plan or program now in effect or established later by CUC International for salaried employees generally.

    The non-competition agreements with the Davidsons (i) will provide that, until the fifth anniversary of the closing of the Merger (the "Closing"), without the prior express written approval by the Board of Directors of CUC International, they will abstain from (i) engaging in competition, or directly or indirectly owning or holding a proprietary interest in or being employed by, or consulting with or receiving compensation from, any party which competes, in any way or manner with the business of the Company or any of its subsidiaries, as such business or businesses may be conducted from time to time; (ii) soliciting any clients of the Company or any of its subsidiaries for any business of the Company or any of its subsidiaries or discussing with any employee of CUC International or any of its affiliates information or operations of any business intended to compete with CUC International or any of its affiliates; and (iii) soliciting or inducing any person who is an employee of the Company or any of its subsidiaries to terminate any relationship such person may have with the Company or any of its subsidiaries, nor shall they during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which they may be affiliated, to engage, employ or compensate, any employee of CUC International or any of its affiliates.

    Directorships. CUC International has agreed, effective upon consummation of the Merger, to increase the size of the CUC International Board by two directors and to cause Robert M. Davidson, Chairman of the Board and Chief Executive Officer of the Company, and Janice G. Davidson, President of the Company, to be appointed to the CUC International Board to fill the vacancies so created, for initial terms expiring two years and one year, respectively, following the date of CUC International's first annual meeting of shareholders following February 19, 1996, and has agreed to cause Robert M. Davidson to be elected as a Vice Chairman of the CUC International Board. From and after the Closing, and for so long as the parties to the Shareholders Agreement (other than CUC International and the Company) collectively beneficially own (as such term is defined in
Section 13 of the Exchange Act and the rules and regulations thereunder) 25% of the shares of CUC International Common Stock received by them in the Merger, CUC International has agreed to cause at least one of the Davidsons to be included in the slate of nominees for election to the CUC International Board at each annual meeting of holders of CUC International Common Stock and at any special meeting of such holders at which directors are to be elected (unless one of such persons is then a member of a director class whose term does not expire at such meeting). The Davidsons serve on the Company's Board of Directors and voted for the approval of the Merger Agreement.

    Registration Rights Agreement. Pursuant to the Merger Agreement, CUC International has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with the holders of approximately 72% of the outstanding Company Common Stock (which consist of the Davidsons and each of the entities for which they serve as fiduciaries).

    Demand Registration. Pursuant to the Registration Rights Agreement, CUC International has agreed, among other things, that at any time, and from time to time, commencing with the Effective Date and ending six years thereafter (the "Effective Period"), upon the written request of any Qualified Holders requesting that CUC International effect the registration under the Securities Act of Registrable Securities which, in the aggregate, constitute at least 2,000,000 shares of CUC International Common Stock, CUC International will use its best efforts to register under the Securities Act (a

"Demand Registration"), as expeditiously as may be practicable (but not until there are publicly available financial statements reflecting at least 30 days of combined operations of CUC International and the Company), the Registrable Securities which CUC International has been requested to register, all to the extent requisite to permit the disposition of such Registrable Securities in accordance with the methods intended by the sellers thereof; provided that (A) no Qualified Holder(s) will be entitled to exercise a Demand Registration within three months of the effective date of any registration statement covering equity securities of CUC International (other than on Form S-4 or Form S-8 or any successor or similar form) and (B) CUC International will not be required to effect any registration if CUC International reasonably determines that the sale of the Registrable Securities reasonably would be likely to cause the Merger not to be accounted for as a "pooling of interests." Moreover, if CUC International has previously effected a Demand Registration, it will not be required to effect a subsequent Demand Registration until a period of at least 120 days has elapsed from the effective date of the registration statement used in connection with such previous Demand Registration and CUC International will not be required to effect more than three Demand Registrations during any 36-month period during the Effective Period.

    CUC International also may defer the filing or effectiveness of any registration statement related to a Demand Registration for a reasonable period of time not to exceed 90 days after such request if (A) CUC International is, at such time, working on an underwritten public offering of CUC International Common Stock ("CUC International Common Stock Offering") and is advised by its managing underwriter(s) that such offering would in its or their opinion be adversely affected by such filing or (B) CUC International determines, in its good faith and reasonable judgment, that any such filing or the offering of any Registrable Securities would materially impede, delay or interfere with any material proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving CUC International; provided that, with respect to clause (B), CUC International gives the Qualified Holders written notice of such determination; and provided further, however, with respect to both clauses (A) and (B), CUC International will not be entitled to postpone such filing or effectiveness if, within the preceding 12 months, it had effected two postponements, and following such postponements the Registrable Securities to be sold pursuant to the postponed registration statements were not sold (for any reason); provided further, however, that during the period commencing on the Closing Date and ending 120 days thereafter, CUC International shall not defer the filing or effectiveness of the first Demand Registration requested for more than 30 days.

    Incidental ("Piggyback") Registration. CUC International has further agreed that if at any time it proposes to register shares of CUC International Common Stock under the Securities Act for its own account (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time promptly give written notice to all Qualified Holders of its intention to do so and will use its best efforts to include in the proposed registration all Registrable Securities that CUC International is requested in writing to register by the Qualified Holders thereof.

    In connection with the foregoing rights of demand and incidental registration, CUC International has agreed to pay certain registration, printing and NYSE listing fees and expenses incident thereto and to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the federal securities laws.

    Real Property Purchase Agreement. On February 19, 1996, at the request of CUC International, the Davidsons entered into a real property purchase agreement (the "Real Property Purchase Agreement") with CUC International pursuant to which the Davidsons agreed to sell to CUC International simultaneously with the closing of the Merger certain real property presently owned by the Davidsons and leased to the Company. The purchase price will be equal to the fair market value of the premises and will be paid by delivery of the number of shares of CUC International Common Stock equal to (x) the purchase price, divided by (y) $37.50, the closing sale price of CUC International Common Stock on February 16, 1996, as reported on the NYSE Composite Transactions. If the parties to the Real

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
Property Purchase Agreement cannot agree upon the fair market value of the property, the fair market value will be determined by an independent real estate appraisal.

    The Merger Agreement preserves certain indemnification rights of the executive officers and directors of the Company which currently are in effect. See "The Merger Agreement--Certain Covenants--Indemnification of Directors and Officers."

ACCOUNTING TREATMENT

    The Company and CUC International each has agreed that it will not take any action which could prevent the Merger from being accounted for as a "pooling-of-interests" for accounting purposes and the Company has agreed to bring to the attention of CUC International, and CUC International has agreed to bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent CUC International from accounting for the Merger as a "pooling-of-interests." CUC International has agreed to use commercially reasonable efforts to cause its independent auditors, Ernst & Young LLP, to deliver to CUC International a letter to the effect that "pooling-of-interests" accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms of the Merger Agreement, and the Company has agreed to use commercially reasonable efforts to cause KPMG Peat Marwick LLP to cooperate fully with Ernst & Young LLP, including delivering to the Company a letter substantially similar to the letter to be delivered to CUC International by Ernst & Young LLP. The Company has agreed to cause KPMG Peat Marwick LLP to inform all such Affiliates (as defined below) and other relevant employees as to those actions that should or should not be taken by such persons to ensure that the Merger will be accounted for as a "pooling-of-interests."

    Pursuant to the Merger Agreement, each person who is an "Affiliate" of the Company for purposes of Rule 145 of the Securities Act has delivered to CUC International a written agreement that such "Affiliate" will not sell or in any other way reduce such "Affiliate's" risk relative to any shares of CUC International Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Sec. 201.01 47 F.R. 21028 (May 17, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-Effective Time operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. See "--Federal Securities Law Consequences."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material federal income tax consequences of the Merger to holders of Company Common Stock. This discussion is based on the current provisions of the Code applicable Treasury Regulations, judicial decisions, and administrative rulings and practice. Changes in any of the foregoing could alter the conclusions reached herein, and such changes may have retroactive effect. The tax treatment of a shareholder may vary depending upon his or her particular situation, and certain shareholders (including individuals who hold restricted stock or stock options or who otherwise received compensation for services in the form of stock, options or other interests in the Company, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and foreign persons or entities) may be subject to special rules not discussed below.

    EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

    In the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company:

        (i) The Merger will qualify as a tax-free reorganization under Section 368 of the Code;

        (ii) Except for any cash received in lieu of fractional shares, a shareholder of the Company will not recognize any gain or loss as a result of the exchange of Company Common Stock for CUC International Common Stock pursuant to the Merger;

        (iii) A shareholder's tax basis in the shares of CUC International Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal the tax basis of the shares of Company Common Stock exchanged therefor pursuant to the Merger; and

        (iv) A shareholder's holding period for shares of CUC International Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the holding period of the shares of Company Common Stock exchanged therefor pursuant to the Merger, provided such shares were held by such shareholder as capital assets.

    In rendering its opinion, Gibson, Dunn & Crutcher LLP has relied upon and assumed as correct on the date thereof and as of the Effective Time, the information contained in this Proxy Statement, and certain representations as to factual matters made by the Company, CUC International, and certain shareholders (the "Major Shareholders") of the Company, which are attached to and made a part of Exhibit 8 to the Registration Statement. The principal representations and assumptions relied upon by counsel in rendering this opinion are: (i) the historic shareholders of the Company have not disposed of shares of Company Common Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the Effective Time, to dispose of the shares of CUC International Common Stock to be received in the Merger such that they would not, in the aggregate, possess a significant continuing equity interest in CUC International, (ii) for a two year period, the Major Shareholders will retain a portion of the shares of CUC International Common Stock to be received by them in the Merger such that they will, together with the remaining shareholders of the Company, possess a significant continuing equity interest in CUC International, (iii) the Merger will be consummated in accordance with the Merger Agreement, (iv) shares of stock of the Company representing control of the Company will be exchanged solely for voting stock of CUC International, (v) the Company will continue to hold after the Merger substantially all its pre-Merger assets, and (vi) after the Effective Time the Company will continue its current business. Any inaccuracy or change with respect to the information or representations supporting such assumptions, or any past or future actions by the Company, CUC International or the Major Shareholders contrary to such representations, could adversely affect the conclusions reached herein.

    The opinion of Gibson, Dunn & Crutcher LLP is based on the federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service and court decisions, which are subject to change with possible retroactive effect. The opinion represents counsel's best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Any change in such authorities might affect the conclusions stated herein. The parties have not and will not request a ruling from the Internal Revenue Service in connection with the federal income tax consequences of the Merger. If the Internal Revenue Service successfully challenges the status of the Merger as a tax-free reorganization, holders of the Company's Common Stock will be treated as if they sold their Company Common Stock in a taxable transaction. In such event, each holder of Company Common Stock would

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
recognize gain or loss equal to the difference between the holder's tax basis in the shares of Company Common Stock surrendered in the Merger and the fair market value, at the Effective Time, of the CUC International Common Stock received in exchange therefor (plus any cash received for fractional shares).

REGULATORY APPROVALS

    Antitrust. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. CUC International and the Company filed pre-merger notification and report forms under the HSR Act with the FTC and the Antitrust Division, respectively, on April 26, 1996. Early termination of the required waiting period under the HSR Act was granted by the FTC on May 7, 1996, without any request for additional documentary or other information. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of CUC International or the Company. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses of CUC International or the Company. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

    CUC International and the Company believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, CUC International and the Company would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

    The issuance in the Merger of shares of CUC International Common Stock has been registered under the Securities Act and, therefore, such shares will be freely transferable, except that any shares of CUC International Common Stock received by persons who are deemed to be "Affiliates" (as such term is defined under the Securities Act) of the Company prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act if such persons are or become Affiliates of CUC International) or as otherwise permitted under the Securities Act. Persons who may be deemed to be Affiliates of the Company or CUC International generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. Prior to execution of the Merger Agreement, certain persons identified by the Company as an Affiliate of the Company have executed a written agreement to the effect, among other things, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of CUC International Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act.

STOCK EXCHANGE LISTING

    CUC International has agreed to use all reasonable efforts to cause the shares of CUC International Common Stock to be issued in the Merger and the shares of CUC International Common Stock to be reserved for issuance upon exercise of Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. A supplemental application will be filed for the listing of such additional shares of CUC International Common Stock on the NYSE. It is a condition to the Company's obligation to consummate the Merger that the shares of CUC International Common Stock to be issued in the Merger be authorized for listing on the NYSE upon official notice of issuance.

RIGHTS OF DISSENTING SHAREHOLDERS

    Holders of Company Common Stock are generally entitled to dissenters' rights with respect to the Merger under the CGCL if, and only if, the holders of 5% or more of the outstanding Company Common Stock elect to exercise dissenters' rights in respect of their shares. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, sections of which are reprinted in their entirety as Annex D to this Proxy Statement/Prospectus and should be read carefully and in their entirety.

    If the Merger is approved by the affirmative vote of the holders of a majority of the outstanding Company Common Stock and is not terminated in accordance with the Merger Agreement (including termination at the election of CUC International if the aggregate number of dissenting shares in respect of the Merger exceeds 5%), the Company's shareholders who vote against the Merger and who have fully complied with all applicable provisions of Chapter 13 of the CGCL and whose shares constitute Company Dissenting Shares, will, provided generally that the Company Dissenting Shares aggregate 5% or more of the outstanding shares of Company Common Stock, have the right to require the Company to purchase the shares of Company Common Stock held by them for cash at the fair market value thereof determined as of the date preceding the public announcement of the Merger, excluding any appreciation or depreciation because of the Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. Under the CGCL, no shareholder of the Company who is entitled to exercise dissenters' rights has any right at law or in equity to contest the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had legally been voted in favor of the Merger. "Company Dissenting Shares" means those shares of Company Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with the CGCL, except that no such shares will constitute Company Dissenting Shares unless either (i) holders of 5% or more of the outstanding shares of Company Common Stock file demands for payment as dissenting shares under the CGCL or (ii) the shares in question are subject to a restriction on transfer imposed by the Company or by any law or regulation. Holders of Company Dissenting Shares will be notified of the date on which the Company Dissenting Shares will cease to be eligible for treatment as dissenting shares under the CGCL.

    The Company is not aware of any restriction on transfer of any shares of the Company Common Stock except restrictions that may be imposed upon shareholders who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act, shareholders who received shares in private transactions exempt from the registration requirements of the Securities Act and restrictions on transfer imposed on certain affiliates of the Company in connection with the Merger. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters' rights they may have.

    For a holder of Company Common Stock to exercise dissenters' rights, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

        (1) The shareholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to exercise dissenters' rights as to other shares which were voted against the Merger.

        (2) Any such shareholder who votes against the Merger, and who wishes to have the shares that are being voted against the Merger purchased, must make a written demand to have the Company purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by the Company not later than the date of the Meeting. Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

    The written demand that the dissenting shareholder must deliver to the Company must:

        (1) Be made by the person who was the shareholder of record on the Record Date (or such shareholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the Record Date;

        (2) State the number and class of dissenting shares held of record by the dissenting shareholders; and

        (3) Include a demand that the Company purchase the shares at the dollar amount that the shareholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. The Company believes that this day is February 16, 1996. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to the Company at such price.

    The written demand should be delivered to the Company at its principal executive offices, 19840 Pioneer Avenue, Torrance, CA 90503, Attention Secretary.

    A shareholder may not withdraw a demand for payment without the consent of the Company. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by the Company (or any transfer agent thereof).

    Within 10 days after the approval of the Merger by the Company's shareholders, the Company must notify all holders of Company Dissenting Shares of the approval and must offer all of such shareholders a cash price for their shares which the Company considers to be the fair market value of the shares. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL to dispute the price offered and attach a copy of the relevant provisions of the CGCL in order for a shareholder to exercise the right to have the Company purchase his or her shares.

    Within 30 days after the date on which the notice of the approval of the Merger is mailed by the Company to holders of Company Dissenting Shares, the shareholder's certificates, representing any shares which the shareholder demands be purchased, must be submitted to the Company, at its principal office, or at the office of any transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

    If the Company and a holder of Company Dissenting Shares agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of Company Dissenting Shares is entitled to receive from the Company the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between the Company and the holders thereof must be filed with the Secretary of the Company at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of the Company Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificate therefor, unless provided otherwise by agreement.

    If the Company and a holder of Company Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of Company Dissenting Shares or the Company may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as Company Dissenting Shares. Two or more holders of Company Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first decide that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The cost of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the dissenting shares exceeds the price offered by the Company, the Company must pay the costs.

    Any demands, notices, certificates or other documents required to be delivered to the Company may be sent to 19840 Pioneer Avenue, Torrance, CA 90503, Attention Secretary.

NO CUC INTERNATIONAL APPRAISAL RIGHTS

    Holders of CUC International Common Stock are not entitled to appraisal rights under the DGCL because CUC International is not a constituent corporation to the Merger under the DGCL.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS USED AND NOT DEFINED BELOW HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE MERGER AGREEMENT. ALL HOLDERS OF COMPANY COMMON STOCK ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

THE MERGER

    The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, including the requisite adoption thereof by the holders of a majority of the outstanding shares of Company Common Stock, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation in the Merger and become a wholly owned subsidiary of CUC International. At the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to such time will become the Articles of Incorporation of the surviving corporation, and the By-laws of the Company in effect immediately prior to such time will become the By-laws of the surviving corporation, in each case until thereafter amended or restated (SECTIONS 1.1, 1.2 AND 1.5).

EFFECTIVE TIME

    The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, including the requisite adoption thereof by the holders of a majority of the outstanding shares of Company Common Stock, the Merger will become effective on the date on which an Agreement of Merger is filed with the Secretary of State of the State of California or at such time thereafter as provided in the Agreement of Merger. The Merger Agreement may be terminated by either the Company or CUC International if, among other reasons, the Merger has not been consummated on or before September 30, 1996. See "--Conditions to the Merger" (SECTION 1.2).

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

    At the Effective Time, pursuant to the Merger Agreement, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares held by CUC International, Merger Sub or any other subsidiary of CUC International or any subsidiary of the Company, or shares to which dissenters' rights are granted and properly exercised under applicable California law) will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into .85 of one fully paid and nonassessable share of CUC International Common Stock. At the Effective Time, each share of Company Common Stock owned by CUC International, Merger Sub or any wholly owned subsidiary of CUC International or of the Company immediately prior to the Effective Time will be cancelled, retired and cease to exist and no payment will be made with respect thereto, and each outstanding share of common stock of Merger Sub at the Effective Time will be converted into one share of common stock, $.00025 par value, of the surviving corporation. Based on the number of shares of Company Common Stock outstanding as of the Record Date, approximately 30,039,606 shares of CUC International Common Stock will be issued in the Merger. No fractional shares of CUC International Common Stock will be issued in the Merger to the holders of Company Common Stock, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to receive a fractional share of CUC International Common Stock, upon surrender of his or its certificates evidencing shares of Company Common Stock, will be entitled to receive an amount of cash (without interest) determined by multiplying (x) the closing price of CUC International Common Stock as reported on the NYSE Composite Transactions on the second business day preceding the Effective Time by (y) the fractional share interest to which such holder otherwise would be entitled. The shares of CUC International Common Stock to be issued in the Merger and the cash consideration to be issued in lieu of fractional share interests are hereinafter referred to collectively as the "Merger Consideration."

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
    At the Effective Time, CUC International will make available to the Exchange Agent or another bank or trust company designated by CUC International and reasonably acceptable to the Company, for the benefit of the holders of shares of Company Common Stock (i) certificates representing the appropriate number of shares of CUC International Common Stock to be issued in the Merger and (ii) cash to be paid in lieu of fractional shares of CUC International Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted in the Merger into the right to receive shares of CUC International Common Stock and whose shares will not be subject to dissenters' rights: (i) a letter of transmittal (specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of CUC International Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of CUC International Common Stock (and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of CUC International Common Stock) and the certificate so surrendered will be cancelled (SECTIONS 1.8 AND 1.10).

    SHAREHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS TO EFFECT THE PROPER DELIVERY THEREOF.

    Until surrendered, each certificate will be deemed after the Effective Time to represent only the right to receive upon such surrender of the certificate a certificate representing shares of CUC International Common Stock and cash in lieu of any fractional shares of CUC International Common Stock (SECTION 1.10).

    All shares of CUC International Common Stock issued and cash in lieu of fractional share interests paid upon surrender of certificates will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (SECTION 1.10).

TREATMENT OF STOCK OPTIONS

    At the Effective Time, each outstanding Option to purchase shares of Company Common Stock issued pursuant to the Company Plans, whether vested or unvested, will be cancelled and, in lieu thereof, CUC International will issue to each holder of an Option a CUC International Option, which does not qualify under section 422 of the Code, to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under the cancelled Option, the same number of shares of CUC International Common Stock as the holder of the cancelled Option would have been entitled to receive in the Merger had such holder exercised the cancelled Option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Option divided by (ii) the number of full shares of CUC International Common Stock deemed purchasable pursuant to such Option; provided, however, that the number of shares of CUC International Common Stock that may be purchased upon exercise of any such CUC International Option will not include any fractional share and, upon exercise of the CUC International Option, a cash payment will be made for any fractional share based upon the Closing Price of a share of CUC International Common Stock on the trading day immediately preceding the date of exercise. The Company has agreed to use all reasonable efforts to cause all Options issued to non-employee directors of the Company pursuant to the Company Plans that are outstanding prior to the Effective Time and that are vested to be exercised by the holders thereof prior to the Effective Time (SECTION 1.11).

    As soon as practicable after the Effective Time, CUC International will deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the respective Company Plans and stating that the holders will receive CUC International Options exercisable for shares of CUC International Common Stock on substantially the same terms and conditions as their Options (subject to certain adjustments required by the Merger Agreement after giving effect to the Merger) (SECTION 1.1).

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to it and its subsidiaries as to, among other things: corporate organization and qualification, capitalization, authority relative to the Merger Agreement, consents and approvals, opinion of the Company's financial advisor, no default, litigation, filings by the Company with the Commission, financial statements, no undisclosed liabilities and absence of changes, compliance with applicable law, employee plans, brokers, information included in this Proxy Statement/Prospectus and the Registration Statement, tax matters, intangible property, material contracts, accounting matters, environmental laws and regulations, disclosure, and other matters (ARTICLE II).

    CUC International and Merger Sub also have made certain representations and warranties with respect to: organization, capitalization, authority relative to the Merger Agreement, consents and approvals, financial statements, compliance with applicable law, litigation, absence of undisclosed liabilities, absence of defaults, information supplied, tax matters, brokers, employee plans, environmental laws and regulations, accounting matters, disclosure, and other matters (ARTICLE III).

CERTAIN COVENANTS

    The Merger Agreement contains certain covenants and agreements, certain of which are summarized below.

    Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by CUC International, the Company will, and will cause each of its respective subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will be unimpaired at the Effective Time (SECTION 4.1).

    Without limiting the generality of the foregoing, and except as provided in the Merger Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of CUC
International: (i) amend its certificate or articles of incorporation or bylaws (or other similar governing instruments); (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (A) the issuance of shares of Company Common Stock having a market value of up to $5.5 million in connection with the agreement by the Company with Condor, Inc. ("Condor") to acquire Condor (the "Condor Transaction"), (B) the grant of options to acquire up to 200,000 shares of Company Common Stock to employees of Condor who become employees of the Company in connection with the Condor Transaction and (C) the grant of options to purchase up to 100,000 shares of Company Common Stock to employees under the Company Plans and the issuance or sale of shares of Company Common Stock pursuant to options granted to employees under the Company Plans (in each case, in the ordinary course of business and consistent with past practice); (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed

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
distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries; (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (v) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary; (vi)(A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in connection with the Condor Transaction, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, except for obligations of the wholly owned subsidiaries of the Company and except for guarantees by the Company of the payment of certain obligations of NewMedia, pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of NewMedia (the "NewMedia Agreement"); (C) except for the Condor Transaction, make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon; (vii) except as may be required by law or as contemplated by the Merger Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for the grant of options in connection with the Condor Transaction and except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of February 19, 1996 (including, without limitation, the granting of stock appreciation rights or performance units);
(viii) except in connection with the Condor Transaction (which will be effected, in all material respects, only on the terms disclosed to CUC International), acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice; (ix) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it; (x) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (xi) except in connection with the Condor Transaction, (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, or amend any of the contracts or the agreements referred to in the Merger Agreement; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5 million; provided, that none of the foregoing will limit any capital expenditure already included in the Company's 1996 capital expenditure budget provided to CUC International; or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the Merger Agreement; (xii) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes; (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice; (xiv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (xv) take, propose to any third party to take or agree in writing or otherwise to take, any of the actions described above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect (SECTION 4.1).

    Conduct of Business of CUC International. Except as contemplated by the Merger Agreement, during the period from February 19, 1996 to the Effective Time, CUC International has agreed that it will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will be unimpaired at the Effective Time (SECTION 4.2).

    Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Effective Time, CUC International has agreed that it will not, without the prior written consent of the Company, which consent will not be unreasonably withheld: (i) amend its certificate of incorporation (other than to increase the number of authorized shares of CUC International Common Stock) or bylaws; (ii) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; or redeem or otherwise acquire any of its securities; (iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of CUC International; (iv) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any CUC International Common Stock or any preferred stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) totaling, or exercisable for or convertible into shares of CUC International Common Stock totaling, in the aggregate, more than 30% of the total number of shares of CUC International Common Stock outstanding on February 19, 1996, except for the grant of options to purchase shares of CUC International Common Stock to employees under CUC International's employee stock option plans and the issuance or sale of shares of CUC International Common Stock pursuant to options granted to employees under CUC International's employee stock option plans (in each case, in the ordinary course of business and consistent with past practice) and except for the issuance of shares of CUC International Common Stock and options pursuant to the Sierra Merger Agreement or as contemplated in the Merger Agreement; (v) grant options to purchase, or make restricted stock grants with respect to, in excess of 1,000,000 shares of CUC International Common Stock under CUC International's employee stock option plans or stock purchase plans, except in connection with any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein (including, without limitation, in connection with the transactions contemplated by the Sierra Merger Agreement); (vi) except as disclosed to the Company, incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to CUC International and its subsidiaries taken as a whole and except for other indebtedness not exceeding $100,000,000 in the aggregate; or (vii) take, or agree in writing or otherwise to take, any of the actions described above. (SECTION 4.2)

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
    Proxy Statement; the Meeting. The Company has agreed to call a meeting of the holders of Company Common Stock to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and related matters. In addition, the Company and Merger Sub have agreed through their respective Boards of Directors to recommend to their respective shareholders adoption of the Merger Agreement; provided, however, CUC International has agreed that the Company's Board of Directors may withdraw its recommendation if it determines by a majority vote, in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. Notwithstanding the foregoing (and without limiting the Company's right to terminate the Merger Agreement if the Average Stock Price is less than $29.00) the Company's Board of Directors may not withdraw its recommendation because of fluctuations in the trading price of CUC International Common Stock between the date of the Merger Agreement (i.e., February 19, 1996) and the date of the Meeting. The Company and CUC International have agreed to coordinate and cooperate with respect to the timing of the Meeting and to use their best efforts to hold the Meeting as soon as practicable after the date of the Merger Agreement (SECTIONS 4.3 AND 4.6).

    Employee Matters. In addition, CUC International has agreed that: (i) employees of the Company and its subsidiaries will be treated after the Merger no less favorably under the "employee benefits plans" as defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by CUC International and its subsidiaries (the "CUC International ERISA Plans"), than other similarly situated employees of CUC International and its subsidiaries; (ii) for a period of one year following the Merger, CUC International will maintain and will cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its subsidiaries (A) base salary or regular hourly wage rates for each such employee at not less than the rate applicable to such employee immediately prior to the Merger, and (B) employee benefits (as defined for purposes of Section 3(3) of ERISA, other than stock option plans) which are substantially comparable in the aggregate to such employee benefits provided by the Company and its subsidiaries immediately prior to the Merger; and (iii) CUC International and its subsidiaries have agreed to credit employees of the Company and its subsidiaries for purposes of determining eligibility to participate or vesting under the CUC International ERISA Plans with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger (SECTION 4.18).

    Other Potential Acquirors. The Company, its affiliates and their respective officers, directors, employees, representatives and agents have agreed to cease any existing discussions or negotiations, if any, with any parties conducted prior to February 19, 1996 with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries. However, the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a proposal to the Company's Board of Directors relating to any such transaction and the Company's Board of Directors by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. The Company's Board of Directors has agreed to (i) provide a copy of any such written proposal and a summary of any oral proposal to CUC International or Merger Sub immediately after receipt thereof (and to specify the material terms and conditions of such proposal and identify the person making such proposal), (ii) afford CUC International a reasonable opportunity to respond to such proposal, and (iii) keep CUC International and Merger Sub promptly advised of any development with respect thereto. Except as set forth above, the Company has agreed that neither it nor any of its affiliates will, nor will

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
the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents, to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than CUC International and Merger Sub, any affiliate or associate of CUC International and Merger Sub or any designees of CUC International and Merger Sub) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that the Company's Board of Directors is permitted to take and disclose to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and the Company's Board of Directors may make such disclosure as in the good faith judgment of the Company's Board of Directors, after consultation with independent legal counsel, is necessary to comply with its fiduciary duties to shareholders under applicable law (SECTION 4.4).

    Indemnification of Directors and Officers. CUC International and Merger Sub have agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of a Claim asserted or made within such period will continue until the disposition of such Claim. To the maximum extent permitted by the CGCL, such indemnification will be mandatory rather than permissive and the surviving corporation has agreed to advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, however, the indemnification provided under the Merger Agreement will not be greater than the indemnification permissible pursuant to the Company's or its subsidiaries' respective charters and bylaws (or other similar governing instruments) (SECTION 4.12).

    CUC International will cause the surviving corporation to maintain in effect for not less than three years from the Effective Time the policies of directors' and officers' liability and fiduciary insurance maintained by the Company with respect to matters occurring prior to the Effective Time to cover the types of actions and omissions currently covered by such policies (provided that (i) the surviving corporation may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage and (ii) the surviving corporation will not be required to pay an annual premium for such insurance in excess of $250,000, but in such case will be required to purchase as much coverage as possible for such amount). See "The Merger--Interests of Certain Persons in the Merger--Indemnification" (SECTION 4.12).

    Pooling. The Company and CUC International each has agreed that it will not take any action which could prevent the Merger from being accounted for as a "pooling-of-interests" for accounting purposes and the Company has agreed to bring to the attention of CUC International, and CUC International has agreed to bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent CUC International from accounting for the Merger as a "pooling-of-interests." CUC International has agreed to use commercially reasonable efforts to cause Ernst & Young LLP to deliver to CUC International a letter to the effect that "pooling-of-interests" accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and subject to the conditions of the Merger Agreement, and the Company has agreed to use commercially reasonable efforts to cause KPMG Peat Marwick to cooperate fully with Ernst & Young LLP, including, without limitation, delivering to the Company a letter substantially similar to the letter to be delivered to CUC International by Ernst & Young LLP. The Company has also agreed to cause KPMG Peat Marwick to inform all such Affiliates (as defined below) and other relevant employees as to those actions that should or should not be taken by such persons to ensure that the Merger will be accounted for as a "pooling-of-interests" (SECTION 4.14).

    Other Covenants. Each of CUC International, Merger Sub and the Company, with respect to the Merger, has agreed to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation: (i) cooperation in the preparation and filing of the Proxy Statement and the Registration Statement, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iii) contesting any legal proceeding relating to the Merger; and (iv) the execution of any additional instruments, including the Agreement of Merger, necessary to consummate the transactions contemplated by the Merger Agreement (SECTION 4.9).

    The Company also has agreed to use its best efforts to cause to be delivered and addressed to CUC International a letter of KPMG Peat Marwick LLP dated a date within two business days before the date on which the Registration Statement (of which this Proxy Statement/Prospectus is a part) is declared effective by the Commission, in form and substance reasonably satisfactory to CUC International and customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the Registration Statement (SECTION 4.5).

CONDITIONS

    The respective obligations of each of CUC International, the Company and Merger Sub to consummate the Merger are subject to the following conditions, among others: (i) the representations and warranties of the parties, set forth in the Merger Agreement (i.e., the representations and warranties of CUC International and Merger Sub, in the case of the assertion by the Company of a breach, and the representations and warranties of Company, in the case of the assertion by CUC International or Merger Sub of a breach) being true and correct in all material respects on and as of the Effective Time, and such parties having performed in all material respects all of their obligations under the Merger Agreement and the other parties having received at the Effective Time an officer's certificate to such effect dated the Effective Time; (ii) the Merger Agreement shall have been adopted by the requisite vote of the holders of Company Common Stock; (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts consummation of the Merger;
(iv) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; (v) the Registration Statement (of which this Proxy Statement/Prospectus is a part) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and CUC International shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue in the Merger shares of CUC International Common Stock in exchange for the shares of Company Common Stock; (vi) CUC International shall have received a letter from its independent auditors, Ernst & Young LLP, to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and subject to the conditions of the Merger Agreement, and such letter shall not have been withdrawn or modified in any material respect; and (vii) CUC International or an affiliate having purchased certain real property currently owned by the Company's Chairman and Chief Executive Officer and President, respectively, and leased by such persons to the Company (SECTION 5.1).

    The obligations of CUC International and Merger Sub to effect the Merger are further subject to the following additional conditions that: (i) each Company Affiliate and each shareholder which is a

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party to the Shareholders Agreement having performed in all material respects his or its obligations under the applicable affiliate letter and/or shareholders agreement (if applicable), and CUC International shall have received a certificate signed by each of them to such effect; (ii) the Company shall have obtained the consent or approval of each person whose consent or approval will be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of the Company or any of its subsidiaries under certain specified agreements, except for those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) the number of dissenting shares in respect of the Merger as of the Effective Time has not exceeded 5% of the then outstanding shares of Company Common Stock; (iv) there shall not have occurred any events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on the Company; (v) each of the employment agreements between CUC International and the Davidsons shall be in full force and effect; and (vi) each of the non-competition agreements between CUC International and the Davidsons shall be in full force and effect (SECTION 5.3).

    The obligation of the Company to effect the Merger is subject to the additional conditions that (i) the shares of CUC International Common Stock issuable in the Merger to the holders of Company Common Stock and such other shares required to be reserved for issuance in connection with the Merger have been authorized for listing on the NYSE upon official notice of issuance; (ii) the Company shall have received the opinion of Gibson, Dunn & Crutcher, its tax counsel, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and such opinion will not have been withdrawn or modified in any material respect; (iii) CUC International shall have obtained the consent or approval of each person whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement and certain other specified material agreements, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on CUC International; and (iv) there shall not have occurred any events, changes or effects with respect to CUC International or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on CUC International (SECTION 5.2).

TERMINATION

    Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of CUC International, Merger Sub and the Company (SECTION 6.1).

    Termination by Either CUC International and Merger Sub or by the
Company. The Merger Agreement may be terminated and the Merger abandoned by action of the Board of Directors of either CUC International and Merger Sub or by the Company if: (i) the Merger has not been consummated by September 30, 1996 (provided that such right to terminate will not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date) or
(ii) any court of competent jurisdiction in the United States or another United States governmental authority issues a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become nonappealable (SECTION 6.1).

    Termination by CUC International and Merger Sub. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Board of Directors of CUC International and Merger Sub if: (i) there shall have occurred a breach of any representation or warranty of the Company in the Merger Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions to the obligations of CUC International and Merger Sub to effect the Merger set forth in the Merger Agreement would be incapable of being satisfied by September 30, 1996 (or any permissible extension of such date); (ii) there shall have occurred a breach by the Company of its covenants or agreements under the Merger Agreement having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company shall not have cured such breach within 20 business days after notice by CUC International and Merger Sub thereof; (iii) the Company shall have engaged in negotiations with any entity or group (other than CUC International or Merger Sub) that has proposed a Third Party Acquisition and such negotiations continued for more than 15 business days after the Company has first furnished information to such entity or group or commenced negotiations with such party (whichever is earlier); (iv) the Company's Board of Directors shall have withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger, shall have recommended to the holders of Company Common Stock a Third Party Acquisition or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing; or (v) the Company shall have convened a meeting of its shareholders to vote upon the Merger and failed to obtain the requisite vote of its shareholders in respect of the Merger Agreement (SECTION 6.1).

    Termination by the Company. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if: (i) there shall have occurred a breach of any representation or warranty on the part of CUC International or Merger Sub set forth in the Merger Agreement, or any representation or warranty of CUC International or Merger Sub otherwise shall have become untrue, in either case such that the conditions to the Company's obligation to effect the Merger as set forth in the Merger Agreement would be incapable of being satisfied by September 30, 1996 (or any permissible extension of such date); (ii) there shall have occurred a breach by CUC International or Merger Sub of any of their respective covenants or agreements hereunder having a Material Adverse Effect on CUC International or materially adversely affecting (or materially delaying) the consummation of the Merger, and CUC International or Acquisition, as the case may be, shall not have cured such breach within 20 business days after notice by the Company thereof, provided that the Company has not breached any of its obligation under the Merger Agreement; (iii) the Company's Board of Directors by a majority vote shall have determined in its good faith judgment, after consultation with independent legal counsel, that it is necessary to terminate the Merger Agreement to comply with its fiduciary duties to shareholders, provided that such termination will not be effective unless at the time of such determination the Company has received a bona fide proposal to effect a Third Party Acquisition that had not been withdrawn as of the time of such termination and until payment of the termination fee; or (iv) the Average Stock Price is less than $29.00 (which represents a value to the Company's shareholders of $24.65 per share of Company Common Stock, based on the Exchange Rate 10) (SECTION 6.1).

    Effect of Termination. Generally, if the Merger Agreement is terminated by CUC International or the Company as described above, the Merger Agreement will become void without any liability to CUC International, Merger Sub or the Company (or any of their respective affiliates, directors, officers or shareholders), except for the termination and other fees payable under the circumstances described in those provisions of the Merger Agreement relating to termination of the Merger Agreement, access to information, fees and expenses, arbitration, governing law, equitable remedies and brokers (SECTION 6.2).

FEES AND EXPENSES

    Except as set forth below, each of CUC International, Merger Sub and the Company has agreed to bear its own expenses in connection with the Merger, and the cost of printing this Proxy Statement/Prospectus will be borne equally by CUC International and the Company (SECTION 6.3).

    If the Merger Agreement is terminated (i) by the Company in the case of a good faith determination of the Company's Board of Directors (by a majority vote, after consultation with independent legal counsel), that it is necessary to terminate the Merger Agreement in order to comply with the Board's fiduciary duties to the Company's shareholders, (ii) by CUC International and Merger Sub in the case of: (a) the willful breach by the Company of any of its representations or warranties under the Merger Agreement such that the conditions to the obligations of CUC International and Merger Sub under the Merger Agreement to effect the Merger would not be capable of being satisfied by September 30, 1996 (or any permissible extension of such date), (b) the willful breach by the Company of any of its covenants or agreements under the Merger Agreement which has a Material Adverse Effect on the Company or which materially adversely affects (or materially delays) consummation of the Merger (which such breach has not been cured within 20 business days after the assertion thereof by CUC International or Merger Sub), or (c) the Company having previously entered into negotiations with any entity or group (other than CUC International or Merger Sub) that has proposed a Third Party Acquisition and such negotiations have continued for more than 15 business days after the earlier to occur of the date on which the Company first furnished information to such entity or group or commenced such negotiations, and, within 12 months after the occurrence of any of the events described in (a), (b) or (c) of this clause (ii), the Company enters into an agreement providing for a Third Party Acquisition or a Significant Acquisition or a Third Party Acquisition or Significant Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or a Significant Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or a Significant Acquisition or (z) who had submitted a proposal or expressed an interest in pursuing a Third Party Acquisition or Significant Acquisition, in the case of each of clauses (x), (y) and (z) after February 19, 1996 and prior to such termination, (iii) by CUC International and Merger Sub in the case of the Company's Board of Directors having (a) withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger, (b) recommended to the Company's shareholders a Third Party Acquisition, (c) failed to call, give notice of, convene or hold a meeting of the holders of Company Common Stock to vote upon the Merger, or (d) adopted a resolution to effect any of the matters described in (a), (b) or (c) of this clause (iii); provided that in the case of the events described in this clause (iii) there shall have been no events, changes or effects with respect to CUC International or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on CUC International; or (iv) by CUC International and Merger Sub in case the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall not obtained have the requisite approval of the
Merger: then, the Company will be required to pay to CUC International liquidated damages in the amount of $25.0 million, payable (A) immediately upon termination of the Merger Agreement under the circumstances described in clauses
(i), (iii) and (iv) above and (B) simultaneously with the earlier to occur of the Company having entered into or consummated the Third Party Acquisition or Significant Acquisition under the circumstances described in clause (ii) above, together, in all cases, with reimbursement of up to $2.5 million of certain out-of-pocket fees and expenses (including certain professional advisory fees) incurred by CUC International and Merger Sub. If CUC International terminates the Merger Agreement for any events other than those set forth in clauses (ii),
(iii) or (iv) above, the Company shall reimburse CUC International, Merger Sub and their affiliates for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Merger (including certain professional advisory fees) (SECTION 6.3).

    If the Company terminates the Merger Agreement as a result of (i) the breach by CUC International or Merger Sub of any of their representations or warranties set forth in the Merger Agreement or the inaccuracy thereof such that the conditions to the Company's obligation under the Merger Agreement to effect the Merger would not be capable of being satisfied by September 30, 1996 (or any permissible extension of such date) or (ii) the breach by CUC International or Merger Sub of any of their respective covenants or agreements under the Merger Agreement having a Material Adverse Effect on CUC International or materially adversely affecting (or materially delaying) consummation of the Merger and CUC International or Merger Sub, as the case may be, has not cured such breach within 20 business days after the assertion thereof by the Company, CUC International has agreed to reimburse the Company for all out-of-pocket fees and expenses actually and reasonably incurred by it in connection with the Merger (including certain professional advisory fees) (SECTION 6.3).

ASSIGNMENT AND ASSUMPTION

    Effective on February 20, 1996, Stealth Acquisition II Corp., a Delaware corporation and wholly owned subsidiary of CUC International (and an original contracting party to the Merger Agreement) ("Stealth II"), and Merger Sub entered into an Assignment and Assumption Agreement pursuant to which Stealth II assigned all of its rights and obligations under the Merger Agreement to Merger Sub. Accordingly, Merger Sub has been substituted for Stealth II as a party to the Merger Agreement and all references in the Merger Agreement and this Proxy Statement/Prospectus to Stealth II are references to Merger Sub.

MODIFICATION OR AMENDMENT

    The Merger Agreement may be amended by action taken by the Company, CUC International and Merger Sub at any time before or after approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock but, after any such approval, no amendment may be made which requires the approval of such shareholder under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties to the Merger Agreement (SECTION 6.4).

WAIVER

    At any time prior to the Effective Time, CUC International, the Company or Merger Sub may, in writing (i) extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (SECTION 6.5).

                             SHAREHOLDERS AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE SHAREHOLDERS AGREEMENT, WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SHAREHOLDERS AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. ALL CAPITALIZED TERMS USED AND NOT DEFINED BELOW HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE SHAREHOLDERS AGREEMENT. ALL HOLDERS OF THE COMPANY COMMON STOCK ARE ENCOURAGED TO READ THE SHAREHOLDERS AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

    Concurrently with the execution and delivery of the Merger Agreement, CUC International entered into an agreement with the holders of approximately 73% of the outstanding Company Common Stock (consisting of Robert M. Davidson, the Company's Chairman and Chief Executive Officer, and Janice G. Davidson, the President, respectively, and certain trusts for which such persons serve as fiduciaries).

    Voting. Pursuant to the Shareholders Agreement, each party thereto has agreed that until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the Company's shareholders, such shareholder will vote (or cause to be voted) the shares of Company Common Stock held of record or beneficially owned by such shareholder: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by CUC International, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease, transfer or disposition of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company, and (C)(1) any change in a majority of the persons who constitute the Board of Directors of the Company, (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or By-laws, (3) any other material change in the Company's corporate structure or business, or (4) any other action which in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or reasonably could be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Shareholders Agreement. Each party to the Shareholders Agreement further has agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements described above (SECTION 1).

    Representations, Warranties, Covenants and Other Agreements. The parties to the Shareholders Agreement have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the shares of Company Common Stock, (ii) their capacity and authority to enter into and perform their obligations under the Shareholders Agreement, (iii) no conflicts, (iv) restrictions on the transfer of their shares of Company Common Stock, and (v) no finder's fees (SECTION 2).

    Termination. Other than as provided therein, the Shareholders Agreement will terminate by its terms upon the earlier to occur of the termination of the Merger Agreement or the Effective Time, and may be terminated at the election of the parties to the Shareholders Agreement if the Average Stock Price is less than $29.00 (SECTION 5).

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined balance sheet at April 30, 1996 and the unaudited pro forma condensed combined statements of income for the three-month period ended April 30,1996 and for the years ended January 31, 1996, 1995 and 1994 give effect to the proposed Merger pursuant to which each outstanding share of Company Common Stock (other than shares held by CUC International, Merger Sub or by any other subsidiary of CUC International or subsidiary of the Company, or shares to which dissenters' rights are granted and properly exercised under applicable California law) will be converted at the Effective Time into .85 of one share of CUC International Common Stock, as if the Merger had occurred on April 30, 1996. The unaudited pro forma condensed combined balance sheet as of April 30, 1996 and the unaudited pro forma condensed combined statements of income for the three-month period ended April 30, 1996 and for the years ended January 31, 1996, 1995 and 1994 also give effect to the proposed Sierra Merger pursuant to which each outstanding share of Sierra Common Stock (other than shares held by CUC International, Merger Sub or any other subsidiary of CUC International or by any subsidiary of Sierra) will be converted at the Sierra Effective Time into 1.225 shares of CUC International Common Stock. (See "Certain Information Concerning CUC International--The Sierra Merger"), and the proposed Ideon Merger pursuant to which each outstanding share of Ideon Common Stock (other than shares held by Ideon as treasury stock or by any Subsidiary of Ideon or owned by CUC International, Ideon Merger Sub or by any other Subsidiary of CUC International) will be converted at the Ideon Effective Time into the right to receive the number of shares of CUC International Common Stock determined in accordance with the Ideon Conversion Number. (See "Certain Information Concerning CUC International Inc.--Other CUC International Business Combinations"). The pro forma information gives effect to the Merger, the Sierra Merger and the Ideon Merger under the pooling-of-interests method and to the adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

    The unaudited pro forma condensed combined financial statements may not be indicative of the results that would have occurred if the Merger, the Sierra Merger and the Ideon Merger had been consummated as of the dates indicated or the operating results which may be obtained by CUC International in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements, related notes thereto and other financial information included in the CUC 10-K, the CUC 10-Q, the Company 10-K, the Company 10-Q, Sierra's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995, the Ideon 10-K and the Ideon 10-Q.

    The Merger, the Sierra Merger and the Ideon Merger are independent transactions and consummation of none of such transactions is conditioned upon consummation of the other transactions. Although there can be no assurance, it is intended by each of CUC International, the Company and Sierra that the Meeting and the meeting of Sierra's shareholders relating to the Sierra Merger will be convened substantially simultaneously.

    Sierra's revenues of $22.2 million and net income of $.07 million for the three months ended March 31, 1995 are included in Sierra's historical financial statements of income for the years ended March 31, 1995 and December 31, 1995 and are, therefore, included in the fiscal 1996 and 1995 pro forma results of operations.

                               CUC INTERNATIONAL
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                                                      PRO FORMA
                                     CUC                                    PRO FORMA                                    CUC
                                INTERNATIONAL  DAVIDSON                        CUC        SIERRA                    INTERNATIONAL,
                                  APRIL 30,    MARCH 31,   PRO FORMA      INTERNATIONAL  MARCH 31,   PRO FORMA         DAVIDSON
                                    1996         1996     ADJUSTMENTS     AND DAVIDSON     1996     ADJUSTMENTS       AND SIERRA
                                -------------  ---------  -----------     -------------  ---------  -----------     --------------
ASSETS
Current Assets
 Cash and cash equivalents.....  $   286,344    $ 3,082                    $   289,426   $ 40,220                     $  329,646
 Marketable securities.........                  15,702      (9,300) (h)         6,402     48,741                         55,143
 Receivables...................      305,380     29,171                        334,551     43,677                        378,228
 Deferred subscriber
acquisition costs..............
 Other current assets..........      148,004     10,066                        158,070     22,157                        180,227
                                -------------  ---------      -----       -------------  ---------                  --------------
   Total current assets........      739,728     58,021      (9,300)           788,449    154,795                        943,244
Deferred membership acquisition
costs..........................      278,001                                   278,001                                   278,001
Contract renewal rights and
 intangible assets.............      281,545      1,662                        283,207      9,785                        292,992
Other non-current assets.......      167,397     16,375       9,300(h)         193,072     14,317                        207,389
                                -------------  ---------                  -------------  ---------                  --------------
Total assets...................  $ 1,466,671    $76,058                    $ 1,542,729   $178,897                     $1,721,626
                                -------------  ---------                  -------------  ---------                  --------------
                                -------------  ---------                  -------------  ---------                  --------------

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current Liabilities
 Accounts payable and accrued
   expenses, federal and state
   income taxes payable and
other current liabilities......  $   113,994    $13,022                    $   127,016   $ 35,947                     $  162,963
 Deferred membership income....
                                -------------  ---------                  -------------  ---------                  --------------
   Total Current liabilities...      113,994     13,022                        127,016     35,947                        162,963
Deferred membership income.....      523,233                                   523,233                                   523,233
Other non-current
liabilities....................       23,873        929                         24,802     24,419                         49,221
                                -------------  ---------                  -------------  ---------                  --------------
Total liabilities..............      661,100     13,951                        675,051     60,366                        735,417
Shareholders' equity
 Common stock..................        1,944          9         290(a)           2,243        205         45(b)            2,493
 Additional paid in capital....      370,389     35,886        (290)(a)        405,985     92,423       (394)(b)         498,014
 Retained earnings.............      482,657     26,212                        508,869     27,024                        535,893
 Treasury stock................      (48,161)                                  (48,161)      (349)       349(b)          (48,161)
 Unrealized gain on securities
   available for sale..........                                                               (67)                           (67)
 Foreign currency translation
adjustment.....................       (1,258)                                   (1,258)      (705)                        (1,963)
                                -------------  ---------                  -------------  ---------                  --------------
Total shareholders' equity.....      805,571     62,107                        867,678    118,531                        986,209
                                -------------  ---------                  -------------  ---------                  --------------
Total liabilities and
shareholders' equity...........  $ 1,466,671    $76,058                    $ 1,542,729   $178,897                     $1,721,626
                                -------------  ---------                  -------------  ---------                  --------------
                                -------------  ---------                  -------------  ---------                  --------------


                                                                                    PRO FORMA
                                   IDEON                        PRO FORMA       CUC INTERNATIONAL,
                                 MARCH 31,   PRO FORMA      CUC INTERNATIONAL,   DAVIDSON, SIERRA
                                   1996     ADJUSTMENTS     DAVIDSON AND IDEON      AND IDEON
                                 ---------  -----------     ------------------  ------------------
ASSETS
Current Assets
 Cash and cash equivalents.....  $ 19,449                       $  308,875          $  349,095
 Marketable securities.........    12,916                           19,318              68,059
 Receivables...................    84,290                          418,841             462,518
 Deferred subscriber
acquisition costs..............    87,268      (87,268)(g)
 Other current assets..........    22,453                          180,523             202,680
                                 ---------  -----------           --------            --------
   Total current assets........   226,376      (87,268)            927,557           1,082,352
Deferred membership acquisition
costs..........................    42,382       87,268(g)          407,651             407,651
Contract renewal rights and
 intangible assets.............    63,465                          346,672             356,457
Other non-current assets.......    59,058                          252,130             266,447
                                 ---------                        --------            --------
Total assets...................  $391,281                       $1,934,010          $2,112,907
                                 ---------                        --------            --------
                                 ---------                        --------            --------
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current Liabilities
 Accounts payable and accrued
   expenses, federal and state
   income taxes payable and
other current liabilities......  $111,477       80,000(f)       $  318,493          $  354,440
 Deferred membership income....   118,586     (118,586)(g)
                                 ---------  -----------           --------            --------
   Total Current liabilities...   230,063      (38,586)            318,493             354,440
Deferred membership income.....    54,098      118,586(g)          695,917             695,917
Other non-current
liabilities....................                                     24,802              49,221
                                 ---------  -----------           --------            --------
Total liabilities..............   284,161       80,000           1,039,212           1,099,578
Shareholders' equity
 Common stock..................       349         (211)(c)           2,381               2,631
 Additional paid in capital....    41,230      (57,852)(c)         389,363             481,392
 Retained earnings.............   123,469      (80,000)(f)         552,338             579,362
 Treasury stock................   (58,063 )     58,063(c)          (48,161)            (48,161)
 Unrealized gain on securities
   available for sale..........       135                              135                  68
 Foreign currency translation
adjustment.....................                                     (1,258)             (1,963)
                                 ---------  -----------           --------            --------
Total shareholders' equity.....   107,120      (80,000)            894,798           1,013,329
                                 ---------                        --------            --------
Total liabilities and
shareholders' equity...........  $391,281                       $1,934,010          $2,112,907
                                 ---------                        --------            --------
                                 ---------                        --------            --------

    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                               CUC INTERNATIONAL
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                      THREE MONTHS ENDED
                              ----------------------------------       PRO FORMA       THREE MONTHS ENDED        PRO FORMA
                               APRIL 30, 1996     MARCH 31, 1996   CUC INTERNATIONAL     MARCH 31, 1996     CUC INTERNATIONAL,
                              CUC INTERNATIONAL      DAVIDSON        AND DAVIDSON            SIERRA         DAVIDSON AND SIERRA
                              -----------------   --------------   -----------------   ------------------   -------------------
REVENUES
Membership and service fees
 and other revenues.........      $ 390,026          $ 29,203          $ 419,229            $ 35,563             $ 454,792

EXPENSE (INCOME)
 Operating..................        105,801            11,192            116,993              10,296               127,289
 Marketing..................        151,962             4,481            156,443               9,613               166,056
 General and
administrative..............         54,408             4,532             58,940               7,950                66,890
 Software research and
development.................                            6,087              6,087               9,084                15,171
 Interest income, net.......           (805)             (179)              (984)               (560)               (1,544)
                                    -------            ------            -------              ------               -------
Total expenses..............        311,366            26,113            337,479              36,383               373,862
                                    -------            ------            -------              ------               -------
Income (loss) before income
taxes.......................         78,660             3,090             81,750                (820)               80,930

Provision (benefit) for
income taxes................         30,410             1,019             31,429                (245)               31,184
                                    -------            ------            -------              ------               -------
Net income (loss)...........      $  48,250          $  2,071          $  50,321            $   (575)            $  49,746
                                    -------            ------            -------              ------               -------
                                    -------            ------            -------              ------               -------
Net income (loss) per common
share.......................      $    0.25          $   0.06          $    0.22            $  (0.03)            $    0.20
                                    -------            ------            -------              ------               -------
                                    -------            ------            -------              ------               -------
Weighted average number of
 common and dilutive common
 equivalent shares
outstanding.................        196,736            35,712            227,091              21,445               253,361
                                    -------            ------            -------              ------               -------
                                    -------            ------            -------              ------               -------

                                                                            PRO FORMA
                              THREE MONTHS ENDED       PRO FORMA        CUC INTERNATIONAL,
                                MARCH 31, 1996     CUC INTERNATIONAL,    DAVIDSON, SIERRA
                                    IDEON          DAVIDSON AND IDEON       AND IDEON
                              ------------------   ------------------   ------------------
REVENUES
Membership and service fees
 and other revenues.........       $ 70,023             $489,252             $524,815
EXPENSE (INCOME)
 Operating..................         11,925              128,918              139,214
 Marketing..................         38,296              194,739              204,352
 General and
administrative..............         11,450               70,390               78,340
 Software research and
development.................                               6,087               15,171
 Interest income, net.......           (677)              (1,661)              (2,221)
                                     ------              -------              -------
Total expenses..............         60,994              398,473              434,856
                                     ------              -------              -------
Income (loss) before income
taxes.......................          9,029               90,779               89,959
Provision (benefit) for
income taxes................          3,160               34,589               34,344
                                     ------              -------              -------
Net income (loss)...........       $  5,869             $ 56,190             $ 55,615
                                     ------              -------              -------
                                     ------              -------              -------
Net income (loss) per common
share.......................       $   0.21             $   0.23             $   0.21
                                     ------              -------              -------
                                     ------              -------              -------
Weighted average number of
 common and dilutive common
 equivalent shares
outstanding.................         28,097              240,979              267,249
                                     ------              -------              -------
                                     ------              -------              -------

    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                               CUC INTERNATIONAL
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                                PRO FORMA
                                    YEAR ENDED                   PRO FORMA      YEAR ENDED         CUC
                       -------------------------------------        CUC        DECEMBER 31,   INTERNATIONAL,      YEAR ENDED
                       JANUARY 31, 1996    DECEMBER 31, 1995   INTERNATIONAL       1995          DAVIDSON      DECEMBER 31, 1995
                       CUC INTERNATIONAL       DAVIDSON        AND DAVIDSON       SIERRA        AND SIERRA           IDEON
                       -----------------   -----------------   -------------   ------------   --------------   -----------------
REVENUES
Membership and
 service fees and
other revenues.......     $ 1,414,964          $ 147,226        $ 1,562,190      $144,764       $1,706,954         $ 228,278
EXPENSE (INCOME)
 Operating...........         379,919             72,527            452,446        42,765          495,211            45,394
 Marketing...........         556,920             17,158            574,078        27,893          601,971           135,469
 General and
   administrative....         212,648             16,813            229,461        18,849          248,310            33,318
 Software research
   and development...                             19,745             19,745        33,158           52,903
 Costs related to
   products abandoned
   and restructuring.                                                                                                 97,029
 Interest income, net..          (866)              (819)            (1,685)       (2,310)          (3,995)           (5,690)
                             --------            -------       -------------   ------------   --------------         -------
Total expenses.......       1,148,621            125,424          1,274,045       120,355        1,394,400           305,520
                             --------            -------       -------------   ------------   --------------         -------
Income (loss) before
income taxes.........         266,343             21,802            288,145        24,409          312,554           (77,242)
Provision (benefit)
 for income taxes....         102,969              8,225            111,194         6,944          118,138           (27,801)
                             --------            -------       -------------   ------------   --------------         -------
Net income (loss)....     $   163,374          $  13,577        $   176,951      $ 17,465       $  194,416         $ (49,441)
                             --------            -------       -------------   ------------   --------------         -------
                             --------            -------       -------------   ------------   --------------         -------
Net income (loss) per
common share.........     $      0.84          $    0.38        $      0.79      $   0.85       $     0.78         $   (1.73)
                             --------            -------       -------------   ------------   --------------         -------
                             --------            -------       -------------   ------------   --------------         -------
Weighted average
 number of common and
 dilutive common
 equivalent shares
outstanding..........         194,666             35,768            225,069        20,540          250,231            28,500
                             --------            -------       -------------   ------------   --------------         -------
                             --------            -------       -------------   ------------   --------------         -------
                                                 PRO FORMA
                           PRO FORMA         CUC INTERNATIONAL,
                       CUC INTERNATIONAL,     DAVIDSON, SIERRA
                       DAVIDSON AND IDEON        AND IDEON
                       ------------------    ------------------
REVENUES
Membership and
 service fees and
other revenues.......      $1,790,468            $1,935,232
EXPENSE (INCOME)
 Operating...........         497,840               540,605
 Marketing...........         709,547               737,440
 General and
   administrative....         262,779               281,628
 Software research
   and development...          19,745                52,903
 Costs related to
   products abandoned
   and restructuring..         97,029                97,029
 Interest income, net.         (7,375)               (9,685)
                             --------              --------
Total expenses.......       1,579,565             1,699,920
                             --------              --------
Income (loss) before
income taxes.........         210,903               235,312
Provision (benefit)
 for income taxes....          83,393                90,337
                             --------              --------
Net income (loss)....      $  127,510            $  144,975
                             --------              --------
                             --------              --------
Net income (loss) per
common share.........      $     0.53            $     0.55
                             --------              --------
                             --------              --------
Weighted average
 number of common and
 dilutive common
 equivalent shares
outstanding..........         239,156               264,318
                             --------              --------
                             --------              --------

    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                               CUC INTERNATIONAL
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                     PRO FORMA                     PRO FORMA
                                        YEAR ENDED                      CUC        YEAR ENDED         CUC
                           -------------------------------------   INTERNATIONAL    MARCH 31,    INTERNATINAL,       YEAR ENDED
                           JANUARY 31, 1995    DECEMBER 31, 1994        AND           1995          DAVIDSON      OCTOBER 31, 1994
                           CUC INTERNATIONAL       DAVIDSON          DAVIDSON        SIERRA        AND SIERRA          IDEON
                           -----------------   -----------------   -------------   -----------   --------------   ----------------
REVENUES
Membership and service
 fees and other
revenues.................     $ 1,182,896           $93,171         $ 1,276,067     $  97,879      $1,373,946         $180,665
EXPENSE (INCOME)
 Operating...............         320,773            44,262             365,035        38,722         403,757           34,033
 Marketing...............         479,590            12,375             491,965        19,862         511,827          106,503
 General and
   administrative........         180,166            10,766             190,932        15,627         206,559           16,451
 Software research and
   development...........                            14,369              14,369        21,967          36,336
 Gain on sale of
   ImagiNation Network,
net......................                                                             (17,749)        (17,749)
 Cost related to products
   abandoned and
restructuring............                                                                                                7,900
 Interest expense
(income), net............             582              (691)               (109)          593             484           (8,421)
                                 --------            ------        -------------   -----------   --------------        -------
Total expenses...........         981,111            81,081           1,062,192        79,022       1,141,214          156,466
                                 --------            ------        -------------   -----------   --------------        -------
Income before income
taxes....................         201,785            12,090             213,875        18,857         232,732           24,199
Provision for income
taxes....................          77,219             5,612              82,831         5,865          88,696            6,178
                                 --------            ------        -------------   -----------   --------------        -------
Income before cumulative
 effect of accounting
 change for income
taxes....................         124,566             6,478             131,044        12,992         144,036           18,021
Cumulative effect of
 accounting change for
income taxes.............                                                                                                2,000
                                 --------            ------        -------------   -----------   --------------        -------
Net income...............     $   124,566           $ 6,478         $   131,044     $  12,992      $  144,036         $ 20,021
                                 --------            ------        -------------   -----------   --------------        -------
                                 --------            ------        -------------   -----------   --------------        -------
Income before cumulative
 effect of accounting
change...................     $      0.66           $  0.19         $      0.60     $    0.70      $     0.60         $   0.63
Cumulative effect of
 accounting change.......                                                                                                 0.07
                                 --------            ------        -------------   -----------   --------------        -------
Net income per common
share....................     $      0.66           $  0.19         $      0.60     $    0.70      $     0.60         $   0.70
                                 --------            ------        -------------   -----------   --------------        -------
                                 --------            ------        -------------   -----------   --------------        -------
Weighted average number
 of common and dilutive
 common equivalent shares
 outstanding.............         189,219            34,986             218,957        18,513         241,636           28,411
                                 --------            ------        -------------   -----------   --------------        -------
                                 --------            ------        -------------   -----------   --------------        -------


                                                    PRO FORMA
                               PRO FORMA        CUC INTERNATIONAL,
                           CUC INTERNATIONAL,    DAVIDSON, SIERRA
                           DAVIDSON AND IDEON       AND IDEON
                           ------------------   ------------------
REVENUES
Membership and service
 fees and other
revenues.................      $1,456,732           $1,554,611
EXPENSE (INCOME)
 Operating...............         399,068              437,790
 Marketing...............         598,468              618,330
 General and
   administrative........         207,383              223,010
 Software research and
   development...........          14,369               36,336
 Gain on sale of
   ImagiNation Network,
net......................                              (17,749)
 Cost related to products
   abandoned and
restructuring............           7,900                7,900
 Interest expense
(income), net............          (8,530)              (7,937)
                                 --------             --------
Total expenses...........       1,218,658            1,297,680
                                 --------             --------
Income before income
taxes....................         238,074              256,931
Provision for income
taxes....................          89,009               94,874
                                 --------             --------
Income before cumulative
 effect of accounting
 change for income
taxes....................         149,065              162,057
Cumulative effect of
 accounting change for
income taxes.............           2,000                2,000
                                 --------             --------
Net income...............      $  151,065           $  164,057
                                 --------             --------
                                 --------             --------
Income before cumulative
 effect of accounting
change...................      $     0.64           $     0.63
Cumulative effect of
 accounting change.......            0.01                 0.01
                                 --------             --------
Net income per common
share....................      $     0.65           $     0.64
                                 --------             --------
                                 --------             --------
Weighted average number
 of common and dilutive
 common equivalent shares
 outstanding.............         233,001              255,679
                                 --------             --------
                                 --------             --------

    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                               CUC INTERNATIONAL
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                                                               PRO FORMA
                                   YEAR ENDED                   PRO FORMA      YEAR ENDED         CUC
                      -------------------------------------        CUC         MARCH 31,     INTERNATIONAL,       YEAR ENDED
                      JANUARY 31, 1994    DECEMBER 31, 1993   INTERNATINAL        1994          DAVIDSON       OCTOBER 31, 1993
                      CUC INTERNATIONAL       DAVIDSON        AND DAVIDSON       SIERRA        AND SIERRA           IDEON
                      -----------------   -----------------   -------------   ------------   --------------    ----------------
REVENUES
Membership and
 service fees and
other revenues......      $ 984,801            $62,372         $ 1,047,173      $ 73,101       $1,120,274          $158,390
EXPENSE (INCOME)
 Operating..........        267,772             29,385             297,157        32,442          329,599            16,891
 Marketing..........        394,505              8,443             402,948        16,438          419,386            95,248
 General and
   administrative...        162,231             10,299             172,530         9,969          182,499            12,542
 Software research
   and
   development......                             3,547               3,547        18,788           22,335
 Interest expense
(income), net.......          7,035               (469)              6,566        (1,051)           5,515            (8,736)
 Equity in loss from
   ImagiNation
Network.............                                                               5,066            5,066
                            -------             ------        -------------       ------     --------------         -------
Total expenses......        831,543             51,205             882,748        81,652          964,400           115,945
                            -------             ------        -------------       ------     --------------         -------
Income (loss) before
income taxes........        153,258             11,167             164,425        (8,551)         155,874            42,445
Provision (benefit)
 for income taxes...         59,107              4,218              63,325          (679)          62,646            10,968
                            -------             ------        -------------       ------     --------------         -------
Net income (loss)...      $  94,151            $ 6,949         $   101,100      $ (7,872)      $   93,228          $ 31,477
                            -------             ------        -------------       ------     --------------         -------
                            -------             ------        -------------       ------     --------------         -------
Net income (loss)
 per
 common share.......      $    0.51            $  0.21         $      0.48      $  (0.46)      $     0.40          $   1.10
                            -------             ------        -------------       ------     --------------         -------
                            -------             ------        -------------       ------     --------------         -------
Weighted average
 number of common
 and dilutive
 common equivalent
 shares
 outstanding........        183,113             33,599             211,672        17,143          232,672            28,572
                            -------             ------        -------------       ------     --------------         -------
                            -------             ------        -------------       ------     --------------         -------


                                                PRO FORMA
                          PRO FORMA         CUC INTERNATIONAL,
                      CUC INTERNATIONAL,     DAVIDSON, SIERRA
                      DAVIDSON AND IDEON        AND IDEON
                      ------------------    ------------------
                      <
REVENUES
Membership and
 service fees and
other revenues......      $1,205,563            $1,278,664
EXPENSE (INCOME)
 Operating..........         314,048               346,490
 Marketing..........         498,196               514,634
 General and
   administrative...         185,072               195,041
 Software research
   and
   development......           3,547                22,335
 Interest expense
(income), net.......          (2,170)               (3,221)
 Equity in loss from
   ImagiNation
Network.............                                 5,066
                            --------              --------
Total expenses......         998,693             1,080,345
                            --------              --------
Income (loss) before
income taxes........         206,870               198,319
Provision (benefit)
 for income taxes...          74,293                73,614
                            --------              --------
Net income (loss)...      $  132,577            $  124,705
                            --------              --------
                            --------              --------
Net income (loss)
 per
 common share.......      $     0.59            $     0.51
                            --------              --------
                            --------              --------
Weighted average
 number of common
 and dilutive
 common equivalent
 shares
 outstanding........         225,795               246,795
                            --------              --------
                            --------              --------

    SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(a) In the Merger, each outstanding share of Company Common Stock (other than shares held by CUC International, SAC or any other subsidiary of CUC International or by any subsidiary of the Company, or shares to which dissenters' rights are granted and properly exercised under applicable California law) will be converted into the right to receive .85 of one share of CUC International Common Stock. The unaudited pro forma condensed combined financial statements assume that all 35,233,463 shares of Company Common Stock outstanding at March 31, 1996 will be converted at the Effective Time in the Merger into approximately 29.9 million shares of CUC International Common Stock based on the Exchange Ratio. The effect of this transaction, accounted for in accordance with the pooling-of-interests method, was to increase stated capital in respect of CUC International Common Stock by approximately $299,000 and to increase CUC International's additional paid-in capital by approximately $35.6 million, and to eliminate the Company Common Stock.

(b) In the Sierra Merger, each share of Sierra Common Stock (other than shares held by CUC International, LAC or any other Subsidiary of CUC International or by any Subsidiary of Sierra) will be converted into the right to receive 1.225 shares of CUC International Common Stock (the "Sierra Exchange Ratio"). The unaudited pro forma condensed combined financial statements assume that all 20,428,217 shares of Sierra Common Stock outstanding at March 31, 1996 will be converted at the Sierra Effective Time into approximately 25.0 million shares of CUC International Common Stock in accordance with the Sierra Exchange Ratio of
1.225. The effect of this transaction, accounted for in accordance with the pooling-of-interests method, was to increase stated capital in respect of CUC International Common Stock by approximately $250,000 and to increase CUC International's additional paid-in capital by approximately $92.0 million, and to eliminate the Sierra Common Stock and Sierra's treasury stock.

(c) In the Ideon Merger, each outstanding share of Ideon Common Stock (other than shares held by Ideon as treasury stock or by any Subsidiary of Ideon or owned by CUC International, Ideon Merger Sub or by any other Subsidiary of CUC International) will be converted into the right to receive such number of shares of CUC International Common Stock equal to the quotient obtained by dividing (x) $13.50 by (y) the Ideon Average Stock Price, provided however, that if the Ideon Average Stock Price is $22.00 or less the Ideon Conversion Number will be 0.6136 and if the Ideon Average Stock Price is $36.00 or more the Ideon Conversion Number will be 0.375. The unaudited pro forma condensed combined financial statements assume that all 27,981,831 shares of Ideon Common Stock outstanding at March 31, 1996 will be converted in the Ideon Merger into approximately 13.8 million shares of CUC International Common Stock based on the Ideon Conversion Number (assumed to be 0.4943). The effect of this transaction, accounted for in accordance with the pooling-of-interests method, was to increase stated capital in respect of CUC International Common Stock by approximately $138,000 and to decrease CUC International's additional paid-in capital by approximately $16.6 million and to eliminate Ideon Common Stock and Ideon treasury stock.

(d) The pro forma information is based on the historical financial statements of CUC International, the Company, Sierra and Ideon contained in the CUC 10-K, the CUC 10-Q, the Company 10-K, the Company 10-Q, the Sierra 10-Q, the Sierra Press Release, the Ideon 10-K and the Ideon 10-Q. Sierra's total revenues of $22.2 million and net income of $0.7 million for the three months ended March 31, 1995 are included in Sierra's historical statements of income for the years ended December 31, 1995 and March 31, 1995. Effective January 1, 1995, Ideon changed its year end from October 31 to December 31. Ideon's results of operations for the two months ended December 31, 1994 have been excluded from the unaudited pro forma condensed combined statements of income. Ideon's revenues and net loss for the two months ended December 31, 1994 were $34.7 million and $(49.9) million, respectively.

(e) Income per common share from continuing operations has been computed based upon the combined weighted average number of common and dilutive common equivalent outstanding shares of CUC International Common Stock, Company Common Stock, Sierra Common Stock and Ideon Common Stock for each period. Historical weighted average common and dilutive common equivalent outstanding shares of Company Common Stock, Sierra Common Stock and Ideon Common Stock for each period have been adjusted to reflect the Exchange Ratio in respect of the Merger (i.e.,
 .85), the exchange ratio in respect of the Sierra Merger (i.e., 1.225), and the Ideon Conversion Number in respect of the Ideon Merger (determined in accordance with the calculation set forth in note (c) above). In addition, the weighted average number of common and dilutive common equivalent outstanding shares have been adjusted for, and give effect to, in the case of CUC International, the 3:2 split of the CUC International Common Stock effected on June 30, 1995, in the case of the Company, the 2:1 split of the Company Common Stock effected on August 23, 1995 and in the case of Sierra, the 2:1 split of the Sierra Common Stock effected on February 17, 1995.

(f) The unaudited pro forma condensed combined balance sheet includes integration and transaction costs associated with the Ideon Merger as well as costs relating to certain outstanding litigation matters, previously discussed in Ideon's public filings, giving consideration to CUC International's intended approach to these matters subsequent to the Ideon Merger, which are estimated by CUC International's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. In determining such portion, CUC International estimated the cost of settling these litigation matters. In estimating such cost, CUC International considered potential liabilities relating to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to CUC International of having its management involved in numerous complex litigation matters). CUC International is unable at this time to determine the estimated timing of the future cash outflows with respect to this accrued liability. Although CUC International has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve accrued. The reserve for these matters will be expensed in the combined income statement subsequent to the closing of the Ideon Merger, and any subsequent payments related to these matters will reduce the amount of the reserve. CUC International considered all of these litigation-related costs and liabilities, as well as integration and transaction costs, in determining the agreed upon exchange ratio in respect of the Ideon Merger.

    In determining the amount of the reserve related to CUC's proposed integration and consolidation efforts, CUC International estimated the significant severance costs to be accrued upon the consummation of the Ideon Merger and costs relating to the expected obligations for certain third-party contracts (e.g., existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminated upon a change-in-control of Ideon. CUC International expects to incur significant integration costs because Ideon's credit card registration and enhancement services are substantially similar to CUC International's credit card registration and enhancement services. All of the business activities related to these operations currently performed by Ideon's Jacksonville, Florida office will be transferred to CUC International's Comp-U-Card Division in Stamford, Connecticut promptly after the consummation of the Ideon Merger. CUC also expects that there will be additional consolidation affecting other parts of Ideon's business that are substantially the same as CUC International's existing businesses. CUC International does not expect any loss in revenue as a result of these integration and consolidation efforts.

    The unaudited pro forma condensed combined statements of income do not include (i) integration and transaction costs associated with the Ideon Merger as well as costs relating to certain outstanding litigation matters previously discussed in Ideon's public filings, giving consideration to CUC International's intended approach to these matters, subsequent to the completion of the Ideon Merger and

(ii) costs and expenses associated with the Merger and the Sierra Merger which are expected to approximate $25.0 million in the aggregate.

(g) Reclassification to conform Ideon's deferred membership acquisition costs and deferred membership income to CUC International's presentation.

(h) To reflect the Company's proposed acquisition of a warehouse facility, excluding any costs of improvement of the facility, which have not yet been determined. The pro forma effect on the results of operations has been excluded as the amounts involved are not significant to the Company's and the pro forma combined results of operations.

          PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    Pro forma combined operating revenues for the three months ended April 30, 1996 are $419.2 million, which includes the Company's operations for the three-month period ended March 31, 1996. The largest contributing factor to revenue growth is the continual rapid growth of CUC International's membership base. CUC International will utilize its existing membership base and distribution channels to market the Company's products. In addition, with CUC International's plans for the electronic marketplace, the Company will enable CUC International to broaden its content much beyond its current offerings to establish content areas in the interactive world. Pro forma earnings per common share for the three months ended April 30, 1996 are $0.22, which includes the Company's operations for the three-month period ended March 31, 1996. CUC International believes that future results of operations will not be materially affected by the Merger.

    CUC International's operations and acquisitions have been funded principally with cash flow from operations, while acquisitions have also been funded through the issuance of CUC International Common Stock. Furthermore, after the consummation of the Merger, cash flow from operations and existing CUC International credit facilities is expected to be sufficient to achieve CUC International's current and long-term objectives. CUC International believes that its liquidity has not been adversely affected by any acquisitions it has made and that CUC International's liquidity will not be adversely affected by the Merger.

    In addition, the acquisitions of the Company and Sierra will enable CUC International to offer educational and entertainment software to various portions of CUC International's 48.0 million member database. Both the Company and Sierra have extensive distribution channels (including computer and electronic superstores, software specialty shops, mass merchants and, in the case of the Company, schools). These companies also have recurring revenue streams because of their widely known software titles. CUC International's acquisition of Ideon will strengthen CUC International's core membership services business, primarily by adding over 13 million credit card enhancement members.

    CUC International's management believes that the risks associated with its acquisition of the Company and Sierra will not be material primarily because no individual software title revenue represents more than 1% of the combined consolidated pro forma revenues of CUC International, the Company and Sierra. Both the Company's revenues and Sierra's revenues are subject to a degree of seasonality, however CUC International believes that such seasonality will not have any material impact on its future combined results of operations.

    CUC International's management also believes that the risks associated with its acquisition of Ideon will not be material, since Ideon's core business generates a recurring revenue stream and CUC International believes that it will be able to reduce costs by consolidating certain administrative, back-end and marketing functions. Ideon is also involved in prosecuting or defending several complex lawsuits. The majority of these involve a former Chairman of the Board and Executive Management to SafeCard. SafeCard is Ideon's largest operating subsidiary and, prior to Ideon's 1995 reorganization, was the public company through which (directly or indirectly) Ideon's credit card registration and other businesses were conducted. CUC International intends to reserve for the outstanding litigation matters which have been previously discussed in Ideon's public filings, after giving consideration to CUC International's intended approach to these matters as well as certain integration and transaction costs associated with the Ideon Merger.

    The most recent "Management's Discussion and Analysis of Financial Condition and Results of Operations" for CUC International, the Company, Sierra and Ideon appear in the CUC 10-Q; the Company 10-Q; the Sierra 10-Q and the Ideon 10-Q.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    In connection with the Merger, the Company shareholders will be converting their shares of Company Common Stock into shares of CUC International Common Stock. CUC International is a Delaware corporation and the Company is a California corporation and the charter and bylaws of CUC International differ from those of the Company in several significant respects. Because of the differences between the DGCL and the CGCL and the differences in the charter and bylaws of CUC International and the Company, the rights of a holder of CUC International Common Stock differ from the rights of a holder of Company Common Stock.

    Below is a summary of some of the important differences between the DGCL and the CGCL and the charter and bylaws of CUC International and the Company. It is not practical to summarize all of such differences in this Proxy
Statement/Prospectus, but some of the principal differences which could materially affect the rights of shareholders include the following:

AUTHORIZED CAPITAL STOCK.

    CUC International's amended and restated certificate of incorporation (the "CUC International Charter") currently provides that CUC International is authorized to issue up to 601,000,000 shares of capital stock, including 600,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company's Restated Articles of Incorporation (the "Company Charter") currently provides that the Company is authorized to issue up to 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

SIZE OF THE BOARD OF DIRECTORS.

    Under the DGCL, the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The CUC International Charter does not fix the number of directors and, as a result, the board of directors acting without shareholder approval may change such number in the manner provided in CUC International's Bylaws. CUC International's By-Laws currently provide that the CUC International Board cannot be fixed at less than three directors. Effective as of the Closing Date, CUC International has agreed to increase the size of the CUC International Board by two directors and cause Robert M. Davidson and Janice G. Davidson to be appointed to the CUC International Board to fill the vacancies so created, for initial terms expiring two years and one year, respectively, following the date of CUC International's first annual meeting of shareholders following February 19, 1996.

    Under the CGCL, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The Company's By-Laws presently permit the board of directors to adjust the size of the board from a minimum of five directors to a maximum of nine; however, effective upon becoming a "listed corporation" as defined in the CGCL, the minimum number of board members will be increased to six directors. A "listed corporation" is defined under the CGCL as a corporation with (i) outstanding securities listed on the New York or American Stock Exchange, or (ii) outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual meeting of shareholders. Pursuant to the CGCL, the Company became a "listed corporation" after the Company's 1994 annual meeting of shareholders because it had more than 800 holders of Company Common Stock on the record date for such meeting, and, as a result, the board was increased in size to six.

CLASSIFIED BOARD OF DIRECTORS.

    A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. CUC International's By-Laws provide for a classified board of directors which is divided into three classes serving staggered terms of office, with one class of directors elected annually.

    Under the CGCL, directors generally must be elected annually; however, a "listed corporation" (as defined above in the section entitled "Size of the Board of Directors") is permitted to adopt a classified board. The Company Charter and the Company's By-Laws provide that, effective upon becoming a "listed corporation," the board of directors of the Company shall be divided into two classes that serve staggered two-year terms, with one class of half of the directors (or as close an approximation as possible) elected annually. Pursuant to the CGCL, the Company became a "listed corporation" after the Company's 1994 annual meeting of shareholders and, as a result, the board of directors of the Company was divided into two classes that serve staggered two-year terms, with one class of half of the directors elected annually.

CUMULATIVE VOTING.

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided in the certificate of incorporation. The CUC International Charter does not provide for cumulative voting.

    In contrast, under CGCL any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so; however, a "listed corporation" (as defined above in the section entitled "Size of Board of Directors") may eliminate shareholders' cumulative voting rights. The Company Charter provides that effective upon becoming a "listed corporation" cumulative voting shall be eliminated. The Company became a "listed corporation" after the 1994 Annual Meeting and, as a result, cumulative voting was eliminated.

REMOVAL OF DIRECTORS.

    Under the DGCL, if a corporation has a classified board, the shareholders may remove a director only for cause, unless the certificate of incorporation provides otherwise. The CUC International Charter and CUC International's By-Laws both however provide that any and all directors may be removed without cause only by the affirmative vote of holders of at least 80% of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

    Under the CGCL and the Company's By-Laws, any director or the entire board of directors may be removed, with or without cause, if the removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote; however, no director of a corporation whose board is classified may be removed if the number of votes cast against removal would be sufficient to elect the director under cumulative voting (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    CUC International's By-Laws provide that CUC International shall indemnify to the full extent permitted by, and in the manner permissible under, the DGCL any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of CUC International. Under the DGCL, other than an action brought by or in the right of CUC International, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of CUC International, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred and permitted only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of CUC International, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to CUC International, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action.

    The Company's By-Laws provide that the Company shall, to the maximum extent permissible by the CGCL, indemnify any person who was or is a party, or is threatened to be made a party, to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company, against expenses, judgments, fines, settlements and other amounts, including attorney fees and costs, actually and reasonably incurred in connection with such action or proceeding. Under the CGCL, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred and permitted only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and its shareholders, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine. Furthermore, no indemnification may be made for expenses incurred in defending a pending action brought by or in the right of the Company which is settled or otherwise disposed of without court approval. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action.

AMENDMENTS TO THE CHARTER.

    Under the DGCL, amendments to the certificate of incorporation must be recommended by the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The CUC International Charter requires the approval of the holders of at least 80% of the outstanding shares entitled to vote to amend provisions of the CUC International Charter relating to the following: (i) the number, election, term and nomination of directors and newly created directorships, vacancies in directorships and removal of directors; (ii) certain business combinations; (iii) amendment of certain provisions of CUC International's By-Laws dealing with shareholder meetings and directors; and (iv) shareholder action without a meeting. All other amendments to the CUC International Charter must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

    Under CGCL, a company's articles of incorporation can be amended by the affirmative vote of the board of directors of the company and of the holders of a majority of the outstanding shares entitled to vote, unless the company's articles of incorporation require the vote of a larger portion of the shares. The Company Charter does not require a larger percentage affirmative vote.

AMENDMENT OF BY-LAWS.

    Under CUC International's By-Laws, the shareholders of CUC International may alter, amend or repeal CUC International's By-Laws by majority vote and the board of directors of CUC International may amend or enact such other bylaws by majority vote, provided that amendments to certain provisions of CUC International's By-Laws dealing with shareholder meetings and directors must be approved by at least 80% of the shares of outstanding stock entitled to vote thereon.

    Under the Company's By-Laws, the Company Board has the power to adopt, amend or repeal the Company's By-Laws, other than the bylaw fixing the authorized number of directors or the maximum or minimum number of directors. The Company's shareholders entitled to vote have concurrent power to adopt, amend or repeal the Company's By-Laws by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; provided, however, that a bylaw or amendment of the Company Charter reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption are equal to more than sixteen and two-thirds percent of the outstanding shares entitled to vote.

QUORUM.

    CUC International's By-Laws provide that a quorum for the purpose of a meeting of the holders of CUC International Common Stock shall consist of not less than one-third of the issued and outstanding shares of stock entitled to vote at any meeting of shareholders of CUC International. In contrast, the Company's By-Laws provide that a quorum for the purpose of a meeting of the holders of Company Common Stock shall consist of a majority of the issued and outstanding shares of stock of the Company

LOANS TO OFFICERS AND EMPLOYEES.

    Under the DGCL a corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    Under the CGCL any such loan or guaranty to or for the benefit of a director or officer of the corporation or any of its subsidiaries requires approval of the shareholders, unless such loan or guaranty is provided under a plan approved by a majority of the shareholders entitled to vote; however, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation. The Company's shareholders have not adopted such a bylaw provision.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETING; ACTION BY CONSENT.

    Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The CUC International Charter and CUC International's By-Laws provide that special meetings of shareholders may be called only by the Chairman of the CUC International Board, the President or the by the CUC International Board pursuant to a resolution approved by a majority of the entire CUC International Board. The CUC International Charter provides that any action taken by shareholders must be effected at an annual or special meeting and may not be effected by written consent without a meeting.

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president and the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons are so authorized to call shareholder meetings by the Company's By-Laws. Under the CGCL and the Company's By-Laws, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. The Company's By-Laws provide however that in the case of election of Company directors (other than an election to fill a vacancy that has not been filled by the directors), such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

INSPECTION OF SHAREHOLDERS' LIST.

    Both the DGCL and the CGCL allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. The CGCL provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list by a person or persons holding 5% or more of a corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who has filed certain documents with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection.

DIVIDENDS AND REPURCHASES OF SHARES.

    The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The CUC International Charter does not contain any such restrictions on CUC International's ability to declare and pay dividends. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

    Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets, as defined, would be at least equal to its current liabilities or (1 1/4 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years). Such tests are applied to California corporations on a consolidated basis. Under the CGCL, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

APPROVAL OF CERTAIN CORPORATE TRANSACTIONS.

    Under both the CGCL and the DGCL, with certain exceptions, any merger, consolidation or sale, lease or exchange of all or substantially all of the assets must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote. Under the CGCL, similar board and shareholder approval is also required in connection with certain additional acquisition transactions.

BUSINESS COMBINATION FOLLOWING A CHANGE OF CONTROL

    The CUC International Charter includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to approve certain business combinations (including certain mergers, recapitalizations, and the issuance or transfer of securities of CUC International or a subsidiary having an aggregate fair market value of $10 million or more) involving CUC International or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either
(i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their holdings and certain other procedural requirements are met. The Company Charter does not include any "fair price provisions."

    Section 203 of the DGCL also prohibits certain business combinations between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested shareholder" for a period of three years following the time that such person became an "interested shareholder" without board approval, unless certain conditions are met and unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by such provisions. The CUC International Charter does not contain such an election. The CGCL does not contain an analogous law, however, the CGCL does provide that (i) in connection with a sale of all or substantially all of the assets of a company where the buyer is in control of or under common control with the seller (control being ownership of shares possessing more than fifty percent of the voting power), the principal terms of the sale must be approved by at least 90% of the voting power unless the sale is in consideration of nonredeemable common shares of the purchasing corporation or its parent and (ii) in connection with a merger where one constituent corporation or its parent owns more than 50% of the voting power of another constituent corporation (but less than 90% of the voting power of each class) the common stock of a disappearing corporation may be converted only into nonredeemable common shares of the surviving corporation or parent unless all of the shareholders of the class consent or the transaction is determined to be fair by the Commissioner of Corporations.

APPRAISAL RIGHTS.

    Under the DGCL and the CGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder may otherwise receive in the transaction. The limitations on the availability of appraisal rights under the DGCL are different from those under the CGCL.

    Under the DGCL, appraisal rights are not available to: (i) shareholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (ii) shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger, and if certain other conditions are met.

    Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right. See "Rights of Company Dissenting Shareholders." Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization shall own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent.

    The DGCL also does not provide shareholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its capital stock: (i) in exchange for all or substantially all of the assets of the business to be acquired, (ii) in exchange for more than fifty percent of the outstanding shares of the corporation to be acquired, or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. The CGCL treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

    APPRAISAL RIGHTS ARE AVAILABLE TO SHAREHOLDERS OF THE COMPANY WITH RESPECT TO THE MERGER. SEE "RIGHTS OF COMPANY DISSENTING SHARES."

DISSOLUTION.

    Under the DGCL, a dissolution must be approved by shareholders holding 100% of the shares entitled to vote thereon or the dissolution must be initiated by the board of directors and approved by the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon. Under the CGCL, shareholders holding 50% or more of the voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the Company's 1996 Annual Meeting of Shareholders, to be held only in the event the Merger is not consummated, should have been received by the Company no later than November 25, 1995.

            OWNERSHIP OF COMPANY COMMON STOCK BY CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of June 7, 1996 by (i) each person believed by the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock, (ii) each of the Company's directors and five most highly compensated executive officers, and (iii) all current executive officers and directors of the Company as a group. Except as otherwise indicated below, the address of each such person is that of the Company, 19840 Pioneer Avenue, Torrance, California 90503.

                                                                      NUMBER OF
                                                                      SHARES(1)         PERCENT
                                                                      ----------        -------
Robert M. Davidson.................................................   16,000,125(2)(3)    45.3%
Janice G. Davidson.................................................   16,000,325(2)(4)    45.3%
Elizabeth A. Davidson Trust........................................    2,168,750(5)        6.1%
Emilie A. Davidson Trust...........................................    2,168,750(5)        6.1%
John R. Davidson Trust.............................................    2,168,750(5)        6.1%
Todd Coyle.........................................................       20,000(6)       *
John C. Goodman....................................................       45,000(7)       *
John R. Sosoka.....................................................       26,000(8)       *
Jacques R. Allewaert...............................................       25,000          *
Robert B. Sheh.....................................................        8,000(9)       *
  c/o International Technology Corporation
  23456 Hawthorne Boulevard
  Torrance, California 90505
Charles Miller.....................................................        2,900          *
Allen Adham........................................................        9,600(10)      *
Executive Officers and Directors as a group, including those
  persons named above (13 persons).................................   25,671,000(11)      72.6%

- ------------

* Less than one percent

(1) For purposes of this table, "beneficial ownership" of any security as of a given date includes the right to acquire such security within 60 days after such date. Except as indicated in the footnotes to this table and as provided by applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Includes 6,506,250 shares held in the Elizabeth A. Davidson Trust, the Emilie A. Davidson Trust and the John R. Davidson Trust, with respect to which Robert and Janice Davidson exercise shared voting and investment power.

(3) Does not include 494,075 shares owned by his wife, Janice Davidson, as her sole and separate property and 9,000,000 shares owned by the Janice G. Davidson Charitable Remainder Unitrust for which she serves as trustee.

(4) Does not include 493,875 shares owned by her husband, Robert Davidson, as his sole and separate property and 9,000,000 shares owned by the Robert M. Davidson Charitable Remainder Unitrust for which he serves as trustee.

(5) Included in the 16,000,125 shares beneficially owned by Robert Davidson and the 16,000,325 shares beneficially owned by Janice Davidson.

(6) Amount represents shares issuable upon exercise of options.

(7) Includes 40,000 shares issuable upon exercise of stock options.

(8) Amount represents shares issuable upon exercise of stock options.

(9) Includes 6,000 shares issuable upon exercise of stock options.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(10) Amount represents shares issuable upon exercise of stock options.

(11) Includes (i) 6,506,250 shares held in the Elizabeth A. Davidson Trust, the Emilie A. Davidson Trust and the John R. Davidson Trust of which Robert and/or Janice Davidson may be deemed the beneficial owners, and (ii) 138,600 shares issuable upon exercise of stock options.

              PRINCIPAL HOLDERS OF CUC INTERNATIONAL COMMON STOCK

    The following table sets forth each person known by CUC International to be the beneficial owner as of May 31, 1996 of more than 5% of the then outstanding shares of CUC International Common Stock.

                     NAME AND ADDRESS                          AMOUNT AND NATURE OF       PERCENT OF
                    OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP      COMMON STOCK
- -----------------------------------------------------------   -----------------------    ------------
W.P. Stewart & Co. Inc.....................................          9,668,149(1)            5.05%
  527 Madison Avenue
  New York, N.Y. 10022

- ------------

(1) W.P. Stewart & Co. Inc. filed a Schedule 13G statement, dated February 15, 1996, pursuant to Section 13(g) of the Exchange Act reflecting the beneficial ownership of 9,668,149 shares of CUC International Common Stock. W.P. Stewart & Co. Inc. has the power to make investment decisions over the CUC International Common Stock for many unrelated clients, but has no economic interest in such securities.

    After giving effect to the Merger, Robert M. Davidson, Chairman and Chief Executive Officer of the Company, will be the beneficial owner of approximately 13,600,106 shares of CUC International Common Stock (including certain shares held in trusts to which Mr. Davidson and Janice G. Davidson, the President of the Company, exercise shared voting and investment power, but not including certain shares owned by Mrs. Davidson as her sole and separate property or owned by a certain trust for which Mrs. Davidson serves as trustee), and Mrs. Davidson will be the beneficial owner of approximately 13,600,276 shares of CUC International Common Stock (including certain shares held in trusts to which the Davidsons exercise shared voting and investment power, but not including certain shares owned by Mr. Davidson as his sole and separate property or owned by a certain trust for which he serves as trustee). Based on the number of shares of Company Common Stock owned by Mr. Davidson and Mrs. Davidson on June 7, 1996, they (collectively with certain trusts for which they serve as fiduciaries) will beneficially own approximately 9.8% of the the then outstanding shares of CUC International Common Stock (assuming consummation of the Merger, but not the Sierra Merger and the Ideon Merger), 9.2% of the then outstanding shares of CUC International Common Stock (assuming consummation of the Merger and the Ideon Merger, but not the Sierra Merger), 8.8% of the then outstanding shares of CUC International Common Stock (assuming consummation of the Merger and the Sierra Merger, but not the Ideon Merger) and approximately 8.3% of the then outstanding shares of CUC International Common Stock (assuming consummation of the Merger, the Sierra Merger and the Ideon Merger).

                                 LEGAL MATTERS

    The validity of the shares of CUC International Common Stock to be issued in connection with the Merger will be passed upon for CUC International by Robert
T. Tucker, Esq., Corporate Secretary of CUC International.

    The opinion of counsel as described under "The Merger--Certain Federal Income Tax Consequences," has been rendered by Gibson, Dunn & Crutcher, which opinion is based on current law, certain information and certain representations.

                                    EXPERTS

    The consolidated financial statements and schedule of CUC International Inc. appearing in CUC International Inc.'s Annual Report on Form 10-K for the year ended January 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended April 30, 1996 and April 30, 1995, incorporated by reference in this Proxy Statement/Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in CUC International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements and the related consolidated financial statement schedules of Davidson & Associates, Inc. incorporated in this Proxy Statement/Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Proxy Statement/Prospectus by reference from Advance Ross Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and related financial statement schedules of Sierra On-Line, Inc. incorporated in this Proxy Statement/Prospectus by reference to Sierra's Amended Quarterly Report on Form 10-Q/A for the quarterly period ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and related financial statement schedules of Ideon Group, Inc. incorporated in this Proxy Statement/Prospectus by reference to Ideon's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been audited by Price Waterhouse LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited consolidated financial information of Ideon for the three-month periods ended March 31, 1996 and 1995, incorporated by reference in this Proxy Statement/Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, dated April 29, 1996, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 OTHER MATTERS

    As of the date of this Proxy Statement/Prospectus, the Board of Directors of the Company does not intend to present, and have not been informed that any other person intends to present, any matter for action at the Meeting, other than as specifically discussed herein.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ Robert M. Davidson

                                        Robert M. Davidson
                                        Chairman of the Board
                                          and Chief Executive Officer

                                                                         ANNEX A

















                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF FEBRUARY 19, 1996
                                     AMONG
                          DAVIDSON & ASSOCIATES, INC.,
                             CUC INTERNATIONAL INC.
                                      AND
                          STEALTH ACQUISITION I CORP.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1             THE MERGER.....................................................    A-7
    SECTION 1.1.      The Merger.....................................................    A-7
    SECTION 1.2.      Effective Time.................................................    A-8
    SECTION 1.3.      Closing of the Merger..........................................    A-8
    SECTION 1.4.      Effects of the Merger..........................................    A-8
    SECTION 1.5.      Articles of Incorporation and Bylaws...........................    A-8
    SECTION 1.6.      Directors......................................................    A-8
    SECTION 1.7.      Officers.......................................................    A-8
    SECTION 1.8.      Conversion of Shares...........................................    A-8
    SECTION 1.9.      Shares of Dissenting Holders...................................    A-9
    SECTION 1.10.     Exchange of Certificates.......................................    A-9
    SECTION 1.11.     Stock Options..................................................   A-10

ARTICLE 2             REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   A-11
    SECTION 2.1.      Organization and Qualification; Subsidiaries...................   A-11
    SECTION 2.2.      Capitalization of the Company and its Subsidiaries.............   A-12
    SECTION 2.3.      Authority Relative to this Agreement; Consents and Approvals...   A-13
    SECTION 2.4.      SEC Reports; Financial Statements..............................   A-14
    SECTION 2.5.      Information Supplied...........................................   A-14
    SECTION 2.6.      Consents and Approvals; No Violations..........................   A-15
    SECTION 2.7.      No Default.....................................................   A-15
    SECTION 2.8.      No Undisclosed Liabilities; Absence of Changes.................   A-15
    SECTION 2.9.      Litigation.....................................................   A-16
    SECTION 2.10.     Compliance with Applicable Law.................................   A-16
    SECTION 2.11.     Employee Plans.................................................   A-16
    SECTION 2.12.     Environmental Laws and Regulations.............................   A-16
    SECTION 2.13.     Tax Matters....................................................   A-17
    SECTION 2.14.     Intangible Property............................................   A-17
    SECTION 2.15.     Opinion of Financial Adviser...................................   A-17
    SECTION 2.16.     Brokers........................................................   A-17
    SECTION 2.17.     Accounting Matters.............................................   A-18
    SECTION 2.18.     Material Contracts.............................................   A-18
    SECTION 2.19.     Disclosure.....................................................   A-18

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.......   A-19
    SECTION 3.1.      Organization...................................................   A-19
    SECTION 3.2.      Capitalization of Parent and its Subsidiaries..................   A-19
    SECTION 3.3.      Authority Relative to this Agreement...........................   A-20
    SECTION 3.4.      SEC Reports; Financial Statements..............................   A-20
    SECTION 3.5.      Information Supplied...........................................   A-21
    SECTION 3.6.      Consents and Approvals; No Violations..........................   A-21

                                                                                        PAGE
                                                                                        ----
    SECTION 3.7.      No Default.....................................................   A-21
    SECTION 3.8.      No Undisclosed Liabilities; Absence of Changes.................   A-22
    SECTION 3.9.      Litigation.....................................................   A-22
    SECTION 3.10.     Compliance with Applicable Law.................................   A-22
    SECTION 3.11.     Employee Plans.................................................   A-22
    SECTION 3.12.     Environmental Laws and Regulations.............................   A-23
    SECTION 3.13.     Tax Matters....................................................   A-23
    SECTION 3.14.     No Prior Activities............................................   A-23
    SECTION 3.15.     Brokers........................................................   A-23
    SECTION 3.16.     Accounting Matters.............................................   A-23
    SECTION 3.17.     Disclosure.....................................................   A-23

ARTICLE 4             COVENANTS......................................................   A-24
    SECTION 4.1.      Conduct of Business of the Company.............................   A-24
    SECTION 4.2.      Conduct of Business of Parent..................................   A-26
    SECTION 4.3.      Preparation of S-4 and the Proxy Statement.....................   A-27
    SECTION 4.4.      Other Potential Acquirors......................................   A-27
    SECTION 4.5.      Letter of the Company's Accountants............................   A-28
    SECTION 4.6.      Meeting........................................................   A-28
    SECTION 4.7.      Stock Exchange Listing.........................................   A-28
    SECTION 4.8.      Access to Information..........................................   A-28
    SECTION 4.9.      Additional Agreements; Best Efforts............................   A-29
    SECTION 4.10.     Consents.......................................................   A-29
    SECTION 4.11.     Public Announcements...........................................   A-29
    SECTION 4.12.     Indemnification; Directors' and Officers' Insurance............   A-29
    SECTION 4.13.     Notification of Certain Matters................................   A-30
    SECTION 4.14.     Pooling........................................................   A-30
    SECTION 4.15.     Tax-Free Reorganization Treatment..............................   A-30
    SECTION 4.16.     Taxes..........................................................   A-31
    SECTION 4.17.     Employment and Non-Competition Agreements......................   A-31
    SECTION 4.18.     Employee Matters...............................................   A-31
    SECTION 4.19.     Registration Rights Agreement..................................   A-31
    SECTION 4.20.     Company Affiliates.............................................   A-31
    SECTION 4.21.     Election to Parent Board.......................................   A-32
    SECTION 4.22.     SEC Filings....................................................   A-32
    SECTION 4.23.     Guarantee of Performance.......................................   A-32
    SECTION 4.24.     Property.......................................................   A-32
    SECTION 4.25.     Acquisition....................................................   A-32

ARTICLE 5             CONDITIONS TO CONSUMMATION OF THE MERGER.......................   A-33
    SECTION 5.1.      Conditions to Each Party's Obligations to Effect the Merger....   A-33
    SECTION 5.2.      Conditions to the Obligations of the Company...................   A-33
    SECTION 5.3.      Conditions to the Obligations of Parent and Acquisition........   A-34

                                                                                        PAGE
                                                                                        ----
ARTICLE 6             TERMINATION; AMENDMENT; WAIVER.................................   A-35
    SECTION 6.1.      Termination....................................................   A-35
    SECTION 6.2.      Effect of Termination..........................................   A-36
    SECTION 6.3.      Fees and Expenses..............................................   A-36
    SECTION 6.4.      Amendment......................................................   A-37
    SECTION 6.5.      Extension; Waiver..............................................   A-38

ARTICLE 7             MISCELLANEOUS..................................................   A-38
    SECTION 7.1.      Nonsurvival of Representations and Warranties..................   A-38
    SECTION 7.2.      Entire Agreement; Assignment...................................   A-38
    SECTION 7.3.      Validity.......................................................   A-38
    SECTION 7.4.      Notices........................................................   A-38
    SECTION 7.5.      Governing Law..................................................   A-39
    SECTION 7.6.      Descriptive Headings...........................................   A-39
    SECTION 7.7.      Parties in Interest............................................   A-39
    SECTION 7.8.      Arbitration....................................................   A-39
    SECTION 7.9.      Severability...................................................   A-39
    SECTION 7.10.     Specific Performance...........................................   A-39
    SECTION 7.11.     Recapitalization...............................................   A-40
    SECTION 7.12.     Subsidiaries...................................................   A-40
    SECTION 7.13.     Brokers........................................................   A-40
    SECTION 7.14.     Counterparts...................................................   A-40

                             TABLE OF DEFINED TERMS

                                           CROSS REFERENCE
TERM                                       IN AGREEMENT                                  PAGE
- --------------------------------------     --------------------------------------     -----------
Acquisition...........................     Preamble..............................             A-1
Affiliate Letter......................     Recitals..............................             A-7
Certificates..........................     Section 1.10(b).......................             A-9
CGCL..................................     Section 1.1...........................             A-7
Claim.................................     Section 4.12(a).......................            A-29
Closing...............................     Section 1.3...........................             A-8
Closing Date..........................     Section 1.3...........................             A-8
Closing Price.........................     Section 1.11(a).......................            A-10
Code..................................     Recitals..............................             A-7
Company...............................     Preamble..............................             A-7
Company Affiliate.....................     Recitals..............................             A-7
Company Board.........................     Section 2.3(a)........................            A-13
Company Common Stock..................     Section 1.8(a)........................             A-8
Company Disclosure Schedule...........     Section 2.2(a)........................            A-12
Company Dissenting Shares.............     Section 1.9(a)........................             A-9
Company ERISA Plans...................     Section 2.11..........................            A-16
Company Permits.......................     Section 2.10..........................            A-16
Company Plans.........................     Section 1.11(a).......................            A-10
Company SEC Reports...................     Section 2.4(a)........................            A-14
Company Securities....................     Section 2.2(a)........................            A-12
Company Stock Option(s)...............     Section 1.11(a).......................            A-10
Condor................................     Section 4.1(b)........................            A-24
Condor Transaction....................     Section 4.1(b)........................            A-24
Contracts.............................     Section 2.18(a).......................            A-18
E&Y...................................     Section 4.14..........................            A-30
Effective Time........................     Section 1.2...........................             A-8
Employment Agreement..................     Section 4.17..........................            A-31
Environmental Claim...................     Section 2.12(a).......................            A-16
Environmental Laws....................     Section 2.12(a).......................            A-16
ERISA.................................     Section 2.11..........................            A-16
Exchange Act..........................     Section 2.2(c)........................            A-13
Exchange Agent........................     Section 1.10(a).......................             A-9
Exchange Fund.........................     Section 1.10(a).......................             A-9
Financial Adviser.....................     Section 2.15..........................            A-17
First Byte............................     Section 2.1(b)........................            A-12
GAAP..................................     Section 2.4(a)........................            A-14
Governmental Entity...................     Section 2.6...........................            A-15
HSR Act...............................     Section 2.6...........................            A-15
Sierra Agreement......................     Section 4.25..........................            A-32
Lien..................................     Section 2.2(b)........................            A-13
Material Adverse Effect...............     Sections 2.1(a), 3.1(a)...............      A-11, A-19
Merger................................     Section 1.1...........................             A-7
Merger Agreement......................     Recitals..............................             A-7
Merger Consideration..................     Section 1.8(a)........................             A-8
Newco.................................     Recitals..............................             A-7
NewMedia..............................     Section 2.1(b)........................            A-12
NewMedia Agreement....................     Section 2.2(b)........................            A-13

                                           CROSS REFERENCE
TERM                                       IN AGREEMENT                                  PAGE
- --------------------------------------     --------------------------------------     -----------
Non-Competition Agreements............     Section 4.17..........................            A-31
NYSE..................................     Section 1.10(f).......................            A-10
Parent................................     Preamble..............................             A-7
Parent Board..........................     Section 4.21..........................            A-32
Parent Common Stock...................     Section 1.8(a)........................             A-8
Parent Disclosure Schedule............     Section 3.2...........................            A-19
Parent ERISA Plans....................     Section 3.11..........................            A-22
Parent Option.........................     Section 1.11(a).......................            A-11
Parent Permits........................     Section 3.10..........................            A-22
Parent SEC Reports....................     Section 3.4(a)........................            A-20
Parent Securities.....................     Section 3.2(a)........................            A-19
Property..............................     Section 4.24..........................            A-32
Proxy Statement.......................     Section 2.5...........................            A-14
Registration Rights Agreement.........     Section 4.19..........................            A-31
S-4...................................     Section 2.5...........................            A-14
SEC...................................     Section 2.4(a)........................            A-14
Securities Act........................     Recitals..............................             A-7
Shareholders Agreement................     Section 1.8(a)........................             A-8
Share(s)..............................     Section 1.8(a)........................             A-8
Subsidiaries..........................     Section 7.12..........................            A-38
Surviving Corporation.................     Section 1.1...........................             A-7
Taxes.................................     Section 2.13..........................            A-17
Third Party...........................     Section 6.1(d)........................            A-37
Third Party Acquisition...............     Section 6.1(d)........................            A-37

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of February 19, 1996, is among DAVIDSON & ASSOCIATES, INC., a California corporation (the "Company"), CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), and STEALTH ACQUISITION II CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Acquisition").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved the Merger in accordance with this Agreement and an Agreement of Merger in the form attached hereto as Exhibit A (the "Merger Agreement");

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, concurrently with the execution hereof, certain holders of Shares (as defined in Section 1.8(a)) are entering into the Shareholders Agreement, a copy of which is attached hereto as Exhibit B (the "Shareholders Agreement");

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a "pooling-of-interests";

    WHEREAS, it is anticipated that, promptly following the execution of this Agreement, Acquisition will assign all of its rights and obligations under this Agreement to a newly-formed direct wholly owned California subsidiary ("Newco") of Parent (whereupon all references in this Agreement to Acquisition shall be deemed to be references to Newco); and

    WHEREAS, the Company has delivered to Parent a letter identifying all persons (each, a "Company Affiliate") who are, at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Company Affiliate (other than those identified herein) has delivered to Parent a letter (each, an "Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.8(a)), of the Shares beneficially owned by such Company Affiliate on the date hereof, (ii) the transfer of the shares of Parent Common Stock (as defined in Section 1.8(a)) to be received by such Company Affiliate in the Merger and (iii) the obligations of each such Company Affiliate to deliver to Gibson, Dunn & Crutcher, counsel to the Company, a certificate requested by such firm (if requested).

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

    SECTION 1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the Merger Agreement and in accordance with the California General Corporation Law (the "CGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

    SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, the Merger Agreement shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Agreement is duly filed by the Secretary of State of the State of California in accordance with the CGCL (the time the Merger becomes effective being referred to herein as the "Effective Time").

    SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5. Articles of Incorporation and Bylaws. The Articles of Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

    SECTION 1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

    SECTION 1.8. Conversion of Shares.

    (a) At the Effective Time, each share of common stock, par value $0.00025 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the "Shares") (other than (i) Shares held by any subsidiary of the Company, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Company Dissenting Shares (as defined in Section 1.9(a)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become 0.85 of one fully paid and nonassessable share of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (the "Merger Consideration").

    (b) At the Effective Time, each outstanding share of the common stock, no par value, of Acquisition shall be converted into one share of common stock, par value $0.00025 per share, of the Surviving Corporation.

    (c) At the Effective Time, each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

    SECTION 1.9. Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to Section 2.1(c) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.8(a).

    (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition or any of Parent's other direct or indirect subsidiaries for such payment.

    SECTION 1.10. Exchange of Certificates.

    (a) As of the Effective Time, Parent shall make available to The Bank of Boston or another bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange
Agent: (i) certificates representing the appropriate number of shares of Parent Common Stock and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.8 in exchange for outstanding Shares.

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8 and whose shares are not Company Dissenting Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 1.10.

    (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

    (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

    (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions on the business day two days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

    (g) Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, as the case may be, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (h) Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.11. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or collectively, "Company Stock

Options") issued pursuant to the 1992 Incentive Stock Option Plan of the Company and the 1992 Non-Statutory Stock Option Plan of the Company (collectively, the "Company Plans"), whether vested or unvested, shall be cancelled and, in lieu thereof, Parent shall issue to each holder of a Company Stock Option an option (each, a "Parent Option"), which does not qualify under section 422 of the Code, to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Parent Option shall not include any fractional share and, upon exercise of the Parent Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE. The Company shall use all reasonable efforts to cause all options issued to non-employee directors of the Company pursuant to the Company Plans that are outstanding prior to the Effective Time and that are vested to be exercised by the holders thereof prior to the Effective Time.

    (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Plans and stating that the holders will receive Parent Options exercisable for shares of Parent Common Stock on substantially the same terms and conditions as their Company Stock Options (subject to the adjustments required by this Section 1.11 after giving effect to the Merger).

    (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Options in accordance with this Section 1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to the Parent Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent Options remain outstanding.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each of Parent and Acquisition as follows:

    SECTION 2.1. Organization and Qualification; Subsidiaries.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries (as defined in Section 7.12), the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the properties, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged or (ii) that may impair the ability of the Company to consummate the transactions contemplated hereby.

    (b) The Company's direct wholly-owned subsidiary, First Byte, Inc., a California corporation ("First Byte"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. NewMedia EXPRESS, L.L.C., a Delaware limited liability company the majority of limited liability company interests of which are owned directly by the Company ("NewMedia"), is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Other than First Byte and NewMedia, the Company has no subsidiaries and, except for (i) 2,000 shares of Series A Preferred Stock and 12,500 Warrants issued by IVI Publishing, Inc. (and any shares of common stock of IVI Publishing, Inc. issuable upon conversion or exercise thereof) and (ii) 6,404 shares of common stock of Sanctuary Woods Multimedia Corporation, does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

    (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

    (d) The Company has heretofore delivered to Parent accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of each of the Company and First Byte.

    SECTION 2.2. Capitalization of the Company and its Subsidiaries.

    (a) The authorized capital stock of the Company consists of: 100,000,000 shares of Company Common Stock, of which, as of January 31, 1996, 34,967,904 Shares were issued and outstanding, and 1,000,000 shares of preferred stock, without par value, no shares of which are outstanding. All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of January 31, 1996, approximately 2,288,200 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Except as described in the Company SEC Reports (as defined in Section 2.4(a)), as of the date hereof, since January 31, 1996, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since January 31, 1996, no stock options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 2.2(a) of the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), there are no stockholder agreements (other than the Shareholders Agreement), voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting or registration of any shares of capital stock of the Company. The Company has not taken any action that would result in any Company Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    (b) All of the outstanding capital stock of First Byte is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). The Company owns 750 "Units" issued by NewMedia, as such term is defined in that certain Amended and Restated Limited Liability Company Agreement of NewMedia, dated as of April 5, 1995, between the Company and Mattel, Inc. (the "NewMedia Agreement"), an accurate and complete copy of which has been provided to Parent. The 750 Units of NewMedia issued to the Company pursuant to the NewMedia Agreement constitute 75% of the issued and outstanding Units issued by NewMedia and are owned by the Company free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for any limitations, restrictions or encumbrances on such Units provided for in the NewMedia Agreement. Except as contemplated by the NewMedia Agreement with respect to Units of NewMedia, there are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    (c) The Company Common Stock constitutes the only class of securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    SECTION 2.3. Authority Relative to this Agreement; Consents and Approvals.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    (b) The Company Board has unanimously and duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Merger, contemplated hereby and by the Merger Agreement and resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended in the event that the Company Board by majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to shareholders under applicable law. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

    SECTION 2.4. SEC Reports; Financial Statements.

    (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 31, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1993 and 1994, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1993 and (iii) all other reports or registration statements filed by the Company with the SEC since March 31, 1993 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiary as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interests, such original financial statements do not reflect such restatements). Since December 31, 1994, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

    (b) The Company has heretofore made available to Parent a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

    SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's shareholders, and, if required, a meeting of Parent's shareholders, to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Proxy Statement, insofar as it relates to the meeting of the Company's shareholders to vote on the

Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Merger Agreement as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Merger Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement or the Merger Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on the Company. The Company has complied in full with all of its obligations under Article III, Section 2.1 of the agreement described in Section 2.6 of the Company Disclosure Schedule, and the other party to such agreement has no further rights under Article III, Section 2.1 thereof.

    SECTION 2.7. No Default. None of the Company or its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents) or the NewMedia Agreement, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or either of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

    SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 1994, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, since December 31, 1994, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on the Company.

    SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or
(b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

    SECTION 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12(a)) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

    SECTION 2.11. Employee Plans. Except as disclosed in Section 2.11 of the Company Disclosure Schedule, there are no "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or its subsidiaries ("Company ERISA Plans"). The Company ERISA Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable law, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company. A complete and correct copy of each Company Benefit Plan has been provided to Parent.

    SECTION 2.12. Environmental Laws and Regulations.

    (a) Except as publicly disclosed by the Company in the Company SEC Reports,
(i) each of the Company and its subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on the Company; and
(iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    (b) Except as publicly disclosed by the Company in the Company SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the best knowledge of the Company, threatened against the Company or its subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

    SECTION 2.13. Tax Matters. The Company and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to the Company and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes (as defined below). Neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest penalties thereon and additions thereto).

    SECTION 2.14. Intangible Property.

    The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect on the Company. The conduct of the business of the Company and its subsidiaries as heretofore and currently conducted has not and does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. To the best knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any subsidiary which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

    SECTION 2.15. Opinion of Financial Adviser. Smith Barney Inc. (the "Financial Adviser") has delivered to the Company Board its written opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Shares from a financial point of view, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been modified in any material respect or withdrawn.

    SECTION 2.16. Brokers. No broker, finder or investment banker (other than Smith Barney and Kerlin Capital Group, LLC, a true and correct copy of whose engagement agreements have been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates or shareholders (including the Company Affiliates). The Company shall be responsible for all such fees and expenses, except as otherwise provided in
Section 6.3.

    SECTION 2.17. Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates or shareholders (including the Company Affiliates), has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

    SECTION 2.18. Material Contracts.

    (a) The Company has delivered or otherwise made available to Parent true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) employment, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which the Company is a party involving employees of the Company);
(ii) material licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1993; (vi) contracts or agreements with any Governmental Entity; (vii) all agreements described in Section 2.2(a) of the Company Disclosure Schedule; and
(viii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "Contracts").

    (b) Except as set forth in Section 2.18(b) of the Company Disclosure
Schedule:

        (i) There is no default under any Contract either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on the Company.

        (ii) No party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 2.19. Disclosure. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate delivered by the Company to Acquisition or Parent pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in light of the circumstances in which they were made.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND ACQUISITION

    Parent and Acquisition hereby represent and warrant to the Company as follows:

    SECTION 3.1. Organization.

    (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Parent. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is (i) materially adverse to the properties, business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged or (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

    (b) Parent has heretofore delivered to the Company accurate and complete copies of the certificate or articles of incorporation and bylaws, as currently in effect, of Parent and Acquisition. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent.

    SECTION 3.2. Capitalization of Parent and its Subsidiaries. (a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, of which, as of January 31, 1996, approximately 189,000,000 shares of Parent Common Stock were issued and outstanding and 3,000,000 shares of Parent Common Stock were held in treasury and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which is issued or outstanding. All of the shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of January 31, 1996, approximately 29.7 million shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Except as described in the Parent SEC Reports (as defined in Section 3.4(a)) and except as set forth in Section 3.2 of the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), as of the date hereof, since January 31, 1996, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on January 31, 1996, and no stock options have been granted. Except (i) as described in the Parent SEC Reports, and (ii) as set forth above, as of the date hereof, there are outstanding (A) no shares of capital stock or other voting securities of Parent, (B) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (C) except as provided in the Sierra Agreement or as disclosed in Section 3.2 of the Parent Disclosure Schedule, no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (D) no equity equivalents, interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in the Parent SEC Reports, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of capital stock of Parent.

    (b) All of the outstanding capital stock of Parent's subsidiaries (including Acquisition) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

    (c) The Parent Common Stock constitutes the only class of equity securities of Parent or its subsidiaries registered or required to be registered under the Exchange Act.

    SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings (including any meeting of Parent's shareholders) on the part of Parent or Acquisition are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

    SECTION 3.4. SEC Reports; Financial Statements.

    (a) Parent has filed all required forms, reports and documents with the SEC since February 1, 1993, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended January 31, 1993, 1994 and 1995, (ii) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since February 1, 1993 and (iii) all other reports or registration statements filed by Parent with the SEC since February 1, 1993 (the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and except that, in the case of financial statements included therein which were later restated to account for one or more business combinations accounted for as poolings-of-interests, such original financial statements do not reflect such restatements). Since January 31, 1995, there has not been any change, or any application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

    (b) Parent has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

    SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition (including information with respect to Sierra (as defined in Section 4.25)) for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the filing and recordation of the Merger Agreement as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the Merger Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Parent. Except as set forth in Section 4.2(f) of the Parent Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Merger Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

    SECTION 3.7. No Default. None of Parent or any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

    SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent, as of January 31, 1995, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) as of such date or which could reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, since January 31, 1995, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on Parent.

    SECTION 3.9. Litigation. Except as publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which (a) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Parent or would prevent or delay the consummation of the transactions contemplated hereby.

    SECTION 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the best knowledge of Parent, threatened, nor, to the best knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

    SECTION 3.11. Employee Plans. All "employee benefit plans" as defined in
Section 3(3) of ERISA, maintained or contributed to by Parent and its subsidiaries ("Parent ERISA Plans") are in compliance with the applicable provisions of ERISA and the Code, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent.

    SECTION 3.12. Environmental Laws and Regulations.

    (a) Except as publicly disclosed by Parent in the Parent SEC Reports, (i) each of Parent and its subsidiaries is in compliance with all Environmental Laws, except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of Parent or its subsidiaries has received written notice of, or, to the best knowledge of Parent, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Parent; and (iii) to the best knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    (b) Except as publicly disclosed by Parent in the Parent SEC Reports, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Parent that are pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the best knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

    SECTION 3.13. Tax Matters. Parent and its subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports required to be filed with respect to Parent and its subsidiaries and have paid in full or made adequate provision for the payment of all Taxes. Neither Parent nor any of its subsidiaries is delinquent in the payment of any Taxes.

    SECTION 3.14. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

    SECTION 3.15. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

    SECTION 3.16. Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

    SECTION 3.17. Disclosure. No representation or warranty by Parent contained in this Agreement and no statement contained in any certificate delivered by Acquisition or Parent to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in light of the circumstances in which they were made.

                                   ARTICLE 4

                                   COVENANTS

    SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

    (a) amend its certificate or articles of incorporation or bylaws (or other similar governing instrument);

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance of shares of Company Common Stock having a market value of up to $5.5 million in connection with the proposed agreement by the Company to acquire Condor, Inc. ("Condor") (the "Condor Transaction"), (ii) the grant of options to acquire up to 200,000 shares of Company Common Stock to employees of Condor who become employees of the Company in connection with the Condor Transaction and
(iii) the grant of options to purchase up to 100,000 shares of Company Common Stock to employees under the Company Plans and the issuance or sale of shares of Company Common Stock pursuant to options granted to employees under the Company Plans (in each case, in the ordinary course of business and consistent with past practice);

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

    (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

    (f) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in connection with the Condor Transaction, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, except for obligations of the wholly owned subsidiaries of the Company and except for guarantees by the Company of the payment of certain obligations of NewMedia pursuant to the provisions of the NewMedia Agreement;
(iii) except for the Condor Transaction, make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

    (g) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for the grant of options in connection with the Condor Transaction and except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (h) except in connection with the Condor Transaction (which shall be effected, in all material respects, only on the terms described in Section 4.1(h) of the Company Disclosure Schedule), acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

    (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (k) except in connection with the Condor Transaction, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice or amend any of the Contracts or the agreements referred to in Section 2.18; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5 million; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1996 capital expenditure budget provided to Parent prior to the date hereof; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

    (l) make or revoke any tax election or settle or compromise any tax liability material to the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

    (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

    (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

    (o) take, propose to any Third Party to take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

    SECTION 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Parent will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

    (a) amend its certificate of incorporation (other than to increase the number of authorized shares of Parent Common Stock) or bylaws;

    (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or redeem or otherwise acquire any of its securities;

    (c) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

    (d) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Parent Common Stock or any preferred stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) totaling, or exercisable for or convertible into shares of Parent Common Stock totaling, in the aggregate, more than 30% of the total number of shares of Parent Common Stock outstanding on the date hereof, except for the grant of options to purchase shares of Parent Common Stock to employees under Parent's employee stock option plans and the issuance or sale of shares of Parent Common Stock pursuant to options granted to employees under Parent's employee stock option plans (in each case, in the ordinary course of business and consistent with past practice) and except for the issuance of shares of Parent Common Stock and options pursuant to the Sierra Agreement or as contemplated by Item 4 set forth in Section 3.2 of the Parent Disclosure Schedule;

    (e) grant options to purchase, or make restricted stock grants with respect to, in excess of 1,000,000 shares of Parent Common Stock under Parent's employee stock option plans or stock purchase plans, except in connection with any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein (including, without limitation, in connection with the transactions contemplated by the Sierra Agreement);

    (f) except as set forth in Section 4.2(f) of the Parent Disclosure Schedule, incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to Parent and its subsidiaries taken as a whole and except for other indebtedness not exceeding $100,000,000 in the aggregate; or

    (g) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(f).

    SECTION 4.3. Preparation of S-4 and the Proxy Statement. Parent will, as promptly as practicable, prepare and, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, file with the SEC the S-4, containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable (but in any event not later than 45 days after this Agreement), prepare and file with the SEC the Proxy Statement that will be the same proxy statement/prospectus contained in the S-4 and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger. Parent will cooperate with the Company in such preparation and filing and will provide the Company with all financial and other data (including pro forma financial statements and financial and other data regarding Sierra) as is necessary in order to enable the Company to comply with the foregoing time schedule. Parent and the Company will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Gibson, Dunn & Crutcher, counsel to the Company, will render the tax opinion referred to in Section 5.2(d) not later than the date the S-4 is required to be filed with the SEC and (ii) the date the S-4 is filed with the SEC. The Company will use its best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date.

    SECTION 4.4. Other Potential Acquirors. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Company Board relating to any such transaction and the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. The Company Board shall (i) provide a copy of any such written proposal and a summary of any oral proposal to Parent or Acquisition immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal), (ii) afford Parent a reasonable opportunity to respond to such proposal and (iii) keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Acquisition, any affiliate or associate of Parent and Acquisition or any designees of Parent and Acquisition) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that nothing herein shall prevent the Company Board from making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board, after consultation with independent legal counsel, is necessary to comply with its fiduciary duties to shareholders under applicable law.

    SECTION 4.5. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of KPMG Peat Marwick, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

    SECTION 4.6. Meeting. The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. The Company and Acquisition will, through their respective Boards of Directors recommend to their respective shareholders approval of such matters; provided, however, that the Company Board may withdraw its recommendation if the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders under applicable law. Notwithstanding the foregoing (but without limiting the provisions of Section 6.1(c)(iv)), the Company Board may not withdraw its recommendation because of the trading price of Parent Common Stock between the date hereof and the date of the Company's shareholders' meeting. The Company and Parent shall coordinate and cooperate with respect to the timing of such meeting and, subject to Section 4.25(c), the Company shall use its best efforts to hold such meeting as soon as practicable after the date hereof.

    SECTION 4.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    SECTION 4.8. Access to Information.

    (a) Between the date hereof and the Effective Time, the Company will give Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Acquisition may from time to time reasonably request, provided that no investigation pursuant to this Section 4.8(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

    (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent and Acquisition within 25 business days after the end of each calendar month (commencing with January 1996), an unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter, cash flows for the quarter then ended, each prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the Company and fairly present the financial position of the Company (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

    (c) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 17, 1995.

    SECTION 4.9. Additional Agreements; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iii) contesting any legal proceeding relating to the Merger; and (iv) the execution of any additional instruments, including the Merger Agreement, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

    SECTION 4.10. Consents. Parent, Acquisition and the Company each will use all reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

    SECTION 4.11. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or the Nasdaq Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

    SECTION 4.12. Indemnification; Directors' and Officers' Insurance.

    (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. To the maximum extent permitted by the CGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, however, the indemnification provided hereunder shall not be greater than the indemnification permissible pursuant to the Company's or its subsidiaries' respective charters and bylaws (or other similar governing instruments), as in effect as of the date hereof.

    (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance currently maintained by the Company with respect to matters occurring prior to the Effective Time to cover the types of actions and omissions currently covered by such policies (provided that (i) the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $250,000, but in such case shall purchase as much coverage as possible for such amount).

    SECTION 4.13. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or
(v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 4.14. Pooling. The Company and Parent each agrees that it will not take any action which could prevent the Merger from being accounted for as a "pooling-of-interests" for accounting purposes and the Company will bring to the attention of Parent, and Parent will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests." Parent shall use commercially reasonable efforts to cause Ernst & Young LLP ("E&Y") to deliver to Parent a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement, and the Company shall use commercially reasonable efforts to cause KPMG Peat Marwick to cooperate fully with E&Y (including, without limitation, sharing information, analysis and work product, engaging in active discussions and delivering to the Company a letter substantially similar to E&Y's letter to Parent) in connection with E&Y's delivery of such letter. The Company will cause KPMG Peat Marwick to inform all Company Affiliates and other relevant employees as to those actions that should or should not be taken by such persons so that the Merger will be accounted for as a "pooling-of-interests."

    SECTION 4.15. Tax-Free Reorganization Treatment. The Company, and Parent and Acquisition shall execute and deliver to Gibson, Dunn & Crutcher, counsel to the Company, certificates substantially in the form attached hereto as Exhibits C-1 and C-2, respectively, at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in Exhibits C-1 or C-2.

    SECTION 4.16. Taxes. In respect of income Tax returns of the Company or any subsidiary not required to be filed prior to the date hereof, the Company shall, to the extent permitted by law without any penalty, delay (and cause its subsidiaries to delay) the filing of any such Tax returns until after the Effective Time; provided, however, that the Company shall notify Parent of its intention to delay (or cause any subsidiary to delay) any such filing and shall not so delay the filing of a Tax return if Parent and the Company agree that so delaying the filing of such Tax return is not in the best interests of either the Company or Parent. If any such Tax return is required to be filed on or prior to the Effective Time, the Company or its subsidiaries, as the case may be, shall prepare and timely file such Tax return in a manner consistent with prior years and all applicable laws and regulations; provided, however, that Parent shall be notified and given an opportunity to review and to comment, prior to the filing thereof, on any such Tax return (a) which relates to a Tax which is based upon or measured by income, (b) which is not regularly filed by the Company or a subsidiary thereof in connection with the conduct of its business in the ordinary course, or (c) for which Parent requests such opportunity, although neither Parent's approval nor consent shall be required prior to the filing of any such Tax return.

    SECTION 4.17. Employment and Non-Competition Agreements. The Company and Parent shall, as of or prior to the Effective Time, enter into employment agreements and non-competition agreements with Robert M. Davidson and Janice G. Davidson on substantially the terms set forth in the forms of Employment Agreement and Non-Competition Agreement agreed to as of the date hereof (respectively, the "Employment Agreements" and the "Non-Competition Agreements").

    SECTION 4.18. Employee Matters.

    (a) Employees of the Company and its subsidiaries shall be treated after the Merger no less favorably under the Parent ERISA Plans than other similarly situated employees of Parent and its subsidiaries.

    (b) For a period of one year following the Merger, Parent shall and shall cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its subsidiaries (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) employee benefits (as defined for purposes of Section 3(3) of ERISA), other than stock option plans) which are substantially comparable in the aggregate to such employee benefits provided by the Company and its subsidiaries immediately prior to the Merger.

    (c) Parent and its subsidiaries shall credit employees of the Company and its subsidiaries for purposes of determining eligibility to participate or vesting under the Parent ERISA Plans with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under similar benefit plans of the Company prior to the Merger.

    (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

    SECTION 4.19. Registration Rights Agreement. Parent agrees at the Closing to enter into a Registration Rights Agreement with the parties to the Shareholders Agreement (other than Parent and the Company) in substantially the form attached to this Agreement as Exhibit D (the "Registration Rights Agreement").

    SECTION 4.20. Company Affiliates. The Company has identified to Parent each Company Affiliate and, except as set forth in Section 4.20 of the Company Disclosure Schedule, each Company Affiliate has delivered to Parent on or prior to the date hereof, a written agreement (i) that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the

Securities Act and (ii) that on or prior to the earlier of (x) the mailing of the Proxy Statement/Prospectus or (y) the thirtieth day prior to the Effective Time such Company Affiliate will not thereafter sell or in any other way reduce such Company Affiliate's risk relative to any shares of Parent Common Stock received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Sec. 201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The Company will use its best efforts to cause the Company Affiliate listed in Section 4.20 of the Company Disclosure Schedule to execute and deliver the Affiliate Letter as promptly as practicable (and, in all events, prior to the Effective Time).

    SECTION 4.21. Election to Parent Board. Effective as of the Closing Date, Parent shall increase the size of its Board of Directors (the "Parent Board") by two directors and shall cause Robert M. Davidson and Janice G. Davidson to be appointed to the Parent Board to fill the vacancies created, for initial terms expiring two years and one year, respectively, following the date of Parent's first annual meeting of shareholders following the date hereof, and shall cause Robert M. Davidson to be elected to the position of Vice Chairman of the Parent Board. From and after the Closing Date, and for so long as the parties to the Shareholders Agreement (other than Parent and the Company) collectively beneficially own (as such term is defined in Section 13 of the Exchange Act and the rules and regulations thereunder) 25% of the shares of Parent Common Stock received by them in the Merger, Parent shall cause at least one of Robert M. Davidson and Janice G. Davidson to be included in the slate of nominees for election to the Parent Board at each annual meeting of shareholders of Parent and at any special meeting of shareholders of Parent at which directors are to be elected (unless one of them is then a member of a director class whose term does not expire at such meeting).

    SECTION 4.22. SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    SECTION 4.23. Guarantee of Performance. Parent hereby guarantees the performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 4.12(a) hereof.

    SECTION 4.24. Property. At the Closing, Parent will purchase, or cause an affiliate to purchase, the real property described in Section 4.24 of the Company Disclosure Schedule (the "Property") from the owners thereof in accordance with the terms of the letter agreement, dated the date hereof, between Parent and such owners.

    SECTION 4.25. Acquisition. (a) The Company hereby acknowledges that it has been advised by Parent that Parent is, substantially simultaneously with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger (the "Sierra Agreement"), dated as of the date hereof, among Parent, Sierra Acquisition Corp. ("Merger Sub") and Sierra On-Line, Inc. ("Sierra") pursuant to which Merger Sub will merge with and into Sierra and Sierra will become a wholly-owned subsidiary of Parent (the "Sierra Merger") and the shareholders and stock option holders of Sierra will receive, respectively, shares of Parent Common Stock and options to purchase shares of Parent Common Stock in the Sierra Merger.

    (b) The parties hereto expressly acknowledge and agree that it shall not be a condition to the respective obligations of any party hereto to effect the Merger that the transactions contemplated by the Sierra Agreement shall have been approved by the shareholders of Parent or Sierra or that such transactions shall have been consummated.

    (c) Notwithstanding anything to the contrary contained herein (including, without limitation, in Sections 4.3, 4.6 and 4.9 hereof), the Company will cooperate with all reasonable requests of Parent to coordinate the timing of the shareholders meetings with respect to the transactions contemplated by this Agreement and the Sierra Agreement; provided, however, that the Company shall not be required to agree to a material delay of its shareholders meeting for any reason related to the timing of the Sierra shareholders meeting or any other matters related to the Sierra transaction. In addition, the Company will provide Parent with all financial and other data regarding the Company as may be reasonably requested by Parent in connection with the preparation of the proxy statement and Form S-4 relating to the Sierra Merger.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company;

    (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

    (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for the Shares in the Merger;

    (e) Parent shall have received a letter from E&Y stating that the Merger will be accounted for under GAAP as a "pooling-of-interests," and such opinion shall not have been withdrawn or modified in any material respect; and

    (f) Parent or an affiliate shall have purchased the Property as contemplated by Section 4.24 hereof.

    SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

    (b) each of the obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

    (c) the shares of Parent Common Stock issuable to the Company shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

    (d) the opinion of Gibson, Dunn & Crutcher, counsel to the Company, addressed to the Company and its shareholders to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect;

    (e) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

    (f) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Parent, and at the Closing Parent shall have delivered to the Company a certificate to that effect.

    SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

    (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

    (c) each Company Affiliate and each shareholder which is a party to the Shareholders Agreement shall have performed his or its respective obligations under the applicable Affiliate Letter and/or the Shareholders Agreement (if applicable), and Parent shall have received a certificate signed by each of them to such effect;

    (d) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company;

    (e) the number of Company Dissenting Shares as of the Effective Time shall not exceed 5% of the then issued and outstanding shares;

    (f) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on the Company and at the Closing the Company shall have delivered to Parent a certificate to that effect;

    (g) the Employment Agreements shall be in full force and effect, and each of Robert M. Davidson and Janice G. Davidson shall be in good physical and mental health and capable of performing his or her obligations under their respective Employment Agreements;

    (h) the Non-Competition Agreements shall be in full force and effect; and

    (i) the Company Affiliate listed in Section 4.20 of the Company Disclosure Schedule shall have executed an Affiliate Letter.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

    SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time, but prior to the Effective Time:

    (a) by mutual written consent of Parent, Acquisition and the Company;

    (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by September 30, 1996; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

    (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in
Section 5.2(a) would be incapable of being satisfied by September 30, 1996 (or as otherwise extended), (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on the Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder, (iii) the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to shareholders, provided that such termination under this clause (iii) shall not be effective unless at the time of such determination the Company has received a bona fide proposal to effect a Third Party Acquisition that had not been withdrawn as of the time of such termination and until payment of the fee required by Section 6.3(a) hereof, or (iv) prior to the meeting of shareholders of the Company, the Average Stock Price (as defined below) is less than $29.00. The term "Average Stock Price" means a fraction, the numerator of which is the sum of the Closing Price (as hereinafter defined) for each trading day during the 15 consecutive trading days ending on the first trading day that is at least 10 calendar days prior to the scheduled date of such meeting of shareholders of the Company and the denominator of which is 15. For purposes hereof, with respect to any trading day, the Closing Price shall be equal to the per share closing price on the NYSE of Parent Common Stock on such day, as reported in the New York Stock Exchange Composite Transactions; or

    (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by September 30, 1996 (or as otherwise extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Acquisition) that has proposed a Third Party Acquisition (as defined below) and such negotiations shall have continued for more than 15 business days after the Company has first furnished information to such entity or group or commenced negotiations with such party (whichever is earlier), (iv) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, shall have recommended to the Company's shareholders a Third Party Acquisition or shall have failed to call, give notice of, convene or hold a shareholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or (v) the Company shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders.

    "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock. "Significant Acquisition" means the acquisition by the Company or any subsidiary, by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 40% of the annual revenues, net income or assets of the Company.

    SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Sections 4.8(c), 6.3, 7.5, 7.8, 7.10 and 7.13 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

    SECTION 6.3. Fees and Expenses.

    (a) In the event that this Agreement shall be terminated pursuant to:

        (i) Section 6.1(c)(iii);

        (ii) Sections 6.1(d)(i) or (ii) as a result of a willful breach of any representation, warranty, covenant or agreement of the Company and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition or a Significant Acquisition, or a Third Party Acquisition or a Significant Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or a Significant Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or a Significant Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition or a Significant Acquisition, in the case of each of clauses
    (x), (y) and (z) after the date hereof and prior to such termination;

        (iii) Section 6.1(d)(iii) and, within twelve months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition or a Significant Acquisition, or a Third Party Acquisition or a Significant Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or a Significant Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or a Significant Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition or a Significant Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

        (iv) Section 6.1(d)(iv) (in the absence of an event or circumstance described in Section 5.2(f)); or

        (v) Section 6.1(d)(v);

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $25 million as liquidated damages (A) in the case of Sections 6.3(a)(i), (iv) and
(v), immediately upon such a termination and (B) in the case of Sections 6.3(a)(iii) and (iv), simultaneously with the earlier of entering into or consummating the Third Party Acquisition or Significant Transaction referred to therein. It is specifically agreed that the amount to be paid pursuant to this
Section 6.3(a) represents liquidated damages and not a penalty.

    (b) Upon the termination of this Agreement pursuant to Sections 6.1(d)(i),
(ii), (iii), (iv) or (v), the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $2,500,000 (unless such termination is not covered by Section 3(a)), actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If Parent or Acquisition shall submit a request for reimbursement hereunder, Parent or Acquisition will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $2,500,000, except as provided above) within ten business days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

    (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or
(ii), Parent shall reimburse the Company and their affiliates (not later than ten business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to investment bankers, counsel to any of the foregoing, and accountants). If the Company shall submit a request for reimbursement hereunder, the Company will provide Parent in due course with invoices or other reasonable evidence of such expenses upon request. Parent shall in any event pay the amount requested within ten business days of such request, subject to Parent's right to demand a return of any portion as to which invoices are not received in due course.

    (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of printing the S-4 and the Proxy Statement shall be borne equally by the Company and Parent.

    SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Acquisition shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

    SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

    SECTION 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

    SECTION 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

if to Parent or Acquisition:               CUC International Inc.
                                           707 Summer Street
                                           Stamford, CT 06901
                                           Attention: Amy N. Lipton, Esq.
                                           Facsimile: (203) 348-1982

with a copy to:                            Weil, Gotshal & Manges LLP
                                           767 Fifth Avenue
                                           New York, NY 10153
                                           Attention: Howard Chatzinoff, Esq.
                                           Facsimile: (212) 310-8007

if to the Company to:                      Davidson & Associates, Inc.
                                           19840 Pioneer Avenue
                                           Torrance, CA 90503
                                           Attention: Robert M. Davidson
                                           Facsimile: (310) 793-0601

with a copy to:                            Gibson, Dunn & Crutcher
                                           333 South Grand Avenue, 48th Floor
                                           Los Angeles, CA 90071
                                           Attention: Peter F. Ziegler, Esq.
                                           Facsimile: (213) 229-7520

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

    SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.12 and 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 7.8. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by Parent or the Company seeking equitable, injunctive or other relief under Section 7.10) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in New York, New York, or Los Angeles, California, whichever the complaining party may choose, to Endispute, before a single arbitrator appointed in accordance with Endispute's Arbitration Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of Parent and the Company as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

    SECTION 7.9. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    SECTION 7.10. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, subject to Section 7.8, shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

    SECTION 7.11. Recapitalization. Whenever (a) the number of outstanding shares of Parent Common Stock is changed by reason of a subdivision or combination of shares, whether effected by a reclassification of shares or otherwise or (b) Parent pays a cash or stock dividend or makes a similar distribution, each specified number of shares referred to in this Agreement and each specified per share amount (other than par values) shall be adjusted accordingly.

    SECTION 7.12. Subsidiaries. The term "subsidiary" shall mean, when used with reference to any entity, any entity more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of which are owned directly or indirectly by such former entity.

    SECTION 7.13. Brokers. Except as otherwise provided in Section 6.3, the Company agrees to indemnify and hold harmless Parent and Acquisition, and Parent and Acquisition agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Acquisition, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, or Parent or Acquisition, as the case may be.

    SECTION 7.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ATTEST:                                       DAVIDSON & ASSOCIATES, INC.

By:       /s/ JANICE G. DAVIDSON              By:      /s/ ROBERT M. DAVIDSON
   .........................................     .........................................
          Name: Janice G. Davidson                      Name: Robert M. Davidson
              Title: President                Title: Chairman and Chief Executive Officer

ATTEST:                                       CUC INTERNATIONAL INC.

By:         /s/ AMY N. LIPTON                 By:        /s/ E. KIRK SHELTON
   .........................................     .........................................
            Name: Amy N. Lipton                          Name: E. Kirk Shelton
         Title: Assistant Secretary                         Title: President

ATTEST:                                       STEALTH ACQUISITION II CORP.

By:         /s/ AMY N. LIPTON                 By:        /s/ E. KIRK SHELTON
   .........................................     .........................................
            Name: Amy N. Lipton                          Name: E. Kirk Shelton
              Title: Secretary                              Title: President


                                 SCHEDULE I TO
                             SHAREHOLDERS AGREEMENT

    NAME AND ADDRESS*                                                     NUMBER OF SHARES OWNED
- -----------------------------------------------------------------------   ----------------------
Robert M. Davidson.....................................................           494,0751
Robert M. Davidson, as trustee of Robert M. Davidson Charitable
Remainder Unitrust.....................................................         9,000,0001
Robert M. Davidson, as co-trustee of Elizabeth A. Davidson Trust.......         2,168,7502
Robert M. Davidson, as co-trustee of Emilie A. Davidson Trust2.........         2,168,7502
Robert M. Davidson, as co-trustee of John R. Davidson Trust............         2,168,7502
Janice G. Davidson.....................................................           488,4751
Janice G. Davidson, as trustee of Janice G. Davidson Charitable
  Remainder Unitrust...................................................         9,000,0001
Janice G. Davidson, as co-trustee of Elizabeth A. Davidson Trust.......         2,168,7502
Janice G. Davidson, as co-trustee of Emilie A. Davidson Trust..........         2,168,7502
Janice G. Davidson, as co-trustee of John R. Davidson Trust............         2,168,7502

- ------------

1 Shareholder has sole power with respect to such shares. See Section 2(a)(i) of this Agreement.

2 Shareholder has shared power with respect to such shares. See Section 2(a)(ii) of this Agreement.

* c/o Robert M. Davidson and Janice G. Davidson, 19840 Pioneer Avenue, Torrance, CA 90503; Tel. (310) 793-0600; Fax (310) 793-0601.

                                                                         ANNEX B

                             SHAREHOLDERS AGREEMENT

    AGREEMENT, dated February 19, 1996 (this "Agreement"), by and among CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), and each of the other parties signatory hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                                  WITNESSETH:

    WHEREAS, concurrently herewith, Parent, STEALTH ACQUISITION II CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and DAVIDSON & ASSOCIATES, INC., a California corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement;" capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

    WHEREAS, each of the Shareholders Beneficially Owns (as defined herein) the number of shares, par value $.01 per share, of common stock of the Company (the "Shares" or "Company Common Stock") set forth opposite such Shareholder's name on Schedule I hereto;

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. Provisions Concerning Company Common Stock. Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Shareholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease, transfer or disposition of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Shareholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    2. Other Covenants, Representations and Warranties. Each Shareholder hereby represents and warrants to Parent as follows:

        (a) Ownership of Shares. Such Shareholder is the record and Beneficial Owner of the number of Shares set forth opposite such Shareholder's name on
    Schedule I hereto. On the date hereof, the Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Shareholder. Such Shareholder has
    (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Shareholder's name on
    Schedule I hereto and denoted by footnote 1, with no limitations, qualifications or restrictions on such rights (ii) shared voting power and shared power to issue instructions with respect to the matters set forth in
    Section 1 hereof, shared power of disposition, shared power of conversion, shared power to demand appraisal rights and shared power to agree to all of the matters set forth in this Agreement, in each case shared with another Shareholder party to this Agreement and in each case with respect to all of the Shares set forth opposite such Shareholder's name on Schedule 1 hereto and denoted by footnote 2.

        (b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is Trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

        (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and
    (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

        (d) No Finder's Fees. Other than existing financial advisory and investment banking arrangements and agreements between the Company and Smith Barney Inc. and between the Company and Kerlin Capital Group, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Shareholder or any of its affiliates or, to the knowledge of such Shareholder, the Company or any of its affiliates.

        (e) Other Potential Acquirors. Such Shareholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries, in his, her or its capacity as such, and (ii) from and after the date hereof until termination of the Merger Agreement, unless and until the Company is permitted to take such actions under Section 4.4 of the Merger Agreement, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize or permit any of such Shareholder's agents to do so, and such Shareholder shall promptly notify Parent or Merger Sub of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Parent or Merger Sub immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Parent or Merger Sub promptly advised of any development with respect thereto.

        (f) Restriction on Transfer, Proxies and Non-Interference. Such Shareholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

        (g) Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

    3. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    4. Stop Transfer; Restrictive Legend. (a) Each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        (b) Upon the written request of Parent, all certificates representing any of such Shareholder's Shares shall contain the following legend:

       "The securities represented by this certificate, including certain voting and transfer rights with respect thereto, are subject to the terms of a Shareholders Agreement, dated February 19, 1996, among CUC International Inc., the Issuer and the parties listed on the signature pages thereto, a copy of which is on file in the principal office of the Issuer."

    5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest of (a) termination of the Merger Agreement in accordance with its terms, (b) the Effective Time or (c) at the election of the Shareholders, if the Company's Board of Directors would have the right to terminate the Merger Agreement under Section 6.1(c)(iv) thereof.

    6. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the record and/or beneficial owner of such Shareholder's Shares.

    7. Miscellaneous.

        (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any Shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

        (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to any Shareholder:                 At the addresses set forth on Schedule I
                                             hereto

    with a copy to:                        Gibson, Dunn & Crutcher
                                             333 South Grand Avenue
                                             Los Angeles, California 90071-3197
                                             Attention:  Peter F. Ziegler, Esq.
                                             Telephone: (213) 229-7000
                                             Facsimile:  (213) 229-7520

    If to Parent or Merger Sub:            CUC International Inc.
                                             707 Summer Street
                                             Stamford, Connecticut 06901
                                             Telephone: (203) 324-9261
                                             Facsimile:  (203) 977-8501
                                             Attention:  Amy N. Lipton, Esq.

    with a copy to:                        Weil, Gotshal & Manges LLP
                                             767 Fifth Avenue
                                             New York, New York 10153
                                             Telephone: (212) 310-8000
                                             Facsimile:  (212) 310-8007
                                             Attention:  Howard Chatzinoff, Esq.

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

        (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, Parent and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                              CUC INTERNATIONAL INC.

                                              By:       /s/ E. KIRK SHELTON
                                                 ...............................

                                                          Name: E. Kirk Shelton
                                                            Title: President

ROBERT M. DAVIDSON                            By:       /s/ ROBERT M. DAVIDSON
CHARITABLE REMAINDER TRUST                       .........................................
                                                            Robert M. Davidson

      By:      /s/ ROBERT M. DAVIDSON,        By:       /s/ JANICE G. DAVIDSON
   .........................................     .........................................
        Robert M. Davidson, Trustee                        Janice G. Davidson

JANICE G. DAVIDSON                            ELIZABETH A. DAVIDSON TRUST
CHARITABLE REMAINDER TRUST

      By:       /s/ JANICE G. DAVIDSON        By:       /s/ ROBERT M. DAVIDSON
   .........................................     .........................................
        Janice G. Davidson, Trustee                  Robert M. Davidson, Co-Trustee

JOHN R. DAVIDSON TRUST                        By:       /s/ JANICE G. DAVIDSON
                                                 .........................................
                                                     Janice G. Davidson, Co-Trustee

      By:      /s/ ROBERT M. DAVIDSON         EMILIE A. DAVIDSON TRUST
   .........................................
       Robert M. Davidson, Co-Trustee

      By:       /s/ JANICE G. DAVIDSON        By:       /s/ ROBERT M. DAVIDSON
   .........................................     .........................................
       Janice G. Davidson, Co-Trustee                Robert M. Davidson, Co-Trustee

                                              By:       /s/ JANICE G. DAVIDSON
                                                 .........................................
                                                     Janice G. Davidson, Co-Trustee

AGREED TO AND ACKNOWLEDGED
(with respect to Section 4):

DAVIDSON & ASSOCIATES, INC.

By:   /s/ ROBERT M. DAVIDSON
    ..............................

    Name: Robert M. Davidson
   Title: Chairman and Chief
          Executive Officer

                                                                         ANNEX C

                          OPINION OF SMITH BARNEY INC.

                                          February 19, 1996

The Board of Directors
Davidson & Associates, Inc.
19840 Pioneer Avenue
Torrance, California 90503

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Davidson & Associates, Inc. ("Davidson") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 19, 1996 (the "Merger Agreement"), by and among Davidson, CUC International Inc. ("CUC") and Stealth Acquisition II Corp., a wholly owned subsidiary of CUC ("Acquisition"). As more fully described in the Merger Agreement, (i) Acquisition (or a successor thereto) will be merged with and into Davidson (the "Merger") and (ii) each outstanding share of the common stock, par value $0.00025 per share, of Davidson (the "Davidson Common Stock") will be converted into the right to receive 0.85 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of CUC (the "CUC Common Stock").

    In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Davidson and certain senior officers and other representatives and advisors of CUC concerning the businesses, operations and prospects of Davidson and CUC. We examined certain publicly available business and financial information relating to Davidson and CUC as well as certain financial forecasts and other data for Davidson and CUC which were provided to us by the respective managements of Davidson and CUC. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Davidson Common Stock and CUC Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Davidson and CUC. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Davidson and CUC. We also evaluated the potential pro forma financial impact of the Merger on CUC. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Davidson. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Davidson and CUC that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Davidson and CUC as to the future financial performance of Davidson and CUC. We assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Davidson and CUC. We are not expressing any opinion as to what the value of the CUC Common Stock actually will be when issued to Davidson stockholders pursuant to the Merger or the price at which the CUC Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Davidson or CUC nor have we made any physical inspection of the properties or assets of Davidson or CUC. We have been informed by representatives of Davidson and CUC that CUC is currently evaluating another potential transaction. As you are aware, Davidson and Smith Barney have had minimal access to financial and other business information relating to such transaction and, consequently, our review for purposes of this opinion has been, with your consent, more limited than the financial analyses and investigations customarily undertaken in similar transactions. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Smith Barney has been engaged to render financial advisory services to Davidson in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade the securities of Davidson and CUC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain financial advisory and investment banking services to Davidson unrelated to the proposed Merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Davidson and CUC.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Davidson in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Davidson Common Stock.

                                          Very truly yours,
                                          By  /s/ SMITH BARNEY INC,
                                             ...................................

                                                     Smith Barney Inc.

                                                                         ANNEX D

              STATUTORY PROVISIONS RELATING TO DISSENTER'S RIGHTS
                       (SECTIONS 1300 THROUGH 1312 OF THE
                      CALIFORNIA GENERAL CORPORATION LAW)

SECTION
- -------
 1300.    Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
 1301.    Notice to holders of dissenting shares in reorganizations; demand for purchase;
          time; contents.
 1302.    Submission of share certificates for endorsement; uncertificated securities.
 1303.    Payment of agreed price with interest; agreement fixing fair market value; filing;
          time of payment.
 1304.    Action to determine whether shares are dissenting shares or fair market value;
          limitation; joinder; consolidation; determination of issues; appointment of appraisers.
 1305.    Report of appraisers; confirmation; determination by court; judgment; payment;
          appeal; costs.
 1306.    Prevention of immediate payment; status as creditors; interest.
 1307.    Dividends on dissenting shares.
 1308.    Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
 1309.    Termination of dissenting share and shareholder status.
 1310.    Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.
 1311.    Exempt shares.
 1312.    Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
           PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 an 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in * * * subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in * * * subparagraph
    (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that
    * * * subparagraph (A) rather than * * * subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. NOTICE TO HOLDER OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
           PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
           SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
           VALUE; FILING; TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
           MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT;
           PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to required the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
           DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
           LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transactions is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    CUC International's By-Laws contain provisions that indemnify officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, CUC International's Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to CUC International or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    CUC International maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 21. EXHIBITS

    (a) Exhibits

EXHIBIT NO.                                     DESCRIPTION
- -----------   --------------------------------------------------------------------------------
    2(a)      Agreement and Plan of Merger dated as of February 19, 1996, among CUC
              International Inc., Stealth Acquisition I Corp. and Davidson & Associates, Inc.
              (filed as Exhibit 2A to CUC International's Current Report on Form 8-K dated
              March 12, 1996).*
    2(b)      Agreement and Plan of Merger dated as of February 19, 1996, as amended, among
              CUC International Inc., Larry Acquisition Corp. and Sierra On-Line, Inc. (filed as Exhibit 2B to CUC International's Current Report on Form 8-K dated March 12,
              1996).*
    2(c)      Agreement and Plan of Merger dated as of April 19, 1996, among CUC International
              Inc., IG Acquisition Corp. and Ideon Group, Inc. (filed as Exhibit 10.21 to CUC
              International's Annual Report on Form 10-K for the fiscal year ended January 31,
              1996, dated April 10, 1996).*
       4      Form of certificate evidencing shares of CUC International Common Stock (filed as Exhibit 4.1 to CUC International's Registration Statement (No. 33-44453), on
              Form S-4 dated December 19, 1991).*
       5      Opinion of as to the legality of CUC International's Common Stock.
       8      Tax opinion of Gibson, Dunn & Crutcher
    9(a)      Shareholders Agreement dated as of February 19, 1996, among CUC International
              Inc. and the holders of Davidson Common Stock party thereto (filed as Exhibit
              10A to CUC International's Current Report on Form 8-K dated March 12, 1996).*
    9(b)      Shareholders Agreement dated as of February 19, 1996, among CUC International
              Inc. and the holders of Sierra On-Line, Inc. Common Stock party thereto (filed as Exhibit 10B to CUC International's Current Report on Form 8-K dated March 12,
              1996).*
      15.1    Letter from Ernst & Young LLP re: unaudited interim financial information
      15.2    Letter from Price Waterhouse LLP re: unaudited interim financial information
      23.1    Consent of Robert T. Tucker, Esq. (included in Exhibit 5).
      23.2    Consent of Gibson, Dunn & Crutcher (included in Exhibit 8).
      23.3    Consent of KPMG Peat Marwick LLP.
      23.4    Consent of Ernst & Young LLP.
      23.5(a) Consent of Deloitte & Touche LLP.
      23.5(b) Consent of Deloitte & Touche LLP.
      23.6    Consent of Price Waterhouse LLP.
      24      Power of Attorney (included as part of the signature page of this Registration
              Statement).

- ------------

* Incorporated herein by reference.

    (c) See exhibits 5 and 8 in Item 21(a) above.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The undersigned registrant hereby undertakes that every prospectus
    (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or
    (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 21st day of June, 1996.

                                          CUC INTERNATIONAL INC.
                                          By:  /s/ WALTER A. FORBES
                                              ..................................

                                                      Walter A. Forbes
                                                 Chief Executive Officer and
                                                       Chairman of the
                                                     Board of Directors

                               POWER OF ATTORNEY

    KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter A. Forbes and E. Kirk Shelton, and each and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virture hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURE                                  TITLE                        DATE
- ---------------------------------------   -------------------------------------   --------------
         /s/ WALTER A. FORBES             Chief Executive Officer and Chairman    June 21, 1996
 .......................................     of the Board (Principal Executive
           Walter A. Forbes                 Officer)

         /s/ COSMO CORIGLIANO             Executive Vice President and Chief      June 21, 1996
 .......................................     Financial Officer (Principal
           Cosmo Corigliano                 Financial and Accounting Officer)

          /s/ BARTLETT BURNAP             Director                                June 21, 1996
 .......................................
            Bartlett Burnap

        /s/ T. BARNES DONELLEY            Director                                June 21, 1996
 .......................................
          T. Barnes Donelley

        /s/ STEPHEN A. GREYSER            Director                                June 21, 1996
 .......................................
          Stephen A. Greyser

       /s/ CHRISTOPHER K. MCLEOD          Director                                June 21, 1996
 .......................................
         Christopher K. McLeod

         /s/ BURTON C. PERFIT             Director                                June 21, 1996
 .......................................
           Burton C. Perfit

       /s/ ROBERT P. RITTEREISER          Director                                June 21, 1996
 .......................................
         Robert P. Rittereiser

     /s/ STANLEY M. RUMBOUGH, JR.         Director                                June 21, 1996
 .......................................
       Stanley M. Rumbough, Jr.

          /s/ E. KIRK SHELTON             Director                                June 21, 1996
 .......................................
            E. Kirk Shelton

                                       EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION                                      PAGE NO.
- -----------   --------------------------------------------------------------------------------   --------
    2(a)      Agreement and Plan of Merger dated as of February 19, 1996, among CUC
              International Inc., Stealth Acquisition I Corp. and Davidson & Associates, Inc.
              (filed as Exhibit 2A to CUC International's Current Report on Form 8-K dated
              March 12, 1996).*
    2(b)      Agreement and Plan of Merger dated as of February 19, 1996, as amended, among
              CUC International Inc., Larry Acquisition Corp. and Sierra On-Line, Inc. (filed as Exhibit 2B to CUC International's Current Report on Form 8-K dated March 12,
              1996).*
    2(c)      Agreement and Plan of Merger dated as of April 19, 1996, among CUC International
              Inc., IG Acquisition Corp. and Ideon Group, Inc. (filed as Exhibit 10.21 to CUC
              International's Annual Report on Form 10-K for the fiscal year ended January 31,
              1996, dated April 10, 1996).*
       4      Form of certificate evidencing shares of CUC International Common Stock (filed as Exhibit 4.1 to CUC International's Registration Statement (No. 33-44453), on
              Form S-4 dated December 19, 1991).*
       5      Opinion of as to the legality of CUC International's Common Stock.
       8      Tax opinion of Gibson, Dunn & Crutcher
    9(a)      Shareholders Agreement dated as of February 19, 1996, among CUC International
              Inc. and the holders of Davidson Common Stock party thereto (filed as Exhibit
              10A to CUC International's Current Report on Form 8-K dated March 12, 1996).*
    9(b)      Shareholders Agreement dated as of February 19, 1996, among CUC International
              Inc. and the holders of Sierra On-Line, Inc. Common Stock party thereto (filed as Exhibit 10B to CUC International's Current Report on Form 8-K dated March 12,
              1996).*
      15.1    Letter from Ernst & Young LLP re: unaudited interim financial information
      15.2    Letter from Price Waterhouse LLP re: unaudited interim financial information
      23.1    Consent of Robert T. Tucker, Esq. (included in Exhibit 5).
      23.2    Consent of Gibson, Dunn & Crutcher (included in Exhibit 8).
      23.3    Consent of KPMG Peat Marwick LLP.
      23.4    Consent of Ernst & Young LLP.
      23.5(a) Consent of Deloitte & Touche LLP.
      23.5(b) Consent of Deloitte & Touche LLP.
      23.6    Consent of Price Waterhouse LLP.
      24      Power of Attorney (included as part of the signature page of this Registration
              Statement).

- ------------

* Incorporated herein by reference.

    (c) See exhibits 5 and 8 in Item 21(a) above.